LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made on October 26, 2005, by and among Alpharma Inc., a Delaware corporation (individually and, in its capacity as the representative of the other Borrowers pursuant to Section 4.4, "Parent"), Alpharma Operating Corporation, a Delaware corporation, Alpharma USPD Inc., a Maryland corporation, Alpharma U.S. Inc., a Delaware corporation, G.F. Reilly Company, a Delaware corporation, Parmed Pharmaceuticals, Inc., a Delaware corporation, Alpharma Euro Holdings Inc., a Delaware corporation, Alpharma (Bermuda) Inc., a Delaware corporation, Alpharma USHP Inc., a Delaware corporation, Alpharma Animal Health Company, a Texas corporation, Mikjan Corporation, an Arkansas corporation, Alpharma Holdings Inc., a Delaware corporation, Alpharma Pharmaceuticals Inc., a Delaware corporation, Purepac Pharmaceutical Holdings, Inc., a Delaware corporation, Alpharma Branded Products Division Inc., a Delaware corporation, Purepac Pharmaceutical Co., a Delaware corporation and Alpharma Investment Inc., a Delaware corporation (collectively referred to herein as "Borrowers," and individually as a "Borrower"); the various financial institutions listed on the signature pages hereof (together with their respective successors and permitted assigns, the "Lenders"); and Bank of America, N.A., a national bank, in its capacity as a Lender, Issuing Bank and collateral and administrative agent for the Lenders pursuant to Section 13 (together with its successors in such capacity, "Agent"). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1.

R e c i t a l s:

Each Borrower has requested that Lenders make available a revolving credit, term loan and letter of credit facility to Borrowers, which shall be used by Borrowers to finance their mutual and collective enterprise of developing, manufacturing and marketing pharmaceutical products for humans and animals. In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower's needs, Lenders will, at the request of any Borrower, make loans to all Borrowers under the term loan and revolving credit facility on a combined basis and in accordance with the provisions hereinafter set forth. Borrowers' business is a mutual and collective enterprise, and Borrowers believe that the consolidation of all term loan and revolving credit loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their term and revolving credit loan relationship with Lenders, all to the mutual advantage of Borrowers. Lenders' willingness to extend credit to Borrowers and to administer each Borrower's collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers' request in furtherance of Borrowers' mutual and collective enterprise.

Each Borrower has agreed to be jointly and severally liable for loans and all outstanding other obligations under this Agreement and to guarantee the obligations of each of the other Borrowers under this Agreement and each of the other Loan Documents.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the parties hereto, intending to be bound hereby, agree as follows:

SECTION 1.   DEFINITIONS; RULES OF CONSTRUCTION

1.1     Definitions.

As used in this Agreement, the following terms shall have the following meanings ascribed to them (terms used in the singular to have the same meaning when used in the plural, and vice versa):

Account - shall have the meaning given to the term "account" in the UCC and shall include any and all rights of a Borrower to payment for goods sold, leased, licensed, assigned or otherwise disposed of, or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

Account Debtor - a Person who is or becomes obligated under or on account of an Account, Chattel Paper or General Intangible.

Accounts Formula Amount - on any date of determination thereof, an amount equal to the lesser of:

(i) the Revolver Commitments on such date or

(ii) the sum of:

(x) 85% of the net amount of Eligible Accounts (other than Eligible Generic Accounts) on such date, and

(y) the lesser of (I) $30,000,000, (II) 90% of Trailing Receipts and (III) the Applicable Advance Rate of the net amount of Eligible Generic Accounts on such date.

As used herein, the phrase "net amount of Eligible Accounts" and "net amount of Eligible Generic Accounts" shall mean (a) the face amount of such Accounts on any date less (without duplication) (b) any and all actual returns, rebates, discounts, credits, allowances, including, any and all direct and indirect customer rebates, floor stock adjustments, general sales allowances and other allowances, accrued free goods, and customer rebate accruals, or Taxes (including sales, excise or other taxes) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date, in each case, in accordance with GAAP and consistent with past practices of Borrowers; provided that in no event shall such reserve be greater than the amount of the Account for which a reserve has been established under GAAP.

Adjusted LIBOR Rate - for any Interest Period, with respect to LIBOR Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate =	Offshore Base Rate ____ 1.00 - Eurodollar Reserve Percentage

Where,

"Offshore Base Rate" means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Loan would be offered by BofA's London Branch to major banks in the offshore Dollar market at their request at or about 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

"Eurodollar Reserve Percentage" means for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Affiliate - with respect to any Person, any other Person (i) who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or (ii) who is an officer, director, partner or managing member of such Person. For purposes hereof, "control" means the possession, directly or indirectly, of the power to vote 10% or more of the voting interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of any Equity Interest, by contract or otherwise.

After-Acquired Real Estate - as such term is defined in Section 7.3 hereof.

Agent Advances - as defined in Section 2.1.6.

Agent Indemnitees - Agent and all of it's present and future officers, directors, employees, agents and attorneys.

Agent Professionals - attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Agent.

Agreement - this Loan and Security Agreement and all Exhibits and Schedules thereto.

ALI - A.L. Industrier AS.

ANDA - an Abbreviated New Drug Application that is filed with the FDA.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Applicable Advance Rate - 85%, subject to adjustment from time to time by Agent in its reasonable credit judgment based upon the Dilution Adjustment.

Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Document in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of Governmental Authorities; and all applicable orders, judgments and decrees of all courts and arbitrators.

Applicable Margin - a percentage equal to 0.25% with respect to Revolver Loans that are Base Rate Loans, 1.75% with respect to Revolver Loans that are LIBOR Loans, 1.75% with respect to each Term Loan Advance made or outstanding as a Base Rate Loan, 3.25% with respect to each Term Loan Advance made or outstanding as a LIBOR Loan and 0.30% with respect to the Unused Line Fee, provided that the Applicable Margin shall be increased or decreased, on a quarterly basis (commencing with the first full Fiscal Quarter after the Closing Date), according to the performance of Borrowers as measured by the Average Availability for the immediately preceding Fiscal Quarter, as follows:

		REVOLVER LOANS		TERM LOAN
LEVEL	AVERAGE AVAILABILITY	LIBOR LOANS	BASE RATE LOANS	LIBOR LOANS	BASE RATE LOANS	UNUSED LINE-FEE
I	Less than $50,000,000	2.00%	0.50%	3.50%	2.00%	0.25%
II	Greater than or equal to $50,000,000 but less than $100,000,000	1.75%	0.25%	3.25%	1.75%	0.30%
III	Greater than or equal to $100,000,000 but less than $150,000,000	1.50%	Zero	3.00%	1.50%	0.35%
IV	Greater than or equal to $150,000,000	1.25%	Zero	2.75%	1.25%	0.35%

Any such increase or reduction in the Applicable Margin shall be calculated as of the last day of the immediately preceding Fiscal Quarter based upon the Average Availability for such Fiscal Quarter and subject to receipt of a month-end Borrowing Base Certificate for the last Fiscal Month of the immediately preceding Fiscal Quarter. Any such adjustment in the Applicable Margin shall be effective on the third Business Day after Agent's receipt of such Borrowing Base Certificate. Notwithstanding the foregoing, Agent and Lenders shall be entitled to accrue and receive (and Borrowers shall be obligated to pay) interest at the Default Rate to the extent authorized by Section 3.1.5.

Appraised Fair Market Value of Eligible Real Estate - on any date and with respect to any Eligible Real Estate, the fair market value of the applicable Eligible Real Estate as determined by reference to the most recent appraisal of the fair market value of such Real Estate received by Agent and acceptable to Agent and performed by an independent appraiser reasonably satisfactory to Agent.

Appraised Net Orderly Liquidation Value of Eligible Equipment - on any date with respect to any Eligible Equipment, the value of such Eligible Equipment expected to be realized at an orderly, negotiated sale of such Eligible Equipment that is held within a reasonable period of time, as such value is determined by reference to the most recent Net Orderly Liquidation Value Appraisal received by Agent and acceptable to Agent on or before such date.

Approved Credit Enhancement - in Agent's discretion and at its option, either (i) an irrevocable letter of credit that is in form and substance reasonably acceptable to Agent, issued or confirmed by a bank reasonably acceptable to Agent, and payable in Dollars at a place of payment within the United States that is acceptable to Agent (except for sight drafts that are advised by a United States bank acceptable to Agent), where the proceeds of such letter of credit have been assigned to Agent for the benefit of Secured Parties (with such assignment acknowledged by the issuing or confirming bank) or, if so requested by Agent, duly transferred to Agent for the benefit of Lenders (together with sufficient documentation to permit direct draws under any such letter of credit by Agent for the benefit of Lenders) or (ii) credit insurance that is issued by a credit insurance company acceptable to Agent and is in form and substance reasonably acceptable to Agent (which credit insurance shall be payable to Agent for the benefit of Secured Parties in Dollars).

Approved Escrow - an escrow of cash with Agent (and over which Agent has control for purposes of the UCC) or with a trustee of the Senior Notes or Convertible Notes that is in an amount sufficient to repay in full the Senior Notes or Convertible Notes, as applicable, and that is subject to an irrevocable letter of instruction from Borrowers that is acceptable to Agent to repay in full the Senior Notes or Convertible Notes, as applicable.

Asset Disposition - a sale, lease, license or other transfer or disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction.

Assignment and Acceptance - an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by Agent, and, if applicable, Borrowers, in the form of Exhibit H.

Audit Spring Back Date - as defined in Section 3.2.4 hereof.

Availability - on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any outstanding Swingline Loans) is subtracted from the Borrowing Base on such date. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero.

Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) the Inventory Reserve; (ii) the Rent Reserve; (iii) the LC Reserve; (iv) the aggregate amount of reserves established by Agent from time to time in its reasonable credit judgment in respect of Banking Relationship Debt; (v) the Environmental Reserve; (vi) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Agent's Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens) or are Permitted Liens for property taxes under Section 10.2.5(ii); (vii) at Agent's election 60 days prior to the maturity of the Convertible Notes, the Convertible Note Reserve; (viii) at Agent's election, a reserve in an amount equal to the amount payable to Plantex USA, Inc. from time to time under the Amended and Restated Supply Agreement dated April 26, 2004, between Plantex and Purepac Pharmaceutical Co.; and (ix) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable credit judgment may elect to impose from time to time. If Agent shall elect to establish any reserve under clause (ix) above or to change any of the foregoing reserves to increase the amount of such reserves, then unless an Event of Default exists, Agent agrees to give Borrower Representative notice of such reserve but Agent's failure to give such notice shall not result in any liability to Agent hereunder but until such notice is given, such reserve shall not be effective. If an Event of Default exists, Agent shall not be required to give such notice as provided in the forgoing sentence but may do so at its election.

Average Availability - for any period, an amount equal to the sum of the actual amount of Availability on each calendar day during such period, as determined in good faith by Agent, divided by the number of calendar days in such period.

Average Revolver Loan Balance - for any period, the amount obtained by adding the unpaid balance of Revolver Loans (excluding Swingline Loans) and LC Obligations at the end of each calendar day for the period in question and by dividing such sum by the number of calendar days in such period.

Bank Products - any one or more of the following types of products, services or facilities extended to any Obligor by any Lender or any Affiliate of a Lender: (i) commercial credit cards; (ii) merchant card services; (iii) products or services under Cash Management Agreements; (iv) products under Hedging Agreements; and (v) interstate depository network services.

Banking Relationship Debt - Debt or other obligations of an Obligor to any Lender or any Affiliate of a Lender arising out of or relating to Bank Products.

Bankruptcy Code - title 11 of the United States Code.

Base Rate - the rate of interest announced or quoted by BofA from time to time as its prime rate. The prime rate announced by BofA is a reference rate and does not necessarily represent the lowest or best rate charged by BofA. BofA from time to time makes loans or other extensions of credit at, above or below its announced prime rate. If the prime rate is discontinued by BofA as a standard, a comparable reference rate designated by BofA as a substitute therefor shall be the Base Rate.

Base Rate Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

Blocked Person - (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (e) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (OFAC) at its official website or any replacement website or other replacement official publication of such list; (f) a Person or entity who is affiliated with a Person or entity listed above; or (g) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country on any official list maintained by OFAC.

Board of Governors - the Board of Governors of the Federal Reserve System.

BofA - Bank of America, N.A., a national bank, and its successors and assigns.

BofA Indemnitees - BofA, Banc of America Securities LLC, and all of their respective present and future officers, directors, employees, agents and attorneys.

Borrower Representative - as defined in Section 4.4.

Borrowing - a borrowing consisting of Loans of one Type made on the same day by Lenders (or by BofA in the case of a Borrowing funded by Swingline Loans) or a conversion of a Loan or Loans of one Type from Lenders on the same day.

Borrowing Base - on any date of determination thereof, an amount equal to the lesser of: (a) the aggregate amount of the Revolver Commitments on such date minus the LC Reserve on such date, or (b) an amount equal to (i) the sum of the Accounts Formula Amount plus the Inventory Formula Amount plus the Fixed Asset Sublimit on such date minus (ii) the Availability Reserve on such date; provided that at any time, the amounts set forth in clause (b) shall be determined by reference to the most recent Borrowing Base Certificate that has been delivered to Agent in accordance with, and subject to the terms of, Section 8.6 hereof and, subject to the adjustment of the Borrowing Base from time to time by Agent in accordance with the terms of this Agreement.

Borrowing Base Certificate - a certificate, in a form similar to Exhibit L, as adjusted from time to time in accordance with this Agreement, by which Borrowers shall certify to Agent and Lenders, the amount of the Borrowing Base as of the date of the certificate (which date shall be not more than 25 days earlier than the date of submission of such certificate to Agent) and the calculation of such amount.

Business Day - any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of New York, the State of North Carolina or the State of Georgia or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a LIBOR Loan (including the making, continuing, prepaying or repaying of any LIBOR Loan), the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

Capital Adequacy Regulation - any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any corporation controlling a bank.

Capital Expenditures - expenditures made or liabilities incurred by a Borrower for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including Capitalized Lease Obligations, that are set forth in a consolidated statement of cash flow of Consolidated Group Members for such period prepared in accordance with GAAP.

Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral - cash, and any interest or other income earned thereon, that is deposited with Agent in accordance with this Agreement for the Pro Rata benefit of Lenders to Cash Collateralize any LC Obligations or other Obligations.

Cash Collateral Account - a demand deposit, money market or other account established by Agent at BofA or such other such financial institution as Agent may select in its discretion, which account shall be in Agent's name and subject to Agent's Liens.

Cash Collateralize - with respect to LC Obligations arising from Letters of Credit outstanding on any date or Obligations arising under Hedging Agreements on such date, the deposit with Agent of immediately available funds into the Cash Collateral Account in an amount equal to 103% of the sum of the aggregate Undrawn Amounts of such Letters of Credit and other LC Obligations, all Obligations existing under such Hedging Agreements, and all related fees and other amounts due in connection with such LC Obligations and Hedging Agreements.

Cash Equivalents - (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers' acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and (unless issued by a Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above or with any primary dealer; (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 or next highest (or better) by S&P or P-1 or next highest (or better) by Moody's, and having a maturity within 12 months after the date of acquisition thereof; and (v) shares of any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) - (iv), (b) has net assets not less than $500,000,000 and (c) has the highest or next highest rating obtainable from either Moody's or S&P.

Cash Management Agreements - any agreement entered into from time to time between any Borrower or any of its Subsidiaries, on the one hand, and any Lender or any of its Affiliates, on the other, in connection with cash management services for operating, collections, payroll and trust accounts of such Borrower or its Subsidiaries provided by such banking or financial institution, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section9601 et seq.).

Change of Control - the occurrence of any of the following: (i) at any time after ALI and the EWS Parties cease to beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) shares of common stock of Parent with a combined voting power sufficient to elect a majority of the board of directors of Parent, any Person (other than Parent or any of its Subsidiaries, ALI or the EWS Parties or any employee benefit plan of Parent or any of its Subsidiaries which acquires beneficial ownership of voting interests of Parent) shall acquire, or acquire the power to vote or direct the voting of, 30% or more, on a fully diluted basis, of the outstanding Equity Interests of Parent; (ii) a Consolidated Group Member is merged with or into another Person, other than a Consolidated Group Member except as permitted under Section 10.2.1; (iii) any Person or related group of Persons acquires by way of a purchase, merger, consolidation or other business combination a majority of the Equity Interests entitled to vote in the election of directors of Parent (other than ALI or an EWS Party); or (iv) a change in the majority of the board of directors of Parent unless approved by the then majority of the board of directors of Parent, provided, however, that for the purpose of clauses (i) and (iii) above, the terms "Person" shall not be deemed to include (x) ALI, (y) the stockholders of ALI in the case of a distribution of shares of capital stock of Parent beneficially owned by ALI to the stockholders of ALI, unless a Change of Control of ALI has occurred or occurs concurrently with such a distribution, or in a series of related transactions of which such distribution is a part (determined without regard to the exclusion for stockholders of ALI provided for in this clause (y) of this proviso), provided that the exclusion for stockholders of ALI provided for in this clause (y) shall not apply to any subsequent acquisition of shares of common stock of Parent by any such person (other than any of the persons described in clause (z) below) or (z) E.W. Sissener, his spouse, any heir or descendant of Mr. Sissener or the spouse of any such heir or descendant or the estate of Mr. Sissener (each, an "EWS Party") or any trust or other similar arrangement for the benefit of any EWS Party or any corporation or other person or entity controlled by one or more EWS Parties, or any group controlled by one or more EWS Parties. For purposes of the above sentence, (i) a "liquidation" or "dissolution" shall not be deemed to include any transfer of the Equity Interests in Parent solely to any of the Persons described in clauses (x), (y) and (z) of the proviso in such sentence and (ii) a "Change of Control of ALI" shall be determined in accordance with this definition of "Change of Control" (without regard to clauses (x) and (y) in the proviso of the preceding sentence), with each reference to Parent in such definition being deemed to refer to ALI.

Chattel Paper - shall have the meaning given to the term "chattel paper" in the UCC.

Claims - all liabilities, losses, damages, actions, judgments, suits and related charges, expenses and disbursements of any kind or nature (including reasonable attorneys' fees and expenses for one counsel (and local counsels if determined by Agent) for Agent, and one counsel for all other Indemnitees) which may at any time (including at any time following Full Payment of the Obligations, termination of the Commitments, resignation or replacement of Agent or replacement of any Lender) be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of (i) the enforcement under any of the Loan Documents or consummation of any of the transactions described herein, (ii) any action taken or omitted to be taken by any Indemnitee under or in connection with any of the Loan Documents or Applicable Law, (iii) the existence, perfection or realization upon Agent's Liens upon any Collateral, (iv) the exercise by Agent or any Lender of any of its rights or remedies under any of the Loan Documents or Applicable Law, or (v) the failure of any Obligor to observe, perform or discharge any of such Obligor's covenants or duties under any of the Loan Documents or the inaccuracy or incompleteness of any representation or warranty of any Borrower in any of the Loan Documents, in each case including any costs or expenses incurred by any Indemnitee in connection with any investigation, litigation, arbitration or other judicial or non-judicial proceeding (including any Insolvency Proceeding or appellate proceedings) whether or not such Indemnitee is a party thereto; provided, however that notwithstanding anything to the contrary contained in this Agreement, no party shall have any obligation under this Agreement to indemnify an Indemnitee with respect to any Claim to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such Claim resulted from the gross negligence or willful misconduct of such Indemnitee (or its officers, directors, employees, agents or attorneys).

Closing Date - the date on which all of the conditions precedent in Section 11 are satisfied or waived and the initial Loans are made under this Agreement.

Collateral - all of the Property and interests in Property described in Section 7; all Property described in any of the Security Documents as security for the payment or performance of any of the Obligations; and all other Property and interests in Property that now or hereafter secure (or are intended to secure) the payment and performance of any of the Obligations.

Commercial Tort Claim - shall have the meaning given to the term "commercial tort claim" in the UCC.

Commitment - at any date for any Lender, the amount of such Lender's Revolver Commitment and Term Loan Commitment on such date, and "Commitments" means the aggregate amount of all Revolver Commitments and Term Loan Commitments on such date.

Commitment Termination Date - the date that is the soonest to occur of (i) the last day of the Term; (ii) the date on which either Borrowers or Agent terminate the Revolver Commitments pursuant to Section 6.2; or (iii) the date on which the Revolver Commitments are automatically terminated pursuant to Section 12.2.

Compliance Certificate - a Compliance Certificate to be provided by Borrowers to Agent in accordance with, and in the form annexed as Exhibit F to, this Agreement and the supporting schedules to be annexed thereto.

Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Consolidated Group - Parent and each of its Domestic Subsidiaries.

Consolidated Group Member - a Person that is in the Consolidated Group.

Consolidated Net Income - for any period, the net income of the Consolidated Group for such period, determined on a Consolidated basis and in accordance with GAAP but excluding for each such period (without duplication):

(a) any gain or loss arising from the sale of capital assets;

(b) any gain arising from any write-up of assets during such period and any loss arising from any write down of assets during such period;

(c) net income of any Consolidated Group Member accrued prior to the date it became a Consolidated Group Member;

(d) net income of any other Person, substantially all the assets of which have been acquired in any manner by a Consolidated Group Member, realized by such Person and accrued prior to the date of such acquisition;

(e) net income of any entity (other than a Consolidated Group Member) in which a Consolidated Group Member has an ownership interest (unless such net income has actually been received by a Consolidated Group Member in the form of cash Distributions but excluding such cash Distributions that have been used to repay, defease or redeem the Senior Notes or the Convertible Notes);

(f) the net income of any Consolidated Group Member to the extent that such Consolidated Group Member is prohibited from making any payment of Distributions to any Consolidated Group Member;

(g) the net income of any Person (other than a Consolidated Group Member) into which a Consolidated Group Member shall have merged or consolidated with, accrued prior to the date of such transaction; and

(h) the net income of any Person in which a Person other than such Person or any of its Subsidiaries owns or otherwise holds an Equity Interest, except to the extent such income (or loss) shall have been received in the form of distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period.

Contingent Obligation - with respect to any Person, any obligation of such Person arising from any guaranty or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement (excluding standard minimum purchase requirements under supply agreements with Borrowers' vendors in the Ordinary Course of Business), (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however that the term "Contingent Obligations" shall not include contingent obligations incurred in the Ordinary Course of Business or any indemnities given under or liabilities retained in connection with any Permitted Asset Disposition, Permitted Acquisition or Permitted Investment. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto, as determined by such Person in good faith.

Controlled Disbursement Account - a demand deposit account maintained by Borrowers at BofA and to which proceeds of Loans may be wired from time to time.

Convertible Indenture - that certain Indenture dated as of June 2, 1999, between Parent and First Union National Bank (now known as Wachovia Bank, National Association), as Trustee, pursuant to which Parent issued the Convertible Notes, as amended or modified in accordance herewith.

Convertible Note Documents - the Convertible Notes, the Convertible Indenture and any and all other documents, agreements or instruments executed in connection therewith or pursuant thereto.

Convertible Note Reserve - a reserve in an amount equal to the outstanding principal amount of the Convertible Notes plus all accrued interest thereon and fees payable under the terms of the Convertible Notes.

Convertible Notes - the $170,000,000 3% Convertible Senior Subordinated Notes due June 1, 2006 issued by Parent.

Covenant Spring-Back Date - as such term is defined in Section 10.3.1.

CWA - the Clean Water Act (33 U.S.C. SectionSection 1251 et seq.).

Debt - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including Capitalized Lease Obligations; (ii) all Contingent Obligations of such Person; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of a Borrower (without duplication), the Obligations; provided that the amount of any contingent liability under any indemnity obligation existing under any document or agreement evidencing such Debt shall, to the extent such contingent liability is unrelated to the underlying financial obligations of such Person in respect of such Debt, be excluded from the definition of "Debt" until such time as when such contingent liability matures or is or should be reported as "debt" for the purposes of GAAP. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - on any date, a rate per annum that is equal to (i) in the case of each Revolver Loan outstanding on such date and the principal balance of the Term Loan outstanding on such date, 2% in excess of the rate otherwise applicable to such Loans on such date, and (ii) in the case of any of the other Obligations outstanding on such date, 2.50% in excess of the Base Rate in effect on such date.

Deposit Account - shall have the meaning given to the term "deposit account" in the UCC.

Deposit Account Control Agreements - the Deposit Account Control Agreements to be executed by each depository institution of a Borrower in favor of Agent as security for the Obligations, in accordance with Section 8.5.

Dilution Adjustment- a reduction in the advance rate against Eligible Generic Accounts from time to time based upon dilution of Borrowers' Generic Accounts during a calendar month prior to the date of determination, as established by Borrowers' records or by a field examination conducted by Agent's employees or representatives, as the same may be adjusted by Agent in the exercise of its reasonable credit judgment.

Distribution - in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

Document - shall have the meaning given to the term "document" in the UCC.

Dollars and the sign $ - lawful money of the United States of America.

Domestic Subsidiary - a Subsidiary of a Borrower (other than a Subsidiary that is a Borrower) that is incorporated under the laws of a state of the United States or the District of Columbia.

Dominion Account - a special account of Agent established by Borrowers at BofA and over which Agent shall have exclusive access and control for withdrawal purposes.

Dominion Spring-Back Date - as such term is defined in Section 8.2.5(ii).

EBITDA - on any date of determination thereof, with respect to the Consolidated Group (A) Consolidated Net Income plus to the extent included (i) non-cash expenses including non-cash restructuring charges and impairment charges; (ii) any non-cash gain arising from extraordinary or non-recurring items; (iii) impairment or amortization of goodwill and other intangibles; (iv) costs and expenses incurred in connection with the entering into by the Obligors of the Loan Documents, any defeasance, redemption, refinancing or escrow of the Senior Notes and the Convertible Notes occurring after the Closing Date, acquisitions or dispositions permitted hereunder (including any Permitted Portfolio Transaction); (v) all non-cash expenses taken in connection with employee stock options and other employee equity awards following adoption of Financial Accounting Standard 123R; (vi) provision for taxes based upon income; (vii) interest expense; and (viii) depreciation and amortization expenses, all as determined in accordance with GAAP on a Consolidated basis.

Electronic Chattel Paper - shall have the meaning given to the term "electronic chattel paper" in the UCC.

Eligible Account - an Account that arises in the Ordinary Course of Business of a Borrower from the sale of goods, is payable in Dollars, is subject to Agent's duly perfected Lien, and is deemed by Agent, in its reasonable credit judgment, to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if (i) it arises out of a sale made by a Borrower to an Affiliate of a Borrower, a Person controlled by an Affiliate of a Borrower or a Blocked Person; (ii) it is unpaid for more than 60 days after the original due date shown on the invoice; (iii) it is due or unpaid more than 150 days after the original invoice date; (iv) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (v) the total unpaid Accounts of the Account Debtor exceed 15% of the aggregate amount of all Eligible Accounts (or exceed 40% of the aggregate amount of all Accounts if the Account Debtor is AmeriSource, Wal-Green, Cardinal Health or McKesson) or exceed a higher credit limit established by Agent for such Account Debtor, in each case, to the extent of such excess; (vi) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; (vii) the Account Debtor is also such Borrower's creditor or supplier, or has disputed liability with respect to such Account or has made any claim with respect to any other Account due from such Account Debtor to such Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback, provided that, the Accounts of such Account Debtor shall be ineligible only to the extent of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (viii) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended or ceased doing business or the Account Debtor is unable in general to pay its debts as they become due; (ix) it arises from a sale to an Account Debtor that is organized under the laws of any jurisdiction outside of the United States except to the extent that the sale is supported or secured by an Approved Credit Enhancement; (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, or consignment basis (unless each of the Permitted Consignment Sale Conditions have been satisfied) or any other repurchase or return basis; (xi) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Agent, in a manner satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section3727 and 41 U.S.C. Section15), or is a state, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (xii) the Account Debtor is located in New Jersey, Minnesota, Indiana or any other jurisdiction which imposes conditions on the right of, or restricts the ability of, a creditor to collect accounts receivable unless the applicable Borrower has either qualified to transact business in such jurisdiction as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those jurisdictions for the then current year; (xiii) the Account is subject to a Lien other than a Permitted Lien; (xiv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (xv) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xvi) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (xvii) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business and which discounts or allowances are reserved for by Borrowers in accordance with GAAP; (xviii) such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; (xix) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing; (xx) the Account Debtor has made a partial payment with respect to such Account; (xxi) it arises from the sale of Inventory that is not Eligible Inventory pursuant to clause (ii) of the definition of "Eligible Inventory"; or (xxii) it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes; provided, that, notwithstanding anything to the contrary set forth in this definition, Accounts arising from the generics business of Borrowers shall be included in Eligible Accounts subject to a reserve (which in no event shall be greater than the amount of the Account for which a reserve has been established under GAAP) in accordance with GAAP, consistent with the past practices of Borrowers and so long as Agent otherwise deems such Account to be an Eligible Account in its reasonable credit judgment.

Eligible Assignee - a Person that is a Lender, a U.S. based Affiliate of a Lender or an Approved Fund (as defined below); a commercial bank, finance company, or other financial institution, in each case that is organized under the laws of the United States or any state, has total assets in excess of $5 billion, extends asset-based lending facilities of the type contemplated herein in the Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law, is acceptable to Agent and, unless an Event of Default exists, Borrowers (such approval by Borrowers, when required, not to be unreasonably withheld or delayed) and, at any time that an Event of Default exists, any other Person (other than a competitor of Borrowers) acceptable to Agent in its discretion. The term "Approved Fund" means with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the Ordinary Course of Business of such Person and that is administered or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Eligible Equipment - new Equipment located in the United States which (i) is owned by a Borrower and has been delivered to and accepted by a Borrower and installed at premises owned or leased by a Borrower; (ii) is subject to Agent's duly perfected security interest and no other Lien that is not a Permitted Lien; (iii) does not and will not, after delivery to and installation at a Borrower's premises (other than premises owned by any Consolidated Group Member), constitute a fixture under Applicable Law unless each landlord and mortgagee in respect of such premises have executed in favor of Agent a Lien Waiver; and (iv) does not and will not, after delivery to and installation at a Borrower's premises, constitute an accession to other Equipment that is subject to any Lien (whether or not a Permitted Lien) in favor of any Person other than Agent unless the holder of any such Lien agrees to disclaim any interest in the Eligible Equipment.

Eligible Generic Account - a Generic Account that otherwise constitutes an Eligible Account.

Eligible Inventory - Inventory which is owned by a Borrower (other than packaging or shipping materials, labels, samples, display items, bags and manufacturing supplies) and which Agent, in its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (i) it is raw materials or finished goods; (ii) it is owned by a Borrower and it is not held by such Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (iii) it is not damaged, not defective, not obsolete, not otherwise unfit for sale and is in good and saleable condition and is not goods returned to such Borrower by or repossessed from an Account Debtor; (v) it is and continues to be FDA-approved and meets all other material standards imposed by any Governmental Authority; (vi) it conforms in all material respects to the warranties and representations set forth in this Agreement and is fully insured in the manner required by this Agreement; (vii) it is at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien; (viii) it is in such Borrower's possession and control at a location in compliance with this Agreement, is not in transit or outside the United States (except for Permitted Canadian Inventory) and is not consigned to any Person unless each of the Permitted Consignment Sale Conditions have been satisfied; (ix) it is not the subject of a negotiable warehouse receipt or other negotiable Document; (x) it has not been sold or leased and such Borrower has not received any deposit or downpayment in respect thereof in anticipation of a sale; (xi) no more than 50% of such Inventory consists of a single product; (xii) the age for a human health generic or an animal health generic is no more than 360 days and 180 days, respectively, prior to its expiration date; and (xiii) it appears in the details of a current perpetual inventory report.

Eligible Real Estate - the Real Estate listed on Exhibit K and other Real Estate in the United States that is owned by a Borrower in fee simple title or which is subject to a ground lease reasonably acceptable to Agent, which satisfies each of the following conditions as determined by Agent:

(i) Agent has a perfected first-priority Lien in such Real Estate for the benefit of the Secured Parties (subject only to Permitted Liens) and the applicable Borrower has executed and delivered to Agent such Mortgages and other documents as Agent may request;

(ii) such Real Estate has been appraised by a third party appraiser reasonably acceptable to Agent and the results of such appraisal are satisfactory in all respects to Agent;

(iii) Agent has received an environmental site assessment of such Real Estate acceptable to Agent in all respects;

(iv) such Real Estate is improved by fully constructed buildings occupied by Borrowers and utilized as Borrowers' corporate offices or for their manufacturing, development and distribution of pharmaceutical products; and

(v) the applicable Borrower has delivered to Agent title insurance, surveys, flood insurance certifications and other real estate items, as required by, and satisfactory to, Agent, including, but not limited to, those items required by FIRREA.

Enforcement Action - action taken or to be taken by Agent, during any period that an Event of Default exists, to enforce collection of the Obligations or to realize upon the Collateral (whether by judicial action, under power of sale, by self-help repossession, by notification to Account Debtors, or by exercise of rights of setoff or recoupment).

Environmental Agreement - the Agreement Regarding Environmental Matters to be executed by Borrowers in favor of Agent on or about the Closing Date, which Agreement sets forth the understanding and agreements of Indemnitees, Agent and Lenders with respect to environmental matters and by which each Borrower shall, among other things, indemnify Agent and Lenders from liability for such Borrower's failure to comply with any Environmental Laws.

Environmental Laws - all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all programs, permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect, that relate to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, whether new or hereafter in effect, including CERCLA, RCRA and CWA.

Environmental Reserve - a reserve to be included in the Availability Reserve in an amount equal to the costs and expenses of remediation with respect to any of the Real Estate, as determined by Agent in its reasonable credit judgment. Agent may release all or any portion of such Environmental Reserve upon receipt by Agent of written evidence, satisfactory to Agent in all respects, that such remediation has been completed and that the Real Estate is in compliance with all Environmental Laws.

Equipment - shall have the meaning given to the term "equipment" in the UCC and shall include all of each Borrower's machinery, apparatus, equipment, fittings, furniture, fixtures and other tangible personal Property (other than Inventory) of every kind and description, whether now owned or hereafter acquired by such Borrower and wherever located, and all parts, accessories and special tools therefor, all accessions thereto, and all substitutions and replacements thereof, excluding motor vehicles.

Equity Interest - the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.

ERISA - the Employee Retirement Income Security Act of 1974.

Euro Debt- any Debt incurred or issued by any Foreign Subsidiary of Parent, which indebtedness could include, without limitation, a European high yield offering, an asset based credit facility and/or a bridge facility.

Event of Default - as defined in Section 12.

EWS Party - has the meaning ascribed to such term in the definition of "Change of Control."

Excess Borrowing Base Amount - the amount by which the Borrowing Base on any date of determination exceeds the Pro Forma Borrowing Base.

Excess FAS Amount - on any date of determination, the difference between (i) the Fixed Asset Sublimit on the Closing Date, as reduced after the Closing Date by the quarterly amortization amounts referenced in the definition of Fixed Asset Sublimit and (ii) on any date of determination after the Closing Date in connection with a prepayment under Section 5.3.3, an amount equal to the sum of (I) 85% of the Appraised Net Orderly Liquidation Value of Eligible Equipment and (II) 65% of the Appraised Fair Market Value of Eligible Real Estate.

Exchange Act - the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

Excluded Subsidiary - a Domestic Subsidiary of Parent that is formed by Parent solely for purposes of administrative filings with the FDA and that does not have any assets on an on-going basis other than (i) ANDAs that are subsequently transferred to a Borrower and (ii) sufficient capitalization to carry out the purposes for which it was formed.

Executive Order No. 13224 - Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

Extraordinary Expenses - all costs, expenses, fees (including fees incurred to Agent Professionals) or advances that Agent (or any Lender) may suffer or incur in connection with the Obligations or the Loan Documents during any period that an Event of Default exists, or during the pendency of an Insolvency Proceeding of an Obligor, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) any action, suit, litigation, arbitration, contest or other judicial or non-judicial proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of any Obligor or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection, priority or avoidability of Agent's Liens with respect to any of the Collateral), any of the Loan Documents or the validity, allowance or amount of any of the Obligations, including any lender liability or other Claims asserted against Agent or any Lender; (iii) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (iv) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (v) the collection or enforcement of any of the Obligations, whether by Enforcement Action or otherwise; (vi) the negotiation, documentation, and closing of any amendment, waiver, restructuring or forbearance agreement with respect to the Loan Documents or Obligations; (vi) amounts advanced by Agent pursuant to Sections 8.1.3 or 15.10; or (viii) the enforcement of any of the provisions of any of the Loan Documents; provided, however, that such expenses shall include the reasonable legal fees and expenses of only one counsel to Agent (and any necessary local counsel as determined by Agent) and in addition, Lenders who are not the Agent shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case Lenders may engage and be reimbursed for additional counsel). Extraordinary Expenses shall not include the allocation of any overhead expenses consisting of rent, utilities and employee salaries of any Secured Party. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrowers or any other Obligor under any of the Loan Documents, and all other reasonable fees and expenses associated with the enforcement of rights or remedies under any of the Loan Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Agent or any Lender and in each case, subject to the limitations set forth above.

FDA - the United States Food and Drug Administration, and any Governmental Authority succeeding to any of its principal functions.

Federal Funds Rate - for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from 3 federal funds brokers of recognized standing selected by Agent.

Fee Letter - the fee letter agreement dated on or before the Closing Date among Agent, Banc of America Securities LLC and Borrowers.

FEIN - with respect to any Person, the Federal Employer Identification Number of such Person.

Financed Capital Expenditures - (i) Capital Expenditures funded with the proceeds of Debt permitted under Section 10.2.3, including Permitted Purchase Money Debt (excluding Loans) and those represented by Capitalized Lease Obligations, (ii) Capital Expenditures funded with the proceeds of any equity securities issued or capital contributions received, or Debt borrowed (other than Borrowings under this Agreement) by any Consolidated Group Member, (iii) Capital Expenditures that satisfy the requirements of a Permitted Acquisition or Permitted Investment, (iv) any expenditures which are contractually required to be, and are, reimbursed to a Consolidated Group Member in cash by a third party (including landlords) during such period of calculation, (v) Capital Expenditures made with the cash proceeds of any insurance, condemnation or eminent domain event, or (vi) Capital Expenditures made with the cash proceeds from any Permitted Asset Disposition (other than proceeds of any Inventory, Accounts, Eligible Equipment and Eligible Real Estate).

FIRREA - Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

Fiscal Month - each calendar month in Borrowers' Fiscal Year.

Fiscal Quarter - the period commencing January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing July 1 in any Fiscal Year and ending on the next succeeding September 30 or the period commencing October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

Fiscal Year - the fiscal year of Borrowers and their Subsidiaries for accounting and tax purposes, which ends on December 31 of each year.

Fixed Asset Sublimit - on any date of determination thereof, an amount equal to the lesser of (i) the sum of (x) 85% of the Appraised Net Orderly Liquidation Value of Eligible Equipment and (y) 65% of the Appraised Fair Market Value of Eligible Real Estate or (ii) $50,000,000. The Fixed Asset Sublimit shall be reduced on a quarterly basis in accordance with the following schedule:

Amortization Date	Quarterly Amortization Amount
12/31/2006	1,250,000
03/31/2007	1,250,000
06/30/2007	1,250,000
09/30/2007	1,250,000
12/31/2007	1,250,000
03/31/2008	1,250,000
06/30/2008	1,250,000
09/30/2008	1,250,000
12/31/2008	2,750,000
03/31/2009	2,750,000
06/30/2009	2,750,000
09/30/2009	2,750,000
12/31/2009	4,375,000
03/31/2010	4,375,000
06/30/2010	4,375,000
09/30/2010	4,375,000

The remainder of the Fixed Asset Sublimit shall be reduced to zero on the Commitment Termination Date.

Fixed Charge Coverage Ratio - for any period, the ratio of (a) EBITDA for such period minus Capital Expenditures (excluding Financed Capital Expenditures) for such period, to (b) the sum of all Fixed Charges for such period, all calculated for the Consolidated Group on a Consolidated basis.

Fixed Charges - for any fiscal period, the sum of (i) interest expense of the Consolidated Group (other than interest payable-in-kind to the extent not paid in cash) for such period less interest income of the Consolidated Group for such period plus (ii) scheduled principal payments on Funded Debt of the Consolidated Group (including scheduled principal payments of Capitalized Lease Obligations but excluding the scheduled reductions of the Fixed Asset Sublimit, and any repurchase or defeasance of the Convertible Notes or the Senior Notes) during such period plus (iii) Distributions made by Parent or Distributions made by any other Borrower to a Person that is not a Borrower during such period plus (iv) cash incomes taxes (net of cash refunds received) paid during such period.

FLSA - the Fair Labor Standards Act of 1938.

Food and Drug Laws - all federal, state or local statues, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorization and permits of, and agreements with, any United States and foreign Governmental Authority, in each case relating to manufacture, sale, testing, handling, management, marketing and disposal or pharmaceutical, medical device, biological and drug products, including but not limited to those relating to good manufacturing practices, good clinical practices, labeling, record keeping and obligations for products for which (a) monograph conditions must be met, or (b) a 510K or similar application must be filed, or (c) approval of the FDA and/or similar foreign Governmental Authority is required, before they may be marketed or sold.

Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, any state thereof or the District of Columbia.

Foreign Subsidiary - a Subsidiary that is not a Domestic Subsidiary.

Full Payment - with respect to any of the Obligations, the full and final payment in full, in cash and in Dollars, of such Obligations (other than contingent indemnification obligations for which no claim has been made or asserted), including all interests, fees and other charges payable in connection therewith under any of the Loan Documents, whether such interests, fees or other charges accrue or are incurred prior to or during the pendency of an Insolvency Proceeding and whether or not any of the same are allowed or recoverable in any bankruptcy case pursuant to Section 506 of the Bankruptcy Code or otherwise; with respect to any LC Obligations represented by undrawn Letters of Credit and Banking Relationship Debt (including Debt arising under Hedging Agreements), the depositing of cash with Agent, as security for the payment of such Obligations, not to exceed 103% of the aggregate undrawn amount of such Letters of Credit and 100% of Agent's good faith estimate of the amount of Banking Relationship Debt due and to become due after termination of such Bank Products; and with respect to any Obligations that are contingent in nature (other than Obligations consisting of LC Obligations or Banking Relationship Debt), such as a right of Agent or a Lender to indemnification by any Obligor, the depositing of cash with Agent in an amount equal to 100% of such Obligations or, if such Obligations are unliquidated in amount and represent a claim which has been overtly asserted (or is reasonably probable of assertion) against Agent or a Lender and for which an indemnity has been provided by Borrowers in any of the Loan Documents, in an amount that is equal to such claim or Agent's good faith estimate of such claim. None of the Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Funded Debt - with respect to the Consolidated Group, the sum, without duplication, of (i) the aggregate amount of Debt of the Consolidated Group consisting of (a) the borrowing of money or the obtaining of credit (other than accrued expenses and accounts payables incurred in the Ordinary Course of Business and any repurchase, redemption, refinancing in full or defeasance of, or Approved Escrow with respect to, the Senior Notes or the Convertible Notes and the Senior Notes and the Convertible Notes to the extent so defeased or escrowed), including the Obligations on any date of determination (but excluding repayment and reborrowing of Revolver Loans), and any other notes or bonds, (b) the deferred purchase price of assets (other than trade payables incurred in the Ordinary Course of Business), or (c) Capitalized Lease Obligations, plus (ii) Debt of the type referred to in clause (i) of another Person guaranteed by a Consolidated Group Member, in each case as determined on a Consolidated basis.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

General Intangibles - shall have the meaning given to the term "general intangibles" in the UCC and shall include each Borrower's choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification and all other intangible property of such Borrower of every kind and nature (other than Accounts).

Generic Account - an Account that arises from sales of generic pharmaceuticals made through Alpharma USPD Inc. or Purepac Pharmaceutical Co.

Goods - shall have the meaning given to the term "goods" in the UCC.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

Guarantors - each Person after the Closing Date who guarantees payment or performance of the whole or any part of the Obligations.

Guaranty - each guaranty agreement now or hereafter executed by a Guarantor in favor of Agent with respect to any of the Obligations.

Hedging Agreement - any interest rate protection agreement, interest rate swap, cap, collar agreements, foreign currency exchange agreement, forward, future or option contract, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or other similar agreements.

Impermissible Qualification - any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of Parent and its Subsidiaries which (i) is of a "going concern" or similar nature, or (ii) relates to the limited scope of examination of matters relevant to such financial statements.

Indemnitees - the Agent Indemnitees, the Lender Indemnitees, the Issuing Bank Indemnities and the BofA Indemnitees.

Initial Lender - BofA, in its capacity as a "Lender" under this Agreement on the Closing Date.

Insolvency Proceeding - any action, case or proceeding commenced by or against a Person under any state, federal or foreign bankruptcy, insolvency, receivership or similar law for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other bankruptcy insolvency, receivership or similar law (whether state, federal or foreign), (ii) the appointment of a receiver (or administrative receiver), trustee, liquidator, administrator or conservator for such Person or any substantial part of its Property, (iii) a general assignment or trust mortgage for the benefit of creditors of such Person, or (iv) except to the extent otherwise expressly permitted herein, the liquidation, dissolution or winding up of the affairs of such Person.

Instrument - shall have the meaning given to the term "instrument" in the UCC.

Intellectual Property - all intellectual and intangible Property and other similar Property of a Person of every kind and description, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, mask works, trade secrets, confidential or proprietary information, know-how, software and databases and all embodiments or fixations thereof and related documentation, registrations and all licenses, or other rights to use any of the foregoing.

Intellectual Property Claim - the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership of or right to use any Intellectual Property of such Person.

Interest Period - shall have the meaning ascribed to it in Section 3.1.3.

Inventory - shall have the meaning given to the term "inventory" in the UCC and shall include all goods intended for sale or lease by a Borrower, or for display or demonstration; all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in a Borrower's business (but excluding Equipment).

Inventory Formula Amount - on any date of determination thereof, an amount equal to the lesser of (A) the Revolver Commitments or (B) the sum of (i) the lesser of (x) 65% of the Value of Eligible Inventory consisting of finished goods on such date or (y) 85% of the product obtained by multiplying the Value of Eligible Inventory on such date consisting of finished goods by the Net Orderly Liquidation Value Percentage; plus (ii) the lesser of (x) 65% of the Value of Eligible Inventory consisting of raw materials on such date or (y) 85% of the product obtained by multiplying the Value of Eligible Inventory on such date consisting of raw materials by the Net Orderly Liquidation Value Percentage.

Inventory Reserve - such reserves as may be established from time to time by Agent in its reasonable credit judgment to reflect changes in the salability of any Eligible Inventory in the Ordinary Course of Business or such other factors as could be reasonably expected to negatively impact the Value of any Eligible Inventory. Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, theft or other shrinkage, markdowns, and vendor chargebacks; provided that any reserve for returns and rebates shall be determined consistent with Borrowers' past practice and in accordance with GAAP and shall otherwise be acceptable to Agent in its reasonable credit judgment.

Investment Property - shall have the meaning given to the term "investment property" in the UCC and shall include all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.

Issuing Bank - BofA or an Affiliate of BofA.

Issuing Bank Indemnitees - Issuing Bank and all of its present and future officers, directors, employees, agents and attorneys.

LC Application - an application by any or all Borrowers to Issuing Bank, pursuant to a form approved by Issuing Bank, for the issuance of a Letter of Credit, that is submitted to Issuing Bank at least 3 Business Days prior to the requested issuance of such Letter of Credit.

LC Conditions - the following conditions, the satisfaction of each of which is required before Issuing Bank shall be obligated issue a Letter of Credit: (i) each of the conditions set forth in Section 11.1 and Section 11.2 in connection with the issuance of Letters of Credit on the Closing Date and each of the conditions set forth in Section 11.2 for Letters of Credit issued thereafter has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been signed by a Borrower and approved by Agent and Issuing Bank, the LC Obligations would not exceed $25,000,000 and no Out-of-Formula Condition would exist, and, if no Revolver Loans are outstanding, the LC Obligations do not, and would not upon the issuance of the requested Letter of Credit, exceed the Borrowing Base; (iii) such Letter of Credit has an expiration date that is no more than 365 days from the date of issuance in the case of standby Letters of Credit and no more than 120 days from the date of issuance in the case of documentary Letters of Credit and, in either event, such expiration date is at least 30 days prior to the last Business Day of the Term unless otherwise agreed by Agent in its discretion; (iv) the currency in which payment is to be made under the Letter of Credit is Dollars; and (v) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion, provides for sight drafts only and does not contain any language that automatically increases the amount available to be drawn under the Letter of Credit.

LC Documents - any and all agreements, instruments and documents (including an LC Application) required by Issuing Bank to be executed by Borrowers or any other Person and delivered to Issuing Bank for the issuance, amendment or renewal of a Letter of Credit.

LC Facility - the subfacility for Letters of Credit established as part of the Revolver Commitments pursuant to Section 2.3.

LC Obligations - on any date, an amount (in Dollars) equal to the sum of (without duplication) (i) all amounts then due and payable by any Obligor on such date by reason of any payment that is made by Issuing Bank under a Letter of Credit and that has not been repaid to Issuing Bank, plus (ii) the aggregate Undrawn Amount of all Letters of Credit which are then outstanding or for which an LC Application has been delivered to and accepted by Issuing Bank, plus (iii) all fees and other amounts due and payable in respect of Letters of Credit outstanding on such date.

LC Request - a Letter of Credit Request from Borrowers to Issuing Bank in the form of Exhibit J annexed hereto.

LC Reserve - at any date, the aggregate of all LC Obligations on such date, other than (i) LC Obligations that Borrowers shall Cash Collateralize on or prior to such date and (ii) during any period that no Default or Event of Default exists, the portion of LC Obligations described in clause (iii) of the definition thereof.

Lender Indemnitees - Lenders and all of their respective present and future officers, directors, employees, agents and attorneys.

Lenders - shall have the meaning given to it in the preamble to this Agreement and shall include BofA (whether in its capacity as a provider of Loans under Section 2 or as the provider of Swingline Loans under Section 4.1.3 ) and any other Person who may from time to time become a "Lender" under this Agreement, including each assignee that becomes a party to this Agreement pursuant to Section 14.3.

Letter of Credit - any standby or documentary letter of credit issued by Issuing Bank for the account of any Borrower.

Letter-of-Credit Right - shall have the meaning given to the term "letter-of-credit-right" in the UCC.

LIBOR Lending Office - with respect to a Lender, the office designated as a LIBOR Lending Office for such Lender on the signature page hereof (or on any Assignment and Acceptance, in the case of an assignee) or such other office of such Lender or any of its Affiliates that is hereafter designated by written notice to Agent.

LIBOR Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.

License Agreement - any agreement between a Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower.

Licensor - any Person from whom a Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower's manufacture, marketing, sale or other distribution of any Inventory.

Lien - means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Lien Waiver - an agreement duly executed in favor of Agent, in form and content reasonably acceptable to Agent, by which (i) for locations leased by an Obligor, an owner or mortgagee of premises upon which the Property of an Obligor is located agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Agent's Lien therein and to permit Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property, or (ii) for locations at which any Obligor places Inventory with a warehouseman or a processor, such warehouseman or processor agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Agent's Lien therein and to permit Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property, or, in either case, otherwise reasonably acceptable to Agent.

Loan - a Revolver Loan or a Term Loan Advance (and, without duplication, each Base Rate Loan and LIBOR Loan comprising such Loan).

Loan Account - the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents - this Agreement, the Other Agreements and the Security Documents.

Loan Year - a period commencing each calendar year on the same month and day as the date of this Agreement and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e. the first Loan Year) to commence on the date of this Agreement.

Margin Stock - shall have the meaning ascribed to it in Regulation U and of the Board of Governors.

Material Adverse Effect - the effect of any event, condition or circumstance, which (i) has a material adverse effect upon the business, operations, Properties, or financial condition of Parent and its Subsidiaries, taken as a whole or the ability of the Consolidated Group to repay the Obligations; (ii) has or could be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the other Loan Documents; or (iii) has a material adverse effect upon the value of the whole or any substantial part of the Collateral, the Liens of Agent with respect to such Collateral or the priority of any such Liens; or (iv) has a material adverse effect on the ability of Agent or any Lender to enforce or collect the Obligations or realize upon any material portion of the Collateral in accordance with the Loan Documents and Applicable Law.

Material Contract - an agreement to which an Obligor is a party (other than the Loan Documents) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

Money Borrowed - as applied to any Obligor, without duplication, (i) Debt arising from the lending of money by any other Person to such Obligor; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Obligor, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Debt of such Obligor under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Obligor.

Moody's - Moody's Investors Services, Inc.

Mortgages - the mortgages, deeds of trust and/or deeds to secure debt to be executed by a Borrower on or before the Closing Date in favor of Agent and pursuant to which such Borrower shall grant and convey to Agent, for the benefit of Secured Parties, Liens upon the Real Estate of such Borrower listed on Exhibit K attached hereto as security for the payment of the Obligations.

Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

Negative Pledge Agreement - each Negative Pledge Agreement to be executed by the applicable Borrower on or before the Closing Date, pursuant to which such Borrower agrees that it shall not consensually pledge, assign, transfer, encumber or grant any Lien in favor of any other Person in any of the Specified Real Estate of such Borrower that has not been pledged to Agent or permit any Lien to exist thereon (other than a Permitted Lien) until the Full Payment of the Obligations.

Net Disposition Proceeds - proceeds (including cash receivable (when received) by way of deferred payment) received by an Obligor in cash from an Asset Disposition under clause (ii), (ix) or (x) of the definition of Permitted Asset Disposition, net of: (i) the reasonable fees and out-of-pocket costs and expenses actually incurred in connection with such Asset Disposition (including legal fees, accountants, appraisals, brokerage, title fees and expenses and sales commissions); (ii) amounts applied to repayment of Debt (other than the Obligations) secured by a Permitted Lien on such Collateral disposed of that is senior in priority to Agent's Liens; (iii) recording, transfer, sales or similar taxes; and (iv) reserves for escrows and indemnities, until such reserves are no longer required and such reserves or escrows are released to a Borrower.

Net Orderly Liquidation Value Appraisal - an appraisal of the orderly liquidation value of Inventory or Equipment (as applicable) of Borrowers performed by an appraiser reasonably satisfactory to Agent, which appraisal shall deduct as a factor in the determination of orderly liquidation value, all costs and expenses projected to be incurred in the conduct of any liquidation of all or any portion of the Inventory or Equipment (as applicable).

Net Orderly Liquidation Value Percentage - at any date and with respect to any Inventory, the percentage of the value of such Inventory expected to be realized at an orderly, negotiated sale of such Inventory that is held within a reasonable period of time, as such percentage is determined by Agent from the most recent Net Orderly Liquidation Value Appraisal received by Agent and acceptable by Agent on or before such date.

Notes - each Revolver Note, each Term Note, the Swingline Note and any other promissory note executed by Borrowers at Agent's request to evidence any of the Obligations.

Notice of Borrowing - as defined in Section 4.1.1(i).

Notice of Conversion/Continuation - as defined in Section 3.1.2(ii).

Obligations - in each case, whether now in existence or hereafter arising, (i) the principal of, and interest and premium, if any, on the Loans, (ii) all LC Obligations and all other obligations of any Obligor to Agent or Issuing Bank arising in connection with the issuance of any Letter of Credit, (iii) all liabilities and obligations of Borrowers under any indemnity for Claims, (iv) all Extraordinary Expenses, (v) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by any Obligor to Agent or any Lender under or pursuant to this Agreement or any of the other Loan Documents, in each case, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums chargeable to any or all Obligors under any of the Loan Documents, and (vi) any Banking Relationship Debt.

Obligor - each Borrower and each Guarantor.

Ordinary Course of Business - with respect to any transaction involving any Person, the ordinary course of such Person's business and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreements - the Notes, the Fee Letter, the LC Documents, each Lien Waiver, and any and all other agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any other Obligor or any other Person and delivered to Agent or any Lender, in each case in respect of the transactions contemplated by this Agreement or other Loan Documents.

Out-of-Formula Condition - as defined in Section 2.1.2.

Out-of-Formula Loan - a Revolver Loan made or existing when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.

Participant - as defined in Section 14.2.1.

Participating Lender - as defined in Section 2.3.2(i).

Patent Security Agreement - each Patent Security Agreement to be executed by Borrowers in favor of Agent on or before the Closing Date and by which Borrowers shall grant to Agent, for the benefit of Secured Parties, as security for the Obligations, a security interest in all of Borrowers' right, title and interest in and to the patents and patent applications listed therein.

Payment Account - an account maintained by Agent to which all monies from time to time deposited to a Dominion Account shall be transferred and all other payments shall be sent in immediately available federal funds.

Payment Intangible - shall have the meaning given to the term "payment intangible" in the UCC.

Payment Item - each check, draft, or other item of payment payable to a Borrower, including those evidencing or constituting proceeds of any of the Collateral.

Pending Revolver Loans - at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Agent but which have not theretofore been advanced by Agent or Lenders.

Permitted Acquisition - the acquisition by a Borrower of all or a portion of the capital stock or assets of a Person organized under the laws of the United States of America or any state thereof so long as each of the following conditions is satisfied:

     (i)     such acquired Person is engaged primarily in one or more businesses in which Borrowers are engaged or businesses reasonably related or incidental thereto;

     (ii)     the Pro Forma Fixed Charge Coverage Ratio for the immediately preceding twelve Fiscal Months (if a Restrictive Trigger Event has occurred, based upon the monthly financial statements required pursuant to Section 10.1.3(ii), and if a Restrictive Trigger Event has not occurred, then based upon the financial statements required pursuant to Section 10.1.3(iii)) is at least 1.0 to 1.0 and Availability at the time of and after giving effect thereto is at least $35,000,000 if any Term Loan is outstanding and $25,000,000 if no Term Loan is outstanding;

     (iii)     with respect to any Person that is or becomes a Subsidiary, such Person (i) if requested by Agent, executes and delivers to Agent, for the benefit of Lenders, a joinder agreement to this Agreement and such other documents (including, if requested by Agent, an amendment to any Hedging Agreement to add such Subsidiary thereto) as may be determined by Agent to add such Subsidiary as an additional "Borrower" hereunder, and/or a new pledge agreement or such amendments to the relevant Security Documents as Agent shall deem necessary or reasonably advisable to grant to Agent, for the benefit of Secured Parties, a Lien on the capital stock of such Subsidiary (and if such Person has any direct Foreign Subsidiaries, a Lien on at least 65% of the capital stock of each direct Foreign Subsidiary), (ii) delivers to Agent the certificates representing such capital stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrowers or such Subsidiary, as the case may be, (iii) if requested by Agent, in lieu of being joined as a Borrower, causes such new Subsidiary to become a party to a subsidiary guarantee, if applicable, or such comparable documentation which is in form and substance reasonably satisfactory to Agent, and (iv)  takes all actions deemed necessary or advisable by Agent to cause the Lien created by this Agreement to be duly perfected against such Person in accordance with all Applicable Law (subject to Section 7.6 hereof) including the filing of financing statements in such jurisdictions as may be requested by Agent, subject to and in accordance with the Loan Documents; provided, however, that if such Subsidiary constitutes an Excluded Subsidiary, then Agent and Lenders will not require that such Subsidiary be joined to this Agreement as a Borrower or a Guarantor but may require that 100% of the capital stock of such Subsidiary be pledged to Agent, for the benefit of Lenders, as security for the Obligations and that all of the other provisions of this definition (other than the joinder provisions of this clause (iii)) be satisfied;

     (iv)     the applicable Borrower has made available to Agent, not later than 10 Business Days (or such later date to which Agent may agree) prior to the proposed date of such acquisition, copies of lien search results and copies of the acquisition documents (including a copy of the purchase and sale agreement with all schedules and exhibits thereto) and other due diligence information as reasonably requested by Agent;

     (v)     Borrowers shall have executed and deliver such amendments or supplements to this Agreement or the other Security Documents or such other documents as Agent may deem necessary or advisable to grant Agent a first priority Lien on all of the acquired assets to the extent required by the terms hereof and thereof;

     (vi)     Agent shall have received a certificate of the Borrower Representative executed on its behalf by a Senior Officer, certifying that both before and after giving pro forma effect to such acquisition, the Consolidated Group, taken as a whole is Solvent; and

      (vii)     no Default or Event of Default has occurred and is continuing or would result therefrom.

In connection with any merger (or other distribution of the assets) of a Subsidiary that is not a Borrower with and into (or to) a Borrower, or any acquisition, whether by purchase of stock, merger, or purchase of assets and whether in a single transaction or series of related transactions, by a Borrower, Agent shall have the right to determine in its reasonable credit judgment which Inventory or Accounts so acquired shall be included in the Borrowing Base (subject to the provisions of the definitions "Borrowing Base," "Eligible Inventory" and "Eligible Accounts" and any other provisions of this Agreement and the other Loan Documents applicable to the computation and reporting of the Borrowing Base). In connection with such determination, Agent may obtain, at Borrowers' expense, such appraisals, commercial finance exams and other assessments of such Accounts and Inventory as it may reasonably deem desirable and all such appraisals, exams and other assessments shall be paid for by Borrowers and shall not be limited by or included in the number of appraisals and field exams reimbursable under Section 3.2.4.

Permitted Asset Disposition - an Asset Disposition that consists of (i)  the sale of Inventory in the Ordinary Course of Business; (ii) for so long as no Default or Event of Default exists, dispositions of Property (other than Accounts, Inventory, Eligible Equipment or Eligible Real Estate) which, in the aggregate as to all Borrowers during any consecutive 12-month period, has a fair market value or book value, whichever is more, of $5,000,000 or less, provided that all Net Disposition Proceeds thereof are remitted to Agent for application to the Obligations, (iii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens and Borrowers shall have given Agent at least 10 days prior written notice of such disposition, (iv) the licensing of Intellectual Property in the Ordinary Course of Business; (v) sales, transfers, licenses, leases or other dispositions of assets made by a Consolidated Group Member to another Consolidated Group Member (other than an Excluded Subsidiary or a Restrictive Subsidiary); (vi) transfers or forgiveness of Accounts in the Ordinary Course of Business and in connection with the collection or compromise thereof; (vii) the abandonment, failure to maintain or renew or cancellation of Intellectual Property of any Consolidated Group Member that is not material to such Consolidated Group Member's business in such Consolidated Group Member's reasonable business judgment; (viii) any sublease, sale or other disposition of any Specified Real Estate (ix) for so long as no Default or Event of Default exists, any sale or other disposition of the Piscataway New Jersey site; (x) for so long as no Default or Event of Default exists, any Permitted Portfolio Transaction; (xi) condemnations by Governmental Authorities of Real Estate (other than Eligible Real Estate); and (xii) for so long as no Default or Event of Default exists, mergers and consolidations permitted under Section 10.2.11.

Permitted Canadian Inventory - Inventory of a Borrower that would otherwise constitute Eligible Inventory but for the fact that it is located in Canada and in which Agent has a first-priority, perfected Lien.

Permitted Consignment Sale Conditions - each of the following conditions, the satisfaction of each of which shall be determined by Agent in its reasonable credit judgment (i) the consignee shall have executed a consignment agreement, in form and scope acceptable to Agent, granting a Borrower and its assigns a purchase money lien and security interest in all consigned Inventory that is consigned by such Borrower to such consignee, together with the cash and non-cash proceeds thereof; (ii) consignee and such Borrower shall have executed UCC financing statements, in form acceptable to Agent, based upon the requirements of the filing jurisdiction, naming such consignee as debtor and such Borrower as secured party (and, if requested by Agent, naming Agent as assignee), covering the consigned Inventory and the cash and non-cash proceeds thereof; such financing statement shall have been filed of record in all appropriate filing locations for the perfection of a first priority security interest in such consigned Inventory and the cash and non-cash proceeds thereof; and, after filing of such financing statements, such Borrower shall have conducted searches of all filings made against such consignee in such filing offices and taken such other action as Agent may reasonably request, including notification pursuant to the UCC to each holder of a conflicting Lien in such consigned Inventory, which shall confirm that the security interest in the consigned Inventory in favor of such Borrower that such Borrower has assigned to Agent, together with the cash and non-cash proceeds thereof, is and shall be a first priority Lien; (iii) if requested by Agent, after determination by Agent that such agreement is necessary for the protection of its assigned Lien in such consigned Inventory, based upon Applicable Law of the state in which the consigned Inventory is located, such Borrower shall obtain an agreement from the landlord of the premises where the consigned Inventory is to be located, in form and substance reasonably acceptable to Agent, waiving in favor of such Borrower and its assigns such landlord's Liens in such consigned Inventory; (v) if requested by Agent, Lender shall have received the originals of the consignment agreement, the filed UCC financing statements, the UCC searches, the landlord's agreement and the insurance agreement referred to in clauses (i) through (iv) above, and such other instruments, documents, certificates, opinions or assurances, and such Borrower shall have taken such other action as Agent may have reasonably requested in connection with the consignee; and (vi) consignee shall maintain the consigned Inventory at a location in the United States.

Permitted Contingent Obligations - Contingent Obligations arising from endorsements of items of payment for collection or deposit in the Ordinary Course of Business; Contingent Obligations of any Consolidated Group Member existing as of the Closing Date, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies; Contingent Obligations with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted under Section 8.4.2; Contingent Obligations consisting of reimbursement obligations from time to time owing by any Borrower to Issuing Bank with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by a Borrower to any other Person that may issue letters of credit for the account of Borrowers); unsecured guaranties made by a Consolidated Group Member for Debt or other obligations of another Consolidated Group Member that is expressly permitted to be incurred hereunder or not prohibited; other unsecured Contingent Obligations not to exceed $25,000,000 in the aggregate at any time; the Permitted Euro Debt Guaranty; and unsecured guaranties made by a Consolidated Group Member for Debt of another Consolidated Group Member that is expressly permitted to be incurred hereunder.

Permitted Euro Debt Guaranty - the unsecured guaranty by Parent of the Euro Debt, not to exceed $400,000,000.

Permitted Investment - investments in, or loans or investments to, (a) any Foreign Subsidiary of a Borrower or (b) joint ventures with other Persons organized under the laws of the United States of America or any state thereof, so long as each of the following conditions is satisfied as determined by Agent:

    such Person is engaged primarily in one or more businesses in which Borrowers are engaged or reasonably related or incidental thereto;

    Availability at the time of and after giving effect thereto is at least $35,000,000 if any Term Loan is outstanding and $25,000,000 if no Term Loan is outstanding;

    with respect to any Person that is or becomes a Domestic Subsidiary, such Person (i) if requested by Agent, executes and delivers to Agent, for the benefit of Lenders, a joinder agreement to this Agreement and such other documents (including, if requested by Agent, an amendment to any Hedging Agreement to add such Domestic Subsidiary thereto) as may be determined by Agent to add such Domestic Subsidiary as an additional "Borrower" hereunder, and/or a new pledge agreement or such amendments to the relevant Security Documents as Agent shall deem necessary or advisable to grant to Agent, for the benefit of Secured Parties, a Lien on the capital stock of such Domestic Subsidiary (and if such Person has any direct Foreign Subsidiaries, a Lien on at least 65% of the capital stock of such Foreign Subsidiary), (ii) delivers to Agent the certificates representing such capital stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrowers or such Subsidiary, as the case may be, and (iii) if requested by Agent, cause such new Domestic Subsidiary (a) to become a party to a subsidiary guarantee, if applicable, or such comparable documentation which is in form and substance reasonably satisfactory to Agent, and (b) to take all actions necessary or advisable to cause the Lien created by this Agreement to be duly perfected against such Person in accordance with all Applicable Law (subject to Section 7.6 hereof), including the filing of financing statements in such jurisdictions as may be requested by Agent subject to and in accordance with the Loan Documents; provided, however, that if such Subsidiary constitutes an Excluded Subsidiary, then Agent and Lenders will not require that such Subsidiary be joined to this Agreement as a Borrower or a Guarantor but may require that 100% of the capital stock of such Subsidiary be pledged to Agent, for the benefit of Lenders, as security for the Obligations and that all of the other provisions of this definition (other than the joinder provisions of this clause (iii)) be satisfied;

    the applicable Borrower has made available to Agent, not later than 10 Business Days prior to the proposed date of such investment, copies of the applicable investment documents, Organic Documents and other due diligence information as requested by Agent;

    Agent shall have received a certificate of the Borrower Representative executed on its behalf by a Senior Officer, certifying that both before and after giving pro forma effect to such investment, the Consolidated Group is Solvent; and

    No Default or Event of Default shall exist or result therefrom.

Permitted Lien - a Lien of a kind specified in Section 10.2.5.

Permitted Payment Conditions - each of the following conditions, the satisfaction of each shall be required before any Borrower shall be permitted to repurchase, redeem or prepay any Funded Debt under Section 10.2.6(ii):

    Availability at the time of and after giving effect thereto is at least $35,000,000 if any Term Loan is outstanding and $25,000,000 if no Term Loan is outstanding;

    the applicable Borrower has given Agent at least 10 Business Days' prior notice of such payment (or such later date as is acceptable to Agent); and

    no Default or Event of Default shall exist or result therefrom.

Permitted Portfolio Transaction - a Portfolio Transaction so long as each of the following conditions is satisfied:

    Agent shall have received (a) at least thirty (30) days prior to the date of the consummation of such proposed Portfolio Transaction (or such later date as is acceptable to Agent) drafts of the purchase agreement and all other related documents, instruments and agreements and (b) at least five (5) days (or such later date as is acceptable to Agent) prior to the date of the consummation of such proposed Portfolio Transaction final copies of all such documents;

    Concurrently with the consummation of such Portfolio Transaction, Agent shall receive the Net Disposition Proceeds from such Portfolio Transaction for application in accordance with Section 5.3.5;

    If the Term Loan and Fixed Asset Sublimit are not to be repaid in full, Agent shall have received from a Senior Officer of Borrowers a written list of all Equipment and Real Estate to be sold as part of such Portfolio Transaction, including, with respect to such Equipment, the net book value and net orderly liquidation value of each piece of Equipment;

    Availability at the time of, and after giving pro forma effect to such Portfolio Transaction and the application of proceeds thereof, (a) shall not be less than $25,000,000 if no Term Loan is outstanding at such time and (b) shall not be less than $35,000,000 if any Term Loan is outstanding at such time and such Term Loan is not to be repaid in full upon consummation of such Portfolio Transaction;

    Borrowers shall have delivered to Agent a Pro Forma Borrowing Base Certificate, in form and substance reasonably satisfactory to Agent, that confirms that after application of the proceeds of the Portfolio Transaction there will be no Out-of-Formula Condition;

    no Default or Event of Default shall exist at the time or result therefrom;

    such Portfolio Transaction shall occur on or before December 31, 2006; and

    no more than 3 such Portfolio Transactions shall occur prior to the Full Payment of the Obligations; provided, that any series of related transactions that occur within one month shall be deemed to be one Portfolio Transaction (but subject to the satisfaction of each of the above conditions at each stage).

Permitted Purchase Money Debt - Purchase Money Debt of Borrowers and their Subsidiaries (or of any target to the extent constituting a Permitted Acquisition) that is incurred after the date of this Agreement and that is unsecured or is secured only by a Purchase Money Lien, provided that the aggregate amount of Purchase Money Debt outstanding at any time does not exceed $25,000,000 and the incurrence of such Purchase Money Debt does not violate any limitation in the Loan Documents regarding Capital Expenditures. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

Permitted Subsidiary - a Person that becomes a Domestic Subsidiary of a Borrower after the Closing Date, subject to the satisfaction of each of the following conditions:

    No Default or Event of Default exists at the time of the creation or formation of such Subsidiary;

    Borrowers give Agent not less than 10 Business Days prior written notice of the formation of such Subsidiary (or such later date as is acceptable to Agent);

    such Subsidiary is engaged primarily in one or more businesses in which Borrowers are engaged or businesses reasonably related or incidental thereto; and

    with respect to any such Subsidiary, such Person (i) if requested by Agent, executes and delivers to Agent, for the benefit of Lenders, a joinder agreement to this Agreement and such other documents (including, if requested by Agent, an amendment to any Hedging Agreement to add such Subsidiary thereto) as may be determined by Agent to add such Subsidiary as an additional "Borrower" hereunder, and/or a new pledge agreement or such amendments to the relevant Security Documents as Agent shall deem necessary or reasonably advisable to grant to Agent, for the benefit of Secured Parties, a Lien on the capital stock of such Subsidiary (and if such Person has any direct Foreign Subsidiaries, a Lien on at least 65% of the capital stock of each direct Foreign Subsidiary), (ii) delivers to Agent the certificates representing such capital stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrowers or such Subsidiary, as the case may be, (iii) if requested by Agent, in lieu of being joined as a Borrower, causes such new Subsidiary to become a party to a subsidiary guarantee, if applicable, or such comparable documentation which is in form and substance reasonably satisfactory to Agent, and (iv)  takes all actions deemed necessary or advisable by Agent to cause the Lien created by this Agreement to be duly perfected against such Person in accordance with all Applicable Law (subject to Section 7.6 hereof), including the filing of financing statements in such jurisdictions as may be requested by Agent subject to and in accordance with the Loan Documents; provided, however, that if such Subsidiary constitutes an Excluded Subsidiary, then Agent and Lenders will not require that such Subsidiary be joined to this Agreement as a Borrower or a Guarantor but may require that 100% of the capital stock of such Subsidiary be pledged to Agent, for the benefit of Lenders, as security for the Obligations and that all of the other provisions of this definition (other than the joinder provisions of this clause (iv)) be satisfied.

Agent shall have the right to determine in its reasonable credit judgment which Inventory or Accounts of such Subsidiary shall be included in the Borrowing Base (subject to the provisions of the definitions "Borrowing Base," "Eligible Inventory" and "Eligible Accounts" and any other provisions of this Agreement and the other Loan Documents applicable to the computation and reporting of the Borrowing Base). In connection with such determination, Agent may obtain, at Borrowers' expense, such appraisals, commercial finance exams and other assessments of such Accounts and Inventory as it may reasonably deem desirable and all such appraisals, exams and other assessments shall be paid for by Borrowers and shall not be limited by or included in the number of appraisals and field exams reimbursable under Section 3.2.4.

Person - an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.

Plan - an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (i) maintained by a Borrower for employees or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a Borrower is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.

Pledge Agreements - the Pledge Agreements to be executed by each Borrower on or before the Closing Date, pursuant to which each Borrower shall pledge to Agent, for the benefit of the Secured Parties, 100% of the Equity Interests of each of its Domestic Subsidiaries and 65% of the Equity Interests of each of its direct Foreign Subsidiaries, as security for the Obligations.

Portfolio Transaction - a sale, transfer or other disposition in one or a series of transactions of all or any portion of the Equity Interests, properties and assets, rights or other interests constituting or relating to the generics pharmaceutical business.

Prior Lenders - Bank of America, N.A., as agent for a syndicate of lenders which provided credit facilities to Borrowers pursuant to a certain Credit Agreement dated as of October 5, 2001, as amended.

Pro Forma Borrowing Base - the Borrowing Base certified by Borrowers in a Borrowing Base Certificate, as of the month ended no more than 25 days prior to the proposed date of a Portfolio Transaction, that gives pro forma effect to a Portfolio Transaction.

Pro Forma Fixed Charge Coverage Ratio - for any period, the ratio of (a) EBITDA for such period minus Capital Expenditures (excluding Financed Capital Expenditures) for such period, to (b) the sum of all Fixed Charges for such period, all calculated for the Consolidated Group on a Consolidated basis, provided, that for purposes of computing this ratio for Permitted Acquisitions only (and without duplication in each case):

    the last 12 months of EBITDA of the acquired target shall be added to the EBITDA of the Consolidated Group (as adjusted to give effect to any cost savings reasonably acceptable to Agent and certified by Borrowers in good faith arising from the synergies of the combination of the target's and the Consolidated Group's workforce, administration and business operations);

    the last 12 months of Capital Expenditures of the acquired target shall be added to the Capital Expenditures of the Consolidated Group;

    there shall be added to cash interest expense of the Consolidated Group the last 12 months of cash interest expense on Debt acquired in connection with such acquisition, plus, on a proforma basis, 12 months of cash interest expense on the incremental Loans undertaken by the Borrowers on the closing date of the acquisition; and

    there shall be added to scheduled and actual principal payments of the Consolidated Group the last 12 months of scheduled principal payments on Debt acquired in connection with such acquisition.

Pro Rata - with respect to any Lender on any date, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the total Commitments of such Lender on such date by the aggregate amount of the Commitments of all Lenders on such date (regardless of whether or not any of such Commitments have been terminated on or before such date).

Projections - (i) prior to the Closing Date and thereafter until Agent receives new projections pursuant to Section 10.1.5, the projections of Borrowers' consolidated balance sheets, income statements and cash flow statements and projected Availability, prepared on a quarterly basis for the Fiscal Year ending December 31, 2006, and on an annual basis for the Fiscal Years ending 2007, 2008, 2009 and 2010; and (ii) thereafter, the projections most recently received by Agent and Lenders pursuant to and as required by Section 10.1.5.

Properly Contested - in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect; (iv) no Lien in excess of $500,000 is imposed upon any of such Obligor's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (v) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt.

Property - any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible.

Purchase Money Debt - means and includes (i) Debt (other than the Obligations but including capitalized leases) for the payment of all or any part of the purchase price of any fixed or capital assets consisting of Equipment, Real Estate or Software, (ii) any Debt (other than the Obligations) incurred or assumed at the time of or within 90 days prior to or after the acquisition or completion of construction of any fixed or capital assets consisting of Equipment, Real Estate or Software for the purpose of financing all or any part of the purchase price or construction or improvement thereof, including deferred purchase price and industrial revenue bonds or similar municipal or governmental bonds, and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

Purchase Money Lien - a Lien upon fixed or capital assets consisting of Equipment, Real Estate or Software which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to such asset acquired through the incurrence of the Purchase Money Debt secured by such Lien.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. SectionSection 6991-6991i).

Real Estate - all right, title and interest of a Borrower (whether as owner, lessor or lessee) at any time or times held by such Borrower in real Property or any buildings, structures, parking areas or other improvements thereon (excluding the Specified Real Estate).

Refinancing Conditions - the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under Section 10.2.3: (i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced, plus the amount of fees and expenses payable in connection with such refinancing and any premiums penalties, accrued interest and accreted amounts payable with respect to such Refinancing Debt, (ii) the Refinancing Debt has a later or equal final maturity and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds, as of the date of such extension, renewal or refinancing, a market rate (as determined in good faith by a Senior Officer) for Debt of such type issued by an entity similar to the Borrower that is liable on the Debt being extended, renewed or refinanced, (iv) if the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the same extent (other than the Convertible Notes), (v) the financial and other material covenants contained in any instrument or agreement relating to the Refinancing Debt are no less favorable when taken as a whole in any material respect to Borrowers than those relating to the Debt being extended, renewed or refinanced, (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist, and (vii) no additional Lien is granted to secure the repayment of the Refinancing Debt.

Refinancing Debt - Debt that is permitted by Section 10.2.3 and that is the subject or the result of an extension, renewal or refinancing.

Regulation D - Regulation D of the Board of Governors.

Register - the register maintained by Agent in accordance with Section 5.8.2.

Reimbursement Date - as defined in Section 2.3.1(iii).

Rent Reserve - on any date, the aggregate of (i) all past due rent, fees or other charges owing on such date by any Obligor to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted any Lien or claim thereto, and (ii) a reserve equal to 3 months rent or other charges with respect to any Collateral in the possession of, or at a location owned by, a Person other than a Borrower if such Person has not duly executed and delivered to Agent a Lien Waiver reasonably satisfactory to Agent.

Report - as defined in Section 13.1.5.

Reportable Event - any of the events set forth in Section 4043(c) of ERISA.

Reporting Spring-Back Date - as such term is defined in Section 10.1.3(ii).

Required Lenders - at any date of determination thereof, Lenders having Commitments representing greater than 50% of the aggregate Commitments at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term "Required Lenders" shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement) having Commitments representing greater than 50% of the aggregate Commitments (excluding the Commitments of each Lender that is in breach of its obligations under this Agreement) at such time; provided further, however, that if all of the Commitments have been terminated, the term "Required Lenders" shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement) holding Loans (including Swingline Loans) representing greater than 50% of the aggregate principal amount of Loans (including Swingline Loans) outstanding at such time.

Restricted Investment - any acquisition of Property comprising a division or business unit or all or a substantial part of the business of any Person by a Consolidated Group Member, or the purchase or acquisition by any Consolidated Group Member of Equity Interests in or Debt of any Person, or a loan, advance, capital contribution or subscription, except for the following: (a) acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of such Consolidated Group Member so long as the acquisition costs thereof are Capital Expenditures permitted hereunder; (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Consolidated Group Member in the Ordinary Course of Business; and (iii) current assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of such Consolidated Group Member; (b) investments in Subsidiaries to the extent existing on the Closing Date; (c) investments in Cash Equivalents; (d) loans and other advances of money to the extent not prohibited by Section 10.2.2; (e) investments existing on the date hereof and described on Schedule 10.2.13 hereto; (f) investments in the Hedging Agreements permitted under this Agreement; (g) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business, (h) Permitted Acquisitions; (i) Permitted Investments; (j) other investments not totaling more than $10,000,000 in the aggregate; (k) contingent obligations permitted under Section 10.2.3; (l) investments in Consolidated Group Members; (m) investments in Subsidiaries of Parent that are not Consolidated Group Members subject to the limitations set forth in Section 10.2.2(iii) hereof; and (n) notes receivable received by a Borrower in connection with a Permitted Portfolio Transaction as a portion of the purchase price.

Restrictive Agreement - an agreement (other than any of the Loan Documents) that, if and for so long as an Obligor is a party thereto, would prohibit, condition or restrict such Obligor's right to incur the Obligations; grant Liens upon any of such Obligor's assets (including Liens granted in favor of Agent pursuant to the Loan Documents); declare or make Distributions; amend, modify, extend or renew any of the Loan Documents; or repay any Debt owed to another Obligor.

Restrictive Subsidiary - each Subsidiary listed on Schedule 10.2.1.

Restrictive Trigger Event - shall mean:

(i) for purposes of Sections 3.2.4, and 8.2.5(ii), any of the following events: (a) if Average Availability is less than $25,000,000 during any 10 Business Day period, with such measurement period commencing on the first day that Availability is less than $25,000,000, (b) any Event of Default exists, or (c) Availability is less than $20,000,000 at any time (provided, that, for purposes of this clause (c), Availability may be below $20,000,000 for 1 day during any consecutive 30 day period without causing a Restrictive Trigger Event to occur under this clause (c));

(ii) for purposes of Section 7.6, any of the following events:

(a) Average Availability is less than $25,000,000 during any 10 Business Day period, with such measurement period commencing on the first day that Availability is less than $25,000,000, or

(b) any Event of Default exists, or

(c) Availability is less than $20,000,000 at any time (provided, that, for purposes of this clause (c) Availability may be below $20,000,000 for 2 days during any consecutive 30 day period without causing a Restrictive Trigger Event to occur under this clause (c));

(iii) for purposes of Section 10.1.3(ii), any of the following events:

(a) if Average Availability is less than the lesser of (I) $35,000,000 or (II) the then outstanding principal amount of the Term Loan (but in no event less than $25,000,000) during any 10 Business Day period, with such measurement period commencing on the first day that Availability is less than such amount,

(b) any Event of Default exists or

(c) Availability is less than the lesser of (I) $30,000,000 or (II) $30,000,000 less (the difference between $35,000,000 and the then outstanding principal amount of the Term Loan) but in no event less than $20,000,000, at any time (provided, that for purposes of this clause (c), Availability may be below such amount for 2 days during any consecutive 30 day period without causing a Restrictive Trigger Event to occur under this clause (c)); and

(iv) for purposes of Section 10.3.1, any of the following events:

(a)(I) if the Full Payment of the Term Loan has not occurred and if Average Availability is less than the lesser of (A) $35,000,000 or (B) the then outstanding principal amount of the Term Loan (but in no event less than $25,000,000) during any 10 Business Day period, with such measurement period commencing on the first day that Availability is less than such amount, or (II) if the Full Payment of the Term Loan has occurred and if Average Availability is less than $25,000,000 during any 10 Business Day period, with such measurement period commencing on the first day that Availability is less than $25,000,000,

(b) any Event of Default exists or

(c) Availability is less than the lesser of (I) $30,000,000 or (II) $30,000,000 less (the difference between $35,000,000 and the then outstanding principal amount of the Term Loan) but in no event less than $20,000,000, at any time (provided, that for purposes of this clause (c), Availability may be below such amount for 2 days during any consecutive 30 day period without causing a Restrictive Trigger Event to occur under this clause (c)).

Revolver Commitment - at any date for any Lender, the obligation of such Lender to make Revolver Loans and to purchase participations in LC Obligations pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolver Commitment" on the signature pages of this Agreement or the principal amount set forth in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and "Revolver Commitments" means the aggregate principal amount of the Revolver Commitments of all Lenders, the maximum amount of which on any date shall be $175,000,000, as reduced from time to time pursuant to Section 2.1.5.

Revolver Loan - a loan made by Lenders as provided in Section 2.1 (including any Out-of-Formula Loan) or a Swingline Loan funded solely by BofA.

Revolver Note - a Revolver Note to be executed by Borrowers in favor of each Lender in the form of Exhibit A attached hereto, which shall be in the face amount of such Lender's Revolver Commitment and which shall evidence all Revolver Loans made by such Lender to Borrowers pursuant to this Agreement.

Royalties - with respect to a License Agreement, all royalties, fees, expense reimbursement and other amounts at any time owing by a Borrower under such License Agreement.

S&P - Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

Schedule of Accounts - as defined in Section 8.2.1.

SEC - Securities and Exchange Commission.

Secured Parties - Agent, Issuing Bank, Lenders (including BofA as the provider of Swingline Loans) and any Lender or any Affiliate of a Lender as the provider of any Bank Products.

Security Documents - the Patent Security Agreements, each Guaranty, the Trademark Security Agreements, the Deposit Account Control Agreements, the Pledge Agreements, the Mortgages, the Environmental Agreement, the Negative Pledge Agreements, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Senior Note Documents - the Senior Notes, the Senior Notes Indenture and any and all other agreements, instruments or documents executed in connection therewith or pursuant thereto, as amended, supplemented, modified or restated in accordance with the terms hereof.

Senior Notes - the 8 5/8% Senior Notes due 2011 issued by Parent, in the aggregate principal amount of $220,000,000.

Senior Notes Indenture - that certain Indenture dated as of April 24, 2003, between Parent and Wachovia Bank, National Association, as Trustee, pursuant to which Parent issued the Senior Notes, as amended, supplemented, modified or restated in accordance with the terms hereof.

Senior Officer - the chairman of the board of directors, the president, the chief financial officer, in-house legal counsel, the chief executive officer, the principal accounting officer or the treasurer of a Borrower (or the equivalent of any of the foregoing) or any other officer, partner or member (or person performing similar functions) of a Borrower responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement or any of the other Loan Documents.

Settlement Date - as defined in Section 4.1.3(i).

Settlement Report - a report delivered by Agent to Lenders summarizing the amount of the outstanding Revolver Loans as of the Settlement Date and the calculation of the Borrowing Base as of such Settlement Date.

Software - shall have the meaning given to the term "software" in the UCC.

Solvent - as to any Person, such Person (i) owns Property whose fair salable value is greater than the amount required to pay all of such Person's debts (including contingent liabilities), (ii) owns Property whose present fair salable value (as defined below) is greater than the amount that will be required to pay the probable total liabilities (including contingent liabilities), of such Person on its debts as they become absolute and matured, (iii) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (iv) does not intend to, and does not believe that it will, incur debt or liabilities beyond such Person's ability to pay such debts and liabilities as they mature. As used herein, the term "fair salable value" of a Person's assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions. The amount of contingent liabilities at any time shall be computed as the amount that in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Real Estate - the Real Estate of Borrowers located in Salisbury, Maryland, Terre Haute, Indiana, Lowell, Arkansas and Palmyra, Missouri on the Closing Date.

Statutory Reserves - on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including all basic, emergency, supplemental or other marginal reserve requirements and taking into account any transitional adjustments or other scheduled in reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D). Such reserve percentage shall include those imposed pursuant to said Regulation D. The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage.

Subordinated Debt - Debt incurred by a Borrower that is expressly subordinated and made junior in right of payment to the Full Payment of the Obligations and, to the extent that such Debt is incurred on or after the Closing Date, such Debt is payable on terms and conditions (including terms relating to repayment and subordination but excluding interest, fees and any call protection provisions) that are reasonably satisfactory to Agent.

Subsidiary - any Person in which more than 50% of its outstanding Voting Securities or more than 50% of all Equity Interests is owned directly or indirectly by a Borrower, by one or more other Subsidiaries of such Borrower or by a Borrower and one or more other Subsidiaries.

Supporting Obligation - shall have the meaning given to the term "supporting obligation" in the UCC.

Swingline Loan - as defined in Section 4.1.3(ii).

Swingline Note - the Swingline Note to be executed by Borrowers to the order of BofA on or before the Closing Date in the form of Exhibit C, to evidence the outstanding Swingline Loans owing to BofA from time to time pursuant to Section 4.1.3.

Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of each Lender, taxes imposed on or measured by the net income or overall gross receipts of such Lender.

Term - as defined in Section 6.1.

Term Loan - the aggregate of the Term Loan Advances made by Lenders to Borrowers pursuant to Section 2.2.1.

Term Loan Advance - an advance made by a Lender as part of the Term Loan on the Closing Date and thereafter means such Lender's portion of the Term Loan.

Term Loan Commitment - at any date for any Lender, the obligation of such Lender to make Term Loan Advances pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Term Loan Commitment" on the signature pages hereof or the principal amount set forth in any Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and the term "Term Loan Commitments" means the aggregate principal amount of the Term Loan Commitment of each Lender, the maximum amount of which shall be $35,000,000.

Term Note - as defined in Section 2.2.2.

Trademark Security Agreement - each Trademark Security Agreement to be executed by the applicable Borrower in favor of Agent on or before the Closing Date and by which such Borrower shall grant to Agent, for the benefit of Secured Parties, as security for the Obligations, a security interest in all of such Borrower's right, title and interest in and to all of the trademark registrations and trademark applications listed therein.

Trailing Receipts - on any date of determination, collections of Generic Accounts received by Borrowers for the immediately preceding 31 day period from the date of determination.

Transferee - as defined in Section 14.3.3.

Type - any type of a Loan determined with respect to the interest option applicable thereto, which shall be either a LIBOR Loan or a Base Rate Loan.

UCC - the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

Undrawn Amount - on any date with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit in Dollars.

Unused Line Fee - as defined in Section 3.2.2.

Upstream Payment - a payment or distribution directly or indirectly of cash or other Property by a Subsidiary of an Obligor to such Obligor, or by a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, whether in repayment of Debt owed by such Subsidiary to such Obligor, as a dividend or distribution on account of such Obligor's ownership of Equity Interests or otherwise.

USA Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Value - with reference to the value of Inventory, value determined by Agent in good faith on the basis of the lower of cost or market of such Eligible Inventory, with the cost thereof calculated on a first-in, first-out basis in accordance with GAAP consistently applied.

Voting Securities - Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or individuals performing similar functions.

     1.2     Accounting Terms     Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Parent and its Subsidiaries delivered to Agent and Lenders hereunder and using the same method for inventory valuation as used in such audited financial statements, except for any change required by GAAP; provided, however, that for purposes of determining Borrowers' compliance with financial covenants contained in Section 10.3 and other financial terms and definitions used therein, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 9.1.9; provided, further however, that in the event that any accounting change under GAAP shall occur and such change results in a material change in the method of calculation of financial covenants or related financial definitions in this Agreement, then Borrowers and Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such accounting changes with the desired result that the criteria for evaluating Borrowers' financial condition shall be the same after such accounting changes as if such accounting changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrowers, Agent and Required Lenders, all financial covenants and related financial definitions in this Agreement shall continue to be calculated or construed as if such accounting changes had not occurred.

     1.3    Other Terms    All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

     1.4     Certain Matters of Construction   The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules and regulations; to any agreement, instrument or other documents (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person (including Agent, a Borrower, a Lender or BofA) shall mean and include the successors and permitted assigns of such Person; to "including" and "include" shall be understood to mean "including, without limitation" (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); to the time of day shall mean the time of day on the day in question in New York, New York, unless otherwise expressly provided in this Agreement; or to the "discretion" of Agent or a Lender shall mean the sole and absolute discretion of such Person unless otherwise qualified. An Event of Default shall be deemed to exist at all times during the period commencing on the date that such Event of Default occurs to the date on which such Event of Default is waived in writing by Agent (acting with the consent or at the direction of the Lenders or the Required Lenders, as applicable) pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Agent (acting with the consent or at the direction of the Lenders or the Required Lenders, as applicable). All calculations of Value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars. Whenever the phrase "to the best of Borrowers' knowledge" or words of similar import relating to the knowledge or the awareness of a Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of a Senior Officer of any Borrower.

SECTION 2.    CREDIT FACILITIES

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree to the extent and in the manner hereinafter set forth to make their respective shares of the Commitments available to Borrowers in an aggregate amount up to $210,000,000, as set forth hereinbelow:

2.1     Revolver Commitments.

2.1.1   Revolver Loans

. Each Lender agrees, severally to the extent of its Revolver Commitment and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrowers on any Business Day during the period from the Closing Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time such Lender's Revolver Commitment at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lenders shall have no obligation to Borrowers whatsoever to honor any request for a Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolver Loans then outstanding (including Swingline Loans) and Pending Revolver Loans exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base. Each Borrowing of Revolver Loans shall be funded by Lenders on a Pro Rata basis in accordance with their respective Revolver Commitments (except for BofA with respect to Swingline Loans). The Revolver Loans shall bear interest as set forth in Section 3.1. Each Revolver Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist of Base Rate Loans or LIBOR Loans.

2.1.2   Out-of-Formula Loans

. If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time (an "Out-of-Formula Condition"), such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents. In the event that Lenders are willing in their discretion to make Out-of-Formula Loans or are required to do so by Section 13.9.4 or Section 2.1.6, such Out-of-Formula Loans shall bear interest as provided in Section 3.1.5 and shall be payable on demand, provided, that, any Out-of-Formula Loans made by Lenders under Section 13.9.4 or Section 2.1.6 shall be payable at the end of the applicable period permitted by Lenders under Section 13.9.4, or on demand if an Event of Default exists.

2.1.3   Use of Proceeds

. The proceeds of the Revolver Loans shall be used by Borrowers solely for one or more of the following purposes: (i) to satisfy the Debt owing on the Closing Date to the Prior Lenders; (ii) to pay the fees and transaction expenses associated with the closing of the transactions described herein; (iii) to pay any of the Obligations in accordance with this Agreement; and (iv) to make expenditures for working capital and other lawful corporate purposes of Borrowers to the extent such expenditures are not prohibited by this Agreement or Applicable Law. In no event may any Revolver Loan proceeds be used by any Borrower (x) to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors, or (y) to fund any operations or finance any investments or activities in, or to make payments to, a Blocked Person.

2.1.4   Revolver Notes

. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender and by the Revolver Note payable to such Lender (or the assignee of such Lender), which shall be executed by Borrowers, completed in conformity with this Agreement and delivered to such Lender. All outstanding principal amounts and accrued interest under the Revolver Notes shall be due and payable as set forth in Section 5.2.

2.1.5   Voluntary Reductions of Revolver Commitments

. Borrowers shall have the right to permanently reduce the amount of the Revolver Commitments, on a Pro Rata basis for each Lender, at any time and from time to time upon 3 Business Days written notice to Agent of such reduction, which notice shall specify the amount of such reduction, shall be irrevocable once given, and shall be effective on the fourth day after Agent's receipt of such notice. Agent shall promptly transmit such notice to each Lender. If on the effective date of any such reduction in the Revolver Commitments and after giving effect thereto an Out-of-Formula Condition exists, then the provisions of Section 5.2.1(iii) shall apply, except that such repayment shall be due immediately upon such effective date without further notice to or demand upon Borrowers. If the Revolver Commitments are reduced to zero, then such reduction shall be deemed a termination of the Commitments by Borrowers pursuant to Section 6.2.2. The Revolver Commitments, once reduced, may not be reinstated without the written consent of all Lenders.

2.1.6   Agent Advances.

Agent shall be authorized, in its discretion, at any time or times that an Event of Default exists or any of the conditions precedent set forth in Section 11 have not been satisfied, to make Revolver Loans that are Base Rate Loans in an aggregate amount outstanding at any time not to exceed $10,000,000, but only to the extent that Agent, in the exercise of its sole credit judgment, deems the funding of such Loans (herein called "Agent Advances") to be necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii)  to enhance the likelihood, or increase the amount, of repayment of the Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses, all of which Agent Advances shall be deemed part of the Obligations and secured by the Collateral, and shall be treated for all purposes of this Agreement (including Sections 5.6.1 and 15.4) as advances for the repayment to Agent and Lenders of Extraordinary Expenses; provided, however, that the Required Lenders may at any time revoke Agent's authorization to make any such Agent Advances by written notice to Agent, which shall become effective prospectively upon and after Agent's actual receipt thereof. Absent such revocation, Agent's determination that the making of an Agent Advance is required for any such purposes shall be conclusive. Each Lender shall participate in each Agent Advance in an amount equal to its Pro Rata share of the Revolver Commitments. Notwithstanding the foregoing, the maximum amount of Agent Advances outstanding at any time, when added to the aggregate of Revolver Loans and LC Obligations outstanding at such time, shall not exceed the total of the Revolver Commitments (unless otherwise agreed by the Required Lenders) and shall not exceed 30 days if such Agent Advance constitutes an Out-of-Formula Loan. The aggregate amount of Loans made pursuant to this Section 2.1.6 and Section 13.9.4 shall not exceed $10,000,000 in the aggregate at any time. Nothing in this Section 2.1.6 shall be construed to limit in any way the amount of Extraordinary Expenses that may be incurred by Agent and that Borrowers shall be obligated to reimburse to Agent to the extent provided for in the Loan Documents.

2.2.     Term Loan Commitment.

2.2.1.   Term Loan.

Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make to Borrowers a Term Loan Advance in an amount not to exceed such Lender's Term Loan Commitment. The Term Loan shall be comprised of Term Loan Advances in the aggregate principal amount of $35,000,000 and shall be funded by Lenders on the Closing Date, concurrently with Lenders' funding of their initial Revolver Loans. The proceeds of the Term Loan Advances shall be used by Borrowers solely for purposes for which the proceeds of the Revolver Loans are authorized to be used. The Term Loan Commitment of each Lender shall expire on the funding by such Lender of its Term Loan Advance. Borrowers shall not be entitled to reborrow any amounts repaid with respect to the Term Loan Advances. All Term Loan Advances shall bear interest as set forth in Section 3.1, shall initially be Base Rate Loans and shall be repaid as provided in Section 5.3. Each Lender shall make its Term Loan Advance available to Agent in immediately available funds, to such account of Agent as Agent may designate, not later than 12:00 noon on the Closing Date. After Agent's receipt of the proceeds of such Term Loan Advance, and upon satisfaction of the conditions precedent set forth in Section 11, Agent shall make the proceeds of all such Term Loan Advances available to Borrowers on the Closing Date by transferring same day funds equal to the proceeds of such Term Loan Advances received by Agent to an account designated by Borrowers in writing.

2.2.2.   Term Notes.

Borrowers shall execute and deliver to Agent on behalf of each Lender, on the Closing Date, a promissory note substantially in the form of Exhibit B attached hereto and made a part hereof (such promissory note, together with any new notes issued pursuant to Section 14.3.2 upon the assignment of any portion of any Lender's Term Loan Advance, being hereinafter referred to collectively as the "Term Notes" and each of such promissory notes being hereinafter referred to individually as a "Term Note"), to evidence such Lender's Term Loan Advance to Borrowers, in the original principal amount equal to the amount of such Lender's Term Loan Commitment. Each Term Note shall be dated the Closing Date (or the date of the applicable Assignment and Acceptance) and shall provide for payment of the Term Loan Advance evidenced thereby as specified in Section 5.3.

2.3     LC Facility.

2.3.1.   Issuance of Letters of Credit

. Subject to all of the terms and conditions hereof, Issuing Bank agrees to establish the LC Facility pursuant to which, during the period from the date hereof to (but excluding) the 30th day prior to the last day of the Term, Issuing Bank shall issue one or more Letters of Credit on any Borrower's request therefor from time to time, subject to the following terms and conditions:

(i) Each Borrower acknowledges that Issuing Bank's willingness to issue any Letter of Credit is conditioned upon Issuing Bank's receipt of (A) an LC Application with respect to the requested Letter of Credit and (B) such other standard instruments and agreements as Issuing Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit. Issuing Bank shall have no obligation to issue any Letter of Credit unless (x) Issuing Bank receives an LC Request and LC Application at least 3 Business Days prior to the date of issuance of a Letter of Credit, and (y) each of the LC Conditions is satisfied on the date of Issuing Bank's receipt of the LC Request and at the time of the requested issuance of a Letter of Credit. If Issuing Bank shall have received written notice from a Lender on or before the Business Day immediately prior to the date of Issuing Bank's issuance of a Letter of Credit that one or more of the conditions set forth in Section 11.2 has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit or any other Letter of Credit until such notice is withdrawn in writing by that Lender or until the Required Lenders shall have effectively waived such condition in accordance with this Agreement. In no event shall Issuing Bank be deemed to have notice or knowledge of any existence of any Default or Event of Default or the failure of any conditions in Section 11.2 to be satisfied prior to its receipt of such notice from a Lender.

(ii) Letters of Credit may be requested by a Borrower only if they are to be used (a) to support obligations of such Borrower incurred in the Ordinary Course of Business of such Borrower or (b) for such other purposes as Agent may approve from time to time.

(iii) Borrowers shall comply with all of the terms and conditions imposed on Borrowers by Issuing Bank that are contained in any LC Application or in any other standard agreement customarily or reasonably required by Issuing Bank in connection with the issuance of any Letter of Credit. If Issuing Bank shall honor any request for payment under a Letter of Credit, Borrowers shall be jointly and severally obligated to pay to Issuing Bank, in Dollars on the same day as the date on which payment was made by Issuing Bank (the "Reimbursement Date"), an amount equal to the amount paid by Issuing Bank under such Letter of Credit, together with interest from and after the Reimbursement Date until Full Payment is made by Borrowers at the Default Rate for Revolver Loans constituting Base Rate Loans. Until Issuing Bank has received payment from Borrowers in accordance with the foregoing provisions of this clause (iii), Issuing Bank, in addition to all of its other rights and remedies under this Agreement and any LC Application, shall be fully subrogated to the rights and remedies of each beneficiary under such Letter of Credit whose claims against Borrowers have been discharged with the proceeds of such Letter of Credit. Whether or not a Borrower submits any Notice of Borrowing to Agent, Borrowers shall be deemed to have requested from Lenders a Borrowing of Base Rate Loans in an amount necessary to pay to Issuing Bank all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not any Default or Event of Default has occurred or exists, the Commitments have been terminated, the funding of the Borrowing would result in (or increase the amount of) any Out-of-Formula Condition, or any of the conditions set forth in Section 11 are not satisfied.

(iv) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of Borrowers to reimburse Issuing Bank for any payment made by Issuing Bank under a Letter of Credit shall be absolute, unconditional, irrevocable and joint and several and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right which Borrowers may have at any time against a beneficiary of any Letter of Credit. In connection with the issuance of any documentary Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in the Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon, even if such Documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure or omission to ship, any or all of the goods referred to in a documentary Letter of Credit or Documents applicable thereto; any deviation from instructions, delay, default or fraud by the shipper and/or any Person in connection with any goods or any shipping or delivery thereof; any breach of contract between the shipper or vendors and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, unless such errors, omissions, interruptions or delays are the result of the gross negligence or willful misconduct of Issuing Bank; errors in interpretation of technical terms; the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or any consequences arising from causes beyond the control of Issuing Bank including any act or omission (whether rightful or wrongful) of any present or future Governmental Authority. The rights, remedies, powers and privileges of Issuing Bank under this Agreement with respect to Letters of Credit shall be in addition to, and cumulative with, all rights, remedies, powers and privileges of Issuing Bank under any of the LC Documents. Nothing herein shall be deemed to release Issuing Bank from any liability or obligation that it may have in respect to any Letter of Credit arising out of and directly resulting from its own gross negligence or willful misconduct.

(v) No Letter of Credit shall be extended or increased in amount, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued. With respect to any Letter of Credit that contains any "evergreen" or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal, unless any such Lender shall have provided to Agent written notice that it declines to consent to any such extension or renewal at least 30 days prior to the date on which Issuing Bank is entitled to decline to extend or renew the Letter of Credit. If all of the LC Conditions are met and no Default or Event of Default exists, each Lender shall be deemed to have consented to any such extension or renewal.

(vi) Unless otherwise provided in any of the LC Documents, each LC Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce No. 500, and any amendments or revisions thereto.

2.3.2.   Participations.

(i) Immediately upon the issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation equal to the Pro Rata share of such Lender (a "Participating Lender") in all LC Obligations arising in connection with such Letter of Credit, but in no event greater than an amount which, when added to such Lender's Pro Rata share of all Revolver Loans and LC Obligations then outstanding, exceeds such Lender's Revolver Commitment.

(ii) If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not repay or cause to be repaid the amount of such payment on the Reimbursement Date, Issuing Bank shall promptly notify Agent, which shall promptly notify each Participating Lender, of such payment and each Participating Lender shall promptly (and in any event within 1 Business Day after its receipt of notice from Agent) and unconditionally pay to Agent, for the account of Issuing Bank, in immediately available funds, the amount of such Participating Lender's Pro Rata share of such payment, and Agent shall promptly pay such amounts to Issuing Bank. If a Participating Lender does not make its Pro Rata share of the amount of such payment available to Agent on a timely basis as herein provided, such Participating Lender agrees to pay to Agent for the account of Issuing Bank, forthwith on demand, such amount together with interest thereon at the Federal Funds Rate until paid. The failure of any Participating Lender to make available to Agent for the account of Issuing Bank such Participating Lender's Pro Rata share of the LC Obligations shall not relieve any other Participating Lender of its obligation hereunder to make available to Agent its Pro Rata share of the LC Obligations. No Participating Lender shall be responsible for the failure of any other Participating Lender to make available to Agent its Pro Rata share of the LC Obligations on the date such payment is to be made.

(iii) Whenever Issuing Bank receives a payment on account of the LC Obligations, including any interest thereon, as to which Agent has previously received payments from any Participating Lender for the account of Issuing Bank, Issuing Bank shall promptly pay to each Participating Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Participating Lender's Pro Rata share thereof.

(iv) The obligation of each Participating Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank's payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and irrespective of whether or not Borrowers may assert or have any claim for any lack of validity or unenforceability of this Agreement or any of the other Loan Documents; any Borrower's dispute as to its liability for any of the LC Obligations; the existence of any Default or Event of Default; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; the existence of any setoff or defense any Obligor may have with respect to any of the Obligations; or the termination of the Commitments.

(v) Neither Issuing Bank nor any of its officers, directors, employees or agents shall be liable to any Participating Lender for any action taken or omitted to be taken under or in connection with any of the LC Documents except as a result of actual gross negligence or willful misconduct on the part of Issuing Bank. Issuing Bank does not assume any responsibility for any failure or delay in performance or breach by a Borrower or any other Person of its obligations under any of the LC Documents. Issuing Bank does not make to Participating Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, the LC Documents, or any Obligor. Issuing Bank shall not be responsible to any Participating Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of or any of the LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any of the Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. In connection with its administration of and enforcement of rights or remedies under any of the LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting upon, any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts and to advise it concerning its rights, powers and privileges under the LC Documents and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to the LC Documents and shall not be liable for the negligence, default or misconduct of any such agents or attorneys-in-fact selected by Issuing Bank with reasonable care. Issuing Bank shall not have any liability to any Participating Lender by reason of Issuing Bank's refraining to take any action under any of the LC Documents without having first received written instructions from the Required Lenders to take such action.

(vi) Upon the request of any Participating Lender, Issuing Bank shall furnish to such Participating Lender copies (to the extent then available to Issuing Bank) of each outstanding Letter of Credit and related LC Documents as may be in the possession of Issuing Bank and reasonably requested from time to time by such Participating Lender.

2.3.3.   Cash Collateral Account

. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding (i) on any date that Availability is less than zero, (ii) on or at any time after the Commitment Termination Date, or (iii) on the day that is 5 Business Days prior to the last day of the Term, then Borrowers shall, on Issuing Bank's or Agent's request, forthwith pay to Agent, for the account of Issuing Bank, the amount of any LC Obligations that are then due and payable and shall, upon the occurrence of any of the events described in clauses (ii) or (iii) hereinabove, Cash Collateralize all outstanding Letters of Credit. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time that an Event of Default exists, then Borrowers shall, on Issuing Bank's or Agent's (acting at the direction of the Required Lenders) request, forthwith pay to Agent, for the account of Issuing Bank, the amount of any LC Obligations that are then due and payable and shall Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to Cash Collateralize any outstanding Letters of Credit on the first Business Day following Agent's or Issuing Bank's demand therefor as provided in the immediately preceding sentences, Lenders may (and shall upon direction of Agent) advance such amount as Revolver Loans (whether or not the Commitment Termination Date has occurred or an Out-of-Formula Condition is created thereby), to be funded to Agent for the account of Borrowers. Such cash (together with any interest accrued thereon) shall be held by Agent in the Cash Collateral Account and may be invested, in Agent's discretion, in Cash Equivalents. Each Borrower hereby pledges to Agent and grants to Agent a security interest in, for the benefit of Agent in such capacity and for the Pro Rata benefit of Lenders, all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations (including LC Obligations), whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account, Agent may apply Cash Collateral then held in the Cash Collateral Account to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed, and, to the extent not so applied, to the payment of the other LC Obligations. Neither Borrowers nor any other Person claiming by, through or under or on behalf of Borrowers shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, including any accrued interest, provided that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Obligations, any Cash Collateral remaining in the Cash Collateral Account shall be returned to Borrowers unless an Event of Default then exists (in which event Agent may apply such Cash Collateral to the payment of any other Obligations outstanding in accordance with the provisions of Section 5.6, with any surplus to be turned over to Borrowers).

2.3.4   Indemnifications.

(i) In addition to and without limiting any other indemnity which Borrowers may have to any Indemnitees under any of the Loan Documents, each Borrower hereby agrees to indemnify and defend each of the Indemnitees and to hold each of the Indemnitees harmless from and against any and all actual out-of-pocket losses, claims, damages and expenses which any Indemnitee may suffer, incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit, (b) any suit, investigation or proceeding as to which Agent or any Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or the payment or failure to pay thereunder or (c) Issuing Bank following any instructions of a Borrower with respect to any Letter of Credit or any Document received by Issuing Bank with reference to any Letter of Credit, in each case, unless such losses, claims, damages or expenses result from the gross negligence or willful misconduct of such Indemnitee (including such Indemnitee's officers, directors, employees, agents and attorneys but such defense shall not apply to any other Indemnitees).

(ii) Each Participating Lender agrees to indemnify and defend each of the Issuing Bank Indemnitees (to the extent the Issuing Bank Indemnitees are not reimbursed by Borrowers or any other Obligor, but without limiting the indemnification obligations of Borrowers under this Agreement), to the extent of such Lender's Pro Rata share of the Revolver Commitments, from and against any and all Claims which may be imposed on, incurred by or asserted against any of the Issuing Bank Indemnitees in any way related to or arising out of Issuing Bank's administration or enforcement of rights or remedies under any of the LC Documents or any of the transactions contemplated thereby (including costs and expenses which Borrowers are obligated to pay under Section 15.2).

2.4.   Bank Products.

Borrowers may request any Lender to provide, or to arrange for one or more of its Affiliates to provide, Bank Products, but no Lender shall have any obligation whatsoever to provide, or to arrange for the provision of, any Bank Products. If Bank Products are provided by an Affiliate of a Lender, Borrowers agree to indemnify and hold Agent and Lenders harmless from and against any and all Claims at any time incurred by Agent or any Lender that arise from any indemnity given to such Affiliates that relate to such Bank Products other than those Claims that arise from Agent's or any such Lender's gross negligence or willful misconduct. Borrowers acknowledge that obtaining Bank Products from any Lender or any Lender's Affiliate is in the discretion of such Lender or its Affiliates and is subject to all rules and regulations of such Lender and its Affiliates that are applicable to such Bank Products.

SECTION 3.     INTEREST, FEES AND CHARGES

3.1.   Interest.

3.1.1.   Rates of Interest

. Borrowers agree to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

(i) for Revolver Loans made or outstanding as Base Rate Loans, the Applicable Margin plus the Base Rate in effect from time to time; or

(ii) for Revolver Loans made or outstanding as LIBOR Loans, the Applicable Margin plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.

Borrowers agree to pay interest in respect of all unpaid principal amounts outstanding with respect to Term Loan Advances from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration, or otherwise) at a rate per annum equal to the applicable rate indicated below:

(i) for any portion of Term Loan Advances made or outstanding as Base Rate Loans, the Applicable Margin plus the Base Rate in effect from time to time; or

(ii) for any portion of Term Loan Advances made or outstanding as LIBOR Loans, the Applicable Margin plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.

Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone and, if so requested by Borrowers, confirm the same in writing. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. Interest on each Loan shall accrue from and including the date on which such Loan is made, converted to a Loan of another Type or continued as a LIBOR Loan to (but excluding) the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan.

3.1.2.   Conversions and Continuations.

(i) Borrowers may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect (A) to continue all or any part of a LIBOR Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Loan of one Type into a Loan of another Type; provided, however, during the period that any Default or Event of Default exists, Agent may (and shall at the direction of the Required Lenders) declare that no Loan may be made or continued as or converted into a LIBOR Loan. Any conversion of a LIBOR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such LIBOR Loan. Any conversion or continuation made with respect to less than the entire outstanding balance of the Loans must be allocated among Lenders on a Pro Rata basis, and the Interest Period for Loans converted into or continued as LIBOR Loans shall be coterminous for each Lender.

(ii) Whenever Borrowers desire to convert or continue Loans under Section 3.1.2(i), Borrower Representative shall give Agent written notice (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit D (a "Notice of Conversion/Continuation"), signed by an authorized officer of Borrower Representative, at least 1 Business Day before the requested conversion date, in the case of a conversion into Base Rate Loans, and at least 3 Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Loans. Promptly after receipt of a Notice of Conversion/Continuation, Agent shall notify each Lender in writing of the proposed conversion or continuation. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Loans are being converted into or continued as LIBOR Loans (and, if so, the duration of the Interest Period to be applicable thereto and, in the absence of any specification by Borrowers of the Interest Period, an Interest Period of one month will be deemed to be specified) or Base Rate Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver the Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans.

3.1.3.   Interest Periods

. In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Loans, Borrowers shall select an interest period (each an "Interest Period") to be applicable to such LIBOR Loan, which interest period shall consist of 1, 2, 3 or 6 months and shall commence on the date such LIBOR Loan is made; provided, however, that:

(i) the initial Interest Period for a LIBOR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Loan of another Type) and each Interest Period occurring thereafter in respect of such Revolver Loan shall commence on the date on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that, if any Interest Period in respect of LIBOR Loans would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month; and

(iv) no Interest Period shall extend beyond the last day of the Term.

3.1.4.   Interest Rate Not Ascertainable

. If Agent shall reasonably determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or any Lender's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Agent shall forthwith give notice (by telephone promptly confirmed in writing) to Borrowers of such determination. Until Agent notifies Borrowers that the circumstances giving rise to the suspension described herein no longer exist, the obligation of Lenders to make LIBOR Loans shall be suspended, and such affected Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Loans.

3.1.5.   Default Rate of Interest

. Borrowers shall pay interest at a rate per annum equal to the Default Rate (i) with respect to the principal amount of any portion of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until Full Payment; (ii) with respect to the principal amount of all of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) upon the earlier to occur of (x) Borrower Representative's receipt of notice from Agent of the Required Lenders' election to charge the Default Rate based upon the existence of any Event of Default (which notice Agent shall send only with the consent or at the direction of the Required Lenders), whether or not acceleration or demand for payment of the Obligations has been made, or (y) the commencement by or against any Borrower of an Insolvency Proceeding whether or not under the circumstances described in clauses (i) or (ii) hereof Lenders elect to accelerate the maturity or demand payment of any of the Obligations; and (iii) with respect to the principal amount of any Out-of-Formula Loans (unless otherwise agreed in writing by the Required Lenders), whether or not demand for payment thereof has been made by Agent. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding of a Borrower. Each Borrower acknowledges that the cost and expense to Agent and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense. Interest accrued at the Default Rate shall be due and payable on demand.

3.2.   Fees

. In consideration of Lenders' establishment of the Commitments in favor of Borrowers, and Agent's agreement to serve as collateral and administrative agent hereunder, Borrowers jointly and severally agree to pay the following fees:

3.2.1.   Fee Letter

. Borrowers shall be jointly and severally obligated to pay to Agent such fees as are required by the Fee Letter on the dates set forth therein.

3.2.2.   Unused Line Fee

. Borrowers shall be jointly and severally obligated to pay to Agent for the Pro Rata benefit of Lenders a fee (the "Unused Line Fee") equal to the Applicable Margin (for the Unused Line Fee) of the amount by which the Average Revolver Loan Balance for any quarter (or portion thereof that the Commitments are in effect) is less than the aggregate Revolver Commitments, such Unused Line Fee to be paid quarterly, in arrears, on the first day of each calendar quarter and on the Commitment Termination Date; provided, however, that if an Event of Default exists and the Default Rate is then in effect, then such Unused Line Fees shall be paid on a monthly basis, on the first day of each calendar month.

3.2.3.   LC Facility Fees

. Borrowers shall be jointly and severally obligated to pay: (a)(i) to Agent for the Pro Rata account of each Lender for all Letters of Credit, the Applicable Margin in effect for Revolver Loans that are LIBOR Loans on a per annum basis based on the average amount available to be drawn under Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable quarterly, in arrears, on the first day of each calendar quarter; (ii) to Issuing Bank for its own account a Letter of Credit fronting fee of 0.125% per annum based on the average amount available to be drawn under all Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable quarterly, in arrears, on the first Business Day of the following calendar quarter; and (iii) to Issuing Bank for its own account all customary charges associated with the issuance, amending, negotiating, payment, processing and administration of all Letters of Credit; provided, however, that if an Event of Default exists and the Default Rate is then in effect, then such fees and charges shall be paid on a monthly basis, on the first day of each calendar month. All Letter of Credit fees that are expressed as a percentage shall be increased to a percentage that is 2% greater than the percentage that would otherwise be applicable to LIBOR Loans when the Default Rate is in effect.

3.2.4.   Audit and Appraisal Fees and Expenses

. Borrowers shall reimburse Agent for all reasonable costs and expenses incurred by Agent (including standard fees charged by Agent's internal appraisal department) in connection with (i) examinations and reviews of any Obligor's books and records, (A) up to 3 times per Loan Year for any and all such examinations and reviews unless a Default or Event of Default exists (in which event, there shall be no limit on the number of examinations and reviews for which Borrowers shall be obligated to reimburse Agent) and (B) up to 2 times per Loan Year if no Restrictive Trigger Event has occurred and is continuing, and shall pay to Agent the standard amount charged by Agent per day ($850 per day as of the Closing Date) plus reasonable out-of-pocket expenses for each day that an employee or agent of Agent shall be engaged in an examination or review of any Obligor's books and records under this clause (i), and (ii) appraisals of Inventory no more frequently than 2 times per Loan Year, unless a Default or Event of Default exists (in which event, there shall be no limit on the number of Inventory appraisals for which Borrowers shall be obligated to reimburse Agent). If after the occurrence of a Restrictive Trigger Event, Availability is at least $25,000,000 for 90 consecutive days and no Event of Default exists, then as soon as practicable but in any event within 1 Business Day thereafter (the "Audit Spring-Back Date"), Agent will not require such examinations and reviews more frequently than 2 times per Loan Year unless another Restrictive Trigger Event occurs. If a Restrictive Trigger Event has occurred as a result of an Event of Default and not as a result of the failure of Borrowers to meet the Availability or Average Availability requirements, and Agent (or to the extent required by this Agreement, all Lenders or Required Lenders) waive the Event of Default in writing, then the Audit Spring-Back Date shall occur on the date of the waiver in writing of such Event of Default. The foregoing shall not be construed to limit Agent's right to conduct audits as provided in Section 10.1.1 (but shall limit Borrowers' obligation to reimburse Agent and Lenders for any such audit) or as provided in the definition of Permitted Acquisitions or to otherwise obtain appraisals of the Collateral at the expense of Agent and Lenders.

3.2.5.   General Provisions

. All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement on the due date thereof (and, in the case of Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in Section 3.2 are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

3.3.   Computation of Interest and Fees

. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days (except 365/366 days for Base Rate Loans). Each determination by Agent of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.

3.4.   Reimbursement Obligations.

3.4.1   Borrowers shall reimburse Agent and Lenders for any Extraordinary Expenses, on the sooner to occur of 10 Business Days after Agent's demand therefor or Agent's receipt of any proceeds of Collateral in connection with any Enforcement Action (subject to the provisions of Section 5.6 with respect to the application of any proceeds of Collateral). Borrowers also shall reimburse Agent for all reasonable accounting, appraisal and consulting fees, and reasonable attorney's fees and out-of-pocket expenses of one counsel to Agent (and local counsels as determined by Agent) and other reasonable fees and expenses suffered or incurred by Agent in connection with: (i) the negotiation and preparation of any of the Loan Documents, any amendment or modification thereto; (ii) the administration of the Loan Documents and the transactions contemplated thereby; (iii) action taken to perfect or maintain the perfection or priority of any of Agent's Liens with respect to any of the Collateral; (iv) any inspection of or audits conducted by Agent with respect to any Obligor's books and records or any of the Collateral (subject to the limitations set forth in Section 3.2.4 hereof); and (v) any effort by Agent to verify or appraise any of the Collateral (subject to the limitations set forth in Section 3.2.4). All amounts chargeable to or reimbursable Borrowers under this Section 3.4 shall constitute Obligations that are secured by all of the Collateral and if not sooner paid, shall be payable to Agent within 10 Business Days after demand by Agent. Borrowers shall also reimburse Agent for reasonable expenses incurred by Agent in its administration of any of the Collateral to the extent and in the manner provided in Section 8 or in any of the other Loan Documents. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Loan Documents regarding the indemnification or reimbursement by Borrowers of Claims suffered or incurred by Agent or any Lender.

3.4.2.   If at any time Agent or (with the prior consent of Agent) any Lender shall agree to indemnify any Person against losses or damages that such Person may suffer or incur in its dealings or transactions with Borrowers, or shall guarantee or otherwise assure payment of any liability or obligation of Borrowers to such Person, or otherwise shall provide assurances of Borrowers' payment or performance under any agreement with such Person, including indemnities, guaranties or other assurances of payment or performance given by Agent or any Lender with respect to Banking Relationship Debt, then the Contingent Obligation of Agent or any Lender providing any such indemnity, guaranty or other assurance of payment or performance, together with any payment made or liability incurred by Agent or any Lender in connection therewith, shall constitute Obligations that are secured by the Collateral and Borrowers shall repay, within 10 Business Days, any amount so paid or any liability incurred by Agent or any Lender in connection with any such indemnity, guaranty or assurance (other than liabilities resulting from Agent's or such Lender's gross negligence or willful misconduct). Nothing herein shall be construed to impose upon Agent or any Lender any obligation to provide any such indemnity, guaranty or assurance. The foregoing agreement of Borrowers shall apply whether or not such indemnity, guaranty or assurance is in writing or oral and regardless of any Borrower's knowledge of the existence thereof, shall survive termination of the Commitments and Full Payment of the Obligations and any other provisions of the Loan Documents regarding reimbursement or indemnification by Borrowers of Claims suffered or incurred by Agent or any Lender.

3.5.   Bank Charges

. Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution (including any fees paid by Agent or any Lender to any Participant) arising out of or in connection with (i) the forwarding to a Borrower or any other Person on behalf of Borrower by Agent of proceeds of Loans made by Lenders to a Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent of any Payment Item received or delivered to Agent on account of the Obligations.

3.6.   Illegality

. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change in any law or regulation or in the interpretation thereof after the Closing Date by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (ii) at any time such Lender determines that the making or continuance of any LIBOR Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give after such determination Agent and Borrowers notice thereof and may thereafter (1) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request by a Borrower for a LIBOR Loan from such Lender shall be deemed a request for a Base Rate Loan unless such Lender's declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (2) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans, under the circumstances of clause (i) or (ii) of this Section 3.6 insofar as such Lender determines the continuance of LIBOR Loans to be impracticable, in which event all such LIBOR Loans of such Lender shall be converted automatically to Base Rate Loans as of the date of any Borrower's receipt of the aforesaid notice from such Lender.

3.7.   Increased Costs

. If, by reason of (a) the introduction after the date hereof of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation, or (b) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law) made after the date hereof (any such event a "Change in Law"):

(i) any Lender shall be subject after the date hereof to any Tax, duty or other charge with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit, or a change shall result in the basis of taxation of payment to any Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans, issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit (except for changes in the rate of Tax on the overall net income or gross receipts or franchise tax of such Lender imposed by the jurisdiction in which such Lender's principal executive office is located); or

(ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or Letters of Credit or its obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit shall be imposed on such Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender in any material amount in excess of those incurred by similarly situated Lenders of agreeing to make or making, funding or maintaining LIBOR Loans or issuing Letters of Credit (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in any material respect in the amount received or receivable by such Lender, then such Lender shall, promptly after determining the existence or amount of any such increased costs for which such Lender seeks payment hereunder, give any Borrower notice thereof and Borrowers shall from time to time, upon written notice from and demand by such Lender setting forth in reasonable detail the manner in which such amount was determined (with a copy of such notice and demand to Agent), pay to Agent for the account of such Lender, within 10 Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify such Lender against such increased costs. A certificate as to the amount of such increased costs, submitted to Borrowers by such Lender, shall be final, conclusive and binding for all purposes, absent manifest error.

If any Lender shall advise Agent at any time that, because of the circumstances described hereinabove in this Section 3.7 or any other circumstances arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender's position in such market, the Adjusted LIBOR Rate, as determined by Agent, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans or issuing Letters of Credit, then, and in any such event:

(i) Agent shall forthwith give notice (by telephone confirmed promptly in writing) to Borrowers and Lenders of such event;

(ii) Borrowers' right to request and such Lender's obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit shall be immediately suspended and Borrowers' right to continue a LIBOR Loan as such beyond the then applicable Interest Period or to request a Letter of Credit shall also be suspended, until each condition giving rise to such suspension no longer exists; and

(iii) such Lender shall make a Base Rate Loan as part of the requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

For purposes of this Section 3.7, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender. If any Lender provides notice that, due to the circumstances described in this Section 3.7, the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans or participating in LC Obligations arising from the issuance of Letters of Credit, then such Lender may be replaced pursuant to the provisions of Section 13.17.

3.8.   Capital Adequacy

. If any Lender determines that (i) the introduction after the date hereof of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation after the date hereof, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and (taking into consideration such Lender's or such corporation's or other entity's policies with respect to capital adequacy) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement to a level below that which such Lender or such Lender's holding company would have achieved but for such change in law, then: (a) Agent shall promptly, after its receipt of a certificate from such Lender setting forth such Lender's determination of such occurrence, give notice thereof to Borrowers and Lenders; and (b) Borrowers shall pay to Agent, for the account of such Lender, as an additional fee from time to time, on demand, such amount as such Lender certifies in reasonable detail to be the amount reasonably calculated to compensate such Lender for such reduction. A certificate of such Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender (including the basis for such Lender's determination of such amount), and the method by which such amounts were determined, all in reasonable detail. In determining such amount, such Lender may use any reasonable averaging and attribution method. For purposes of this Section 3.8 all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

3.9.   Mitigation.

Each Lender agrees that, with reasonable promptness after such Lender becomes aware that such Lender is entitled to receive payments under Sections 3.6, 3.7 or 3.8, or is or has become subject to U.S. withholding taxes payable by any Borrower in respect of its Loans, it will, to the extent not inconsistent with any internal policy of such Lender or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain the Commitment of such Lender or the Loans of such Lender through another lending office of such Lender or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced, and if the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Lender.

Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to Sections 3.7, 3.8 or 3.9 shall not constitute a waiver of such Lender's right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to any such Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrowers of the change in law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor, and provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof.

3.10.   Funding Losses

. If for any reason (other than due to a default by a Lender or as a result of a Lender's refusal to honor a LIBOR Loan request due to circumstances described in this Agreement) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 3.1.2) of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrowers default in their obligation to repay LIBOR Loans when required by the terms of this Agreement, then Borrowers shall be jointly and severally obligated to pay to each Lender an amount equal to all losses and expenses which such Lender may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall pay all such amounts due to any Lender upon presentation by such Lender of a statement setting forth the amount and such Lender's calculation thereof in reasonable detail, which statement shall be deemed true and correct absent manifest error. For purposes of this Section 3.10, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

3.11.   Maximum Interest

. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent and Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law (including, to the extent applicable, 12 U.S.C.Section85). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Agent or any Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as "Interest") in excess of the Maximum Rate and in no event shall Borrowers be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate ("Excess"), Borrowers stipulate that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal of such Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 3.1.1, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers, Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.11 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.11.

SECTION 4.    LOAN ADMINISTRATION

4.1.   Manner of Borrowing and Funding Revolver Loans

. Borrowings under the Commitments established pursuant to Section 2.1 shall be made and funded as follows:

4.1.1.   Notice of Borrowing.

(i) Whenever Borrowers desire to make a Borrowing under Section 2.1 (other than a Borrowing resulting from a conversion or continuation pursuant to Section 3.1.2), Borrowers shall give Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a "Notice of Borrowing"), which shall be in the form of Exhibit E annexed hereto and signed by an authorized officer of Borrower Representative. Such Notice of Borrowing shall be given by Borrower Representative no later than 12:00 noon at the office designated by Agent from time to time (a) on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) at least 3 Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Loans. Notices received after 12:00 noon shall be deemed received on the next Business Day. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing, (b) the date of Borrowing (which shall be a Business Day), (c) whether the Borrowing is to consist of Base Rate Loans or LIBOR Loans, (d) in the case of LIBOR Loans, the duration of the Interest Period to be applicable thereto, and (e) the account of Borrowers to which the proceeds of such Borrowing are to be disbursed.

(ii) Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges, including Extraordinary Expenses and LC Obligations, and any amounts owed for Banking Relationship Debt) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans. Neither Agent nor any Lender shall have any obligation to Borrowers to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Out-of-Formula Condition exists or would result therefrom, or when any applicable condition precedent set forth in Section 11 is not satisfied, but may do so in the discretion of Agent (or at the direction of the Required Lenders) and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

(iii) If Borrowers elect to establish a Controlled Disbursement Account with BofA or any Affiliate of BofA, then the presentation for payment by BofA of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Revolver Loans may be disbursed to the Controlled Disbursement Account and shall bear interest as Base Rate Loans. Neither Agent nor any Lender shall have any obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date or when an Out-of-Formula Condition exists or would result therefrom or when any condition precedent in Section 11 is not satisfied, but may do so in the discretion of Agent (or at the direction of the Required Lenders) and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

4.1.2.   Fundings by Lenders

. Subject to its receipt of notice from Agent of a Notice of Borrowing as provided in Section 4.1.1(i) (except in the case of a deemed request by Borrower Representative for a Revolver Loan as provided in Section 4.1.1(ii) or (iii) or Section 4.1.3(ii), in which event no Notice of Borrowing need be submitted), each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested and that Borrowers are entitled to receive under this Agreement. Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing pursuant to Section 4.1.1(ii) or (iii)), by 1:00 p.m. on the proposed funding date (in the case of Base Rate Loans) or by 3:00 p.m. at least 2 Business Days before the proposed funding date (in the case of LIBOR Loans). Each Lender shall deposit with Agent an amount equal to its Pro Rata share of the Borrowing requested or deemed requested by Borrowers at Agent's designated bank in immediately available funds not later than 2:00 p.m. on the date of funding of such Borrowing, unless Agent's notice to Lenders is received after 1:00 p.m. on the proposed funding date of a Base Rate Loan, in which event Lenders shall deposit with Agent their respective Pro Rata shares of the requested Borrowing on or before 12:00 noon of the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall make the proceeds of the Revolver Loans received by it available to Borrowers by disbursing such proceeds in accordance with Borrower Representative's disbursement instructions set forth in the applicable Notice of Borrowing. Neither Agent nor any Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolver Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolver Loan, the wire transfer of which was initiated by Agent in accordance with wiring instructions provided to Agent. Unless Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Agent an amount equal such Lender's Pro Rata share of the requested Borrowing (or deemed request for a Borrowing pursuant to clauses (ii) or (iii) of Section 4.1.1), Agent may assume that such Lender has deposited or promptly will deposit its share with Agent and Agent may in its discretion disburse a corresponding amount to Borrowers on the applicable funding date. If a Lender's Pro Rata share of such Borrowing is not in fact deposited with Agent, then, if Agent has disbursed to Borrowers an amount corresponding to such share, then such Lender agrees to pay, and in addition Borrowers agree to repay, to Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Agent to or for the benefit of Borrowers until the date such amount is paid or repaid to Agent, (a) in the case of Borrowers, at the interest rate applicable to such Borrowing and (b) in the case of such Lender, at the Federal Funds Rate. If such Lender repays to Agent such corresponding amount, such amount so repaid shall constitute a Revolver Loan, and if both such Lender and Borrowers shall have repaid such corresponding amount, Agent shall promptly return to Borrowers such corresponding amount in same day funds. A notice from Agent submitted to any Lender with respect to amounts owing under this Section 4.1.2 shall be conclusive, absent manifest error.

4.1.3.   Settlement and Swingline Loans.

(i) In order to facilitate the administration of the Revolver Loans under this Agreement, Lenders and Agent agree (which agreement shall be solely between Lenders and Agent and shall not be for the benefit of or enforceable by any Borrower) that settlement among them with respect to the Revolver Loans may take place on a periodic basis on dates determined from time to time by Agent (each a "Settlement Date"), which may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions set forth in Section 11 have been met. On each Settlement Date, payment shall be made by or to each Lender in the manner provided herein and in accordance with the Settlement Report delivered by Agent to Lenders with respect to such Settlement Date so that, as of each Settlement Date and after giving effect to the transaction to take place on such Settlement Date, each Lender shall hold its Pro Rata share of all Revolver Loans and participations in LC Obligations.

(ii) Between Settlement Dates, Agent may request BofA to advance, and BofA may, but shall in no event be obligated to, advance to Borrowers out of BofA's own funds the entire principal amount of any Borrowing of Revolver Loans that are Base Rate Loans requested or deemed requested pursuant to this Agreement (any such Revolver Loan funded exclusively by BofA being referred to as a "Swingline Loan"). Each Swingline Loan shall constitute a Revolver Loan hereunder and shall be subject to all of the terms, conditions and security applicable to other Revolver Loans, except that all payments thereon shall be payable to BofA solely for its own account. The obligation of Borrowers to repay such Swingline Loans to BofA shall be evidenced by the records of BofA and need not be evidenced by any promissory note. Unless a funding is required by all Lenders pursuant to Sections 2.1.6 or 13.9.4, Agent shall not request BofA to make any Swingline Loan if (A) Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Section 11 will not be satisfied on the requested funding date for the applicable Borrowing and Agent has made a determination (without any liability to any Person) that such condition precedent will not be satisfied or (B) the requested Borrowing would exceed the amount of Availability on the funding date or (C) the aggregate principal amount of all Swingline Loans outstanding exceeds (or with the funding of the requested Swingline Loans, would exceed) $20,000,000 at any time. BofA shall not be required to determine whether the applicable conditions precedent set forth in Section 11 have been satisfied or the requested Borrowing would exceed the amount of Availability on the funding date applicable thereto prior to making, in its discretion, any Swingline Loan. On each Settlement Date, or, if earlier, on demand by Agent for payment thereof, the then outstanding Swingline Loans shall be immediately due and payable. As provided in Section 4.1.1(ii), Borrowers shall be deemed to have requested (without the necessity of submitting any Notice of Borrowing) Revolver Loans to be made on each Settlement Date in the amount of all outstanding Swingline Loans and to have Agent cause the proceeds of such Revolver Loans to be applied to the repayment of such Swingline Loans and interest accrued thereon. Agent shall notify the Lenders of the outstanding balance of Revolver Loans prior to 12:00 noon on each Settlement Date and each Lender (other than BofA) shall deposit with Agent (without setoff, counterclaim or reduction of any kind) an amount equal to its Pro Rata share of the amount of Revolver Loans deemed requested in immediately available funds not later than 2:00 p.m. on such Settlement Date. Each Lender's obligation to make such deposit with Agent shall be absolute and unconditional, without defense, offset, counterclaim or other defense, and without regard to whether any of the conditions precedent set forth in Section 11 are satisfied, any Out-of-Formula Condition exists or the Commitment Termination Date has occurred. If, as the result of the commencement by or against Borrowers of any Insolvency Proceeding or otherwise, any Swingline Loan may not be repaid by the funding by Lenders of Revolver Loans, then each Lender (other than BofA) shall be deemed to have purchased a participating interest in any unpaid Swingline Loan in an amount equal to such Lender's Pro Rata share of such Swingline Loan and shall transfer to BofA, in immediately available funds not later than the second Business Day after BofA's request therefor, the amount of such Lender's participation. The proceeds of Swingline Loans may be used solely for purposes for which Revolver Loans generally may be used in accordance with Section 2.1.3. If any amounts received by BofA in respect of any Swingline Loans are later required to be returned or repaid by BofA to Borrowers or any other Obligor or their respective representatives or successors-in-interest, whether by court order, settlement or otherwise, the other Lenders shall, on demand by BofA with notice to Agent, pay to Agent for the account of BofA, an amount equal to each other Lender's Pro Rata share of all such amounts required to be returned or repaid.

4.1.4.   Disbursement Authorization

. Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolver Loan requested by any Borrower, or deemed to be requested pursuant to Section 4.1.1 or Section 4.1.3(ii), as follows: (i) the proceeds of each Revolver Loan requested under Section 4.1.1(i) shall be disbursed by Agent in accordance with the terms of the written disbursement letter from Borrowers in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account of Borrowers as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from any Borrower that is approved by Agent; and (ii) the proceeds of each Revolver Loan requested under Section 4.1.1(ii) or Section 4.1.3(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. Any Loan proceeds received by any Borrower or in payment of any of the Obligations shall be deemed to have been received by all Borrowers.

4.1.5.   Telephonic Notices.

Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of Types of Loans and transfer funds to or on behalf of Borrowers based on telephonic notices or instructions from any individual whom Agent or any Lender in good faith believes to be acting on behalf of any Borrower. Borrowers shall confirm each such telephonic request for a Borrowing or conversion or continuation of Loans by prompt delivery to Agent of the required Notice of Borrowing or Notice of Conversion/Continuation, as applicable, duly executed by an authorized officer of Borrower Representative. If the written confirmation differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by any Borrower as a result of Agent's or any Lender's acting upon its understanding of telephonic instructions or requests from a person believed in good faith by Agent or any Lender to be a Person authorized by a Borrower to give such instructions or to make such requests on Borrowers' behalf.

4.2.   Defaulting Lender

. If any Lender shall, at any time, fail to make any payment to Agent or BofA that is required hereunder, Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Lender hereunder and apply such payments to such defaulting Lender's defaulted obligations hereunder, at such time, and in such order, as Agent may elect in its discretion. With respect to the payment of any funds from Agent to a Lender or from a Lender to Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest on such amount at the Federal Funds Rate. The failure of any Lender to fund its portion of any Loan or payment in respect of an LC Obligation shall not relieve any other Lender of its obligation, if any, to fund its portion of the Revolver Loan or payment in respect of an LC Obligation on the date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan or payment in respect of an LC Obligation to be made by such Lender on the date of any Borrowing. Solely as among the Lenders and solely for purposes of voting or consenting to matters with respect to any of the Loan Documents, Collateral or any Obligations and determining a defaulting Lender's share of payments and proceeds of Collateral pending such defaulting Lender's cure of its defaults hereunder, a defaulting Lender shall not be deemed to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). The provisions of this Section 4.2 shall be solely for the benefit of Agent and Lenders and may not be enforced by Borrowers.

4.3.   Special Provisions Governing LIBOR Loans.

4.3.1.   Number of LIBOR Loans

. In no event may the number of LIBOR Loans outstanding at any time to any Lender exceed 10.

4.3.2.   Minimum Amounts

. Each Borrowing of LIBOR Loans pursuant to Section 4.1.1(i), and each continuation of or conversion to LIBOR Loans pursuant to Section 3.1.2, shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

4.3.3.   LIBOR Lending Office

. Each Lender's initial LIBOR Lending Office is set forth opposite its name on the signature pages hereof. Each Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as such Lender's LIBOR Lending Office, and to transfer any outstanding LIBOR Loans to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of Borrowers for increased costs or expenses. Increased costs for expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

4.3.4.   Funding of LIBOR Loans

. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loans; provided, however, that such LIBOR Loans shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of Borrowers to repay such LIBOR Loans shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. The calculation of all amounts payable to Lender under Sections 3.7 and 3.10 shall be made as if each Lender had actually funded or committed to fund its LIBOR Loan through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period for such LIBOR Loans; provided, however, each Lender may fund its LIBOR Loans in any manner it deems fit and the foregoing presumption shall be utilized only for the calculation of amounts payable under Sections 3.7 and 3.10.

4.4.   Borrower Representative

. Each Borrower hereby irrevocably appoints Parent and Parent agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement (in such capacity, "Borrower Representative"), including requesting Borrowings, submitting LC Requests, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan or a LIBOR Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent. Agent may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, LC Request, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by Borrower Representative, whether in its own name, on behalf of any Borrower or on behalf of "the Borrowers," and Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Notice of Borrowing, Notice of Conversion/Continuation, LC Request, instruction, report, information, Borrowing Base Certificate or other notice or communication, nor shall the joint and several character of Borrowers' liability for the Obligations be affected, provided that the provisions of this Section 4.4 shall not be construed so as to preclude any Borrower from directly requesting Borrowings or taking other actions permitted to be taken by "a Borrower" hereunder. Agent may maintain a single Loan Account in the name of "Alpharma Inc." hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower's liability for the Obligations.

4.5.   All Loans to Constitute One Obligation

. The Loans and LC Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Security Document) shall be secured by Agent's Lien upon all of the Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of each Borrower and the holder of a separate claim against each Borrower to the extent of any Obligations jointly and severally owed by Borrowers to Agent or such Lender.

section 5.     PAYMENTS

5.1.   General Payment Provisions

. All payments (including all prepayments) of principal of and interest on the Loans, LC Obligations and other Obligations that are payable to Agent or any Lender shall be made to Agent in Dollars without any offset or counterclaim, and, with respect to payments made other than by application of balances in the Payment Account, in immediately available funds not later than 12:00 noon on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). Borrowers shall, at the time Borrowers make any payment under this Agreement, specify to Agent the Obligations to which such payment is to be applied and, if Borrowers fail so to specify or if the application specified by Borrowers would be inconsistent with the terms of this Agreement or if an Event of Default exists, Agent shall distribute such payment to Lenders for application to the Obligations then due and payable in such manner as Agent, subject to the provisions of this Agreement, may determine to be appropriate. All payments received by Agent shall be subject to the rights of offset that Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due and payable to Agent from such Lender under any of the Loan Documents.

5.2.   Repayment of Revolver Loans.

5.2.1.   Payment of Principal

. The outstanding principal amounts with respect to the Revolver Loans shall be repaid as follows:

(i) Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans shall be paid by Borrowers to Agent, for the Pro Rata benefit of Lenders (or, in the case of Swingline Loans, for the sole benefit of BofA) unless timely converted to a LIBOR Loan in accordance with this Agreement, immediately upon (a) subject to Section 8.2.5, each receipt by Agent, any Lender or Borrowers of any proceeds of any of the Accounts or Inventory, to the extent of such proceeds, (b) the Commitment Termination Date, and (c) in the case of Swingline Loans, the earlier of BofA's demand for payment or on each Settlement Date with respect to all Swingline Loans outstanding on such date.

(ii) Any portion of the Revolver Loans consisting of the principal amount of LIBOR Loans shall be paid by Borrowers to Agent, for the Pro Rata benefit of Lenders, unless converted to a Base Rate Loan or continued as a LIBOR Loan in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Commitment Termination Date. In no event shall Borrowers be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a LIBOR Loan prior to the last day of the Interest Period applicable thereto unless Borrowers pay to Agent, for the Pro Rata benefit of Lenders, concurrently with any prepayment of a LIBOR Loan, any amount due Agent and Lenders under Section 3.10 as a consequence of such prepayment. Notwithstanding the foregoing provisions of this Section 5.2.1(ii), if, on any date that Agent receives proceeds of any of the Accounts or Inventory, there are no Revolver Loans outstanding as Base Rate Loans, Agent may either hold such proceeds as cash security for the timely payment of the Obligations or apply such proceeds to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date).

(iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrowers shall, on the sooner to occur of Agent's demand or the first Business Day after any Borrower has obtained knowledge of such Out-of-Formula Condition, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Out-of-Formula Condition, then Borrowers shall immediately deposit with Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-of-Formula Condition, and Agent may (a) hold such deposit as cash security pending disbursement of same to Lenders for application to the Obligations, or (b) if an Event of Default exists, immediately apply such proceeds to the payment of the Obligations, including the Revolver Loans outstanding as LIBOR Loans (in which event Borrowers shall also pay to Agent for the Pro Rata benefit of Lenders any amounts required by Section 3.10 to be paid by reason of the prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto).

5.2.2.   Payment of Interest

. Interest accrued on the Revolver Loans shall be due and payable (i) quarterly in arrears on the first day of each calendar quarter, with respect to any Revolver Loan that is a Base Rate Loan and (ii) the last day of the applicable Interest Period in the case of a LIBOR Loan and if such LIBOR Loan has an Interest Period of greater than ninety (90) days, also on the 90th day and the last day of such Interest Period; provided, however that if an Event of Default exists and the Default Rate is then in effect, interest shall be due and payable monthly, in arrears, on the first day of each calendar month and if such Revolver Loan is a LIBOR Loan, also at the end of each Interest Period. Accrued interest shall also be paid by Borrowers on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

5.3.   Repayment of Term Loan Advances.

5.3.1.   Payment of Principal

. The principal amount of each Term Note shall be paid in consecutive quarterly installments equal to the following amounts:

Payment Dates	Quarterly Payment Amounts
12/31/2005	$1,250,000
3/31/2006	$1,250,000
6/30/2006	$1,250,000
9/30/2006	$1,250,000
12/31/2006	$3,125,000
3/31/2007	$3,125,000
6/30/2007	$3,125,000
9/30/2007	$3,125,000
12/31/2007	$3,125,000
3/31/2008	$3,125,000
6/30/2008	$3,125,000
9/30/2008	$3,125,000
12/31/2008	$1,250,000
3/31/2009	$1,250,000
6/30/2009	$1,250,000
9/30/2009	$1,250,000

Each installment shall be paid to Agent for the account and Pro Rata benefit of each Lender. Each Term Loan Advance, if not sooner paid, shall be due and payable in full on the Commitment Termination Date.

5.3.2.   Payment of Interest

. Interest accrued on each Term Loan Advance shall be due and payable (i) quarterly in arrears on the first day of each calendar quarter if the Term Loan Advance bears interest as a Base Rate Loan, (ii) the last day of the applicable Interest Period in the case of any portion of such Term Loan Advance that is a LIBOR Loan and, in addition, if such LIBOR Loan has an Interest Period of greater than ninety (90) days, on the 90th day and the last day of such Interest Period, (iii) the date of any prepayment of Term Loan Advances and (iv) the Commitment Termination Date; provided, however, that if an Event of Default exists and the Default Rate is then in effect, interest shall be due and payable on a monthly basis, in arrears, on the first day of each calendar month and if any portion of the Term Loan Advances consists of LIBOR Loans, also on the last day of the applicable Interest Period. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

5.3.3.   Mandatory Prepayments

. In addition to Borrowers' obligation to pay the Obligations upon the Commitment Termination Date, Borrowers shall also be jointly and severally required to prepay the Obligations as follows:

(i) Borrowers shall prepay the Obligations in accordance with Section 5.3.5 in the amount of Net Disposition Proceeds from Permitted Asset Dispositions of Equipment or Real Estate;

(ii) Borrowers shall prepay the Obligations in accordance with Section 5.3.5 from the proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate; and

(iii) Concurrently with the consummation of a Portfolio Transaction, Agent shall receive the Net Disposition Proceeds thereof for application to the Obligations in accordance with Section 5.3.5.

5.3.4.   Optional Prepayments of Term Loan Advances

. Borrowers may, at their option, prepay any portion of the Term Loan Advances consisting of Base Rate Loans in whole at any time or in part from time to time, in amounts aggregating $1,000,000 or any greater integral multiple of $250,000 by paying the principal amount to be prepaid together with interest accrued or unpaid thereon to the date of prepayment. Any portion of the Term Loan Advances consisting of LIBOR Loans may be prepaid, at Borrowers' option, at any time in whole or from time to time in part, in amounts aggregating $1,000,000 or any greater integral multiple of $250,000, together with any applicable charges pursuant to Section 3.10, interest accrued or unpaid thereon to the date of prepayment. Borrowers shall give written notice (or telephonic notice promptly confirmed in writing) to Agent of any intended prepayment not less than 1 Business Day prior to any prepayment of Base Rate Loans and not less than 2 Business Days prior to any prepayment of LIBOR Loans. Such notice, once given, shall be irrevocable and, upon receipt of any such notice of optional prepayment, Agent shall promptly notify each Lender of the contents thereof and of such Lender's share of the prepayment as provided in Section 5.3.5.

5.3.5.   Application of Prepayments

(i) Except as otherwise provided in Section 5.6, each mandatory prepayment pursuant to Section 5.3.3 shall be remitted by Borrowers to Agent for application (i) first, to eliminate any Out-of-Formula Condition and repay all Out-of-Formula Loans (including any Excess Borrowing Base Amount) (provided, that nothing contained herein shall permit Borrowers to have any Out-of-Formula Condition or Out-of-Formula Loans); (ii) second, to the Fixed Asset Sublimit in the inverse order of the quarterly amortization amounts specified in the definition thereof to the extent of the Excess FAS Amount; (iii) third, to the principal due under the Term Notes, with such amounts applied to the principal installments under the Term Notes in the inverse order of maturities until Full Payment thereof; and (iv) fourth, to reduce the Fixed Asset Sublimit, in the inverse order of the quarterly amortization amounts specified in the definition thereof.

(ii) Each optional prepayment of Term Loan Advances pursuant to Section 5.3.4 shall be remitted by Borrowers to Agent and distributed by Agent to Lenders to prepay installments of the Term Loan Notes, in the inverse order of their maturities, until Full Payment of the Term Notes.

(iii) All distributions of prepayments by Agent to Lenders shall be on a Pro Rata basis. Each Lender shall apply the portion of a prepayment that is to be applied to principal installments first to outstanding Base Rate Loans and then to any outstanding LIBOR Loans with the shortest Interest Periods remaining; but if application to any LIBOR Loans would cause the same to be paid prior to the end of an applicable Interest Period, then, by prior written notice to Agent, Borrowers may elect as to such LIBOR Loan to deliver cash to Agent in the amount of the required prepayment, to be held by Agent as Cash Collateral until the end of the applicable Interest Period, at which time Agent shall disburse such Cash Collateral to the affected Lenders for application to such LIBOR Loans.

5.4.   Payment of Other Obligations

. The balance of the Obligations requiring the payment of money, including LC Obligations and Extraordinary Expenses incurred by Agent or any Lender, shall be repaid by Borrowers to Agent for allocation among Agent and Lenders as provided in the Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

5.5.   Marshaling; Payments Set Aside

. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of Borrowers or any other Obligor or against or in payment of any or all of the Obligations. To the extent that Borrowers make a payment to Agent or Lenders or Agent or any Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss by Agent or Lenders, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 5.5 shall survive any termination of the Commitments and Full Payment of the Obligations.

5.6.   Post Default Allocation of Payments.

5.6.1.   Allocation

. For so long as an Event of Default exists, all monies to be applied to the Obligations, whether such monies represent voluntary or mandatory payments or prepayments by one or more Obligors or are received pursuant to demand for payment or realized from any disposition of Collateral and irrespective of any designation by Borrowers of the Obligations that are intended to be satisfied, shall be allocated among Agent and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein): (i) first, to Agent to pay the amount of Extraordinary Expenses that have not been reimbursed to Agent by Borrowers or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans, until Full Payment of all such Obligations; (ii) second, to Agent to pay principal and accrued interest on any portion of the Loans (including Agent Advances) which Agent may have advanced on behalf of any Lender and for which Agent has not been reimbursed by such Lender or Borrowers, until Full Payment of all such Obligations; (iii) third, to BofA to pay the principal and accrued interest on any portion of the Swingline Loans outstanding, to be shared with Lenders that have acquired and paid for a participating interest in such Swingline Loans, until Full Payment of all such Obligations; (iv) fourth, to the extent that Issuing Bank has not received from any Participating Lender a payment as required by Section 2.3.2, to Issuing Bank to pay all such required payments from each Participating Lender, until Full Payment of all such Obligations; (v) fifth, to Agent to pay any Claims that have not been paid pursuant to any indemnity of Agent Indemnitees by any Obligor, or to pay amounts owing by Lenders to Agent Indemnitees pursuant to Section 13.6, in each case together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans, until Full Payment of all such Obligations; (vi) sixth, to Agent to pay any fees due and payable to Agent, until Full Payment of all such Obligations; (vii) seventh, to each Lender, ratably, for any Claims that such Lender has paid to Agent Indemnitees pursuant to its indemnity of Agent Indemnitees and any Extraordinary Expenses that such Lender has reimbursed to Agent or such Lender has incurred, to the extent that such Lender has not been reimbursed by Obligors therefor; (viii) eighth, to Issuing Bank to pay principal and interest with respect to LC Obligations (or to the extent any of the LC Obligations are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to Cash Collateralize the LC Obligations), which payment shall be shared with the Participating Lenders in accordance with Section 2.3.2(iii); (ix) ninth, to Lenders in payment of the unpaid principal and accrued interest in respect of the Loans and other Obligations (excluding Banking Relationship Debt) then outstanding, in such order of application as shall be designated by Agent (acting at the direction or with the consent of the Required Lenders); and (x) tenth, to any Lender or any Affiliate of any Lender in payment of any Banking Relationship Debt owed to such Person and secured by the Collateral hereunder (subject to Section 13.19 hereof). The allocations set forth in this Section 5.6 are solely to determine the rights and priorities of Agent and Lenders as among themselves and may be changed by Agent and Lenders without notice to or the consent or approval of any Borrower or any other Person.

5.6.2.   Erroneous Allocation

. Agent shall not be liable for any allocation or distribution of payments made by it in good faith and, if any such allocation or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to which payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which such other Lenders are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

5.7.   Application of Payments and Collateral Proceeds

. All Payment Items received by Agent by 12:00 noon, on any Business Day shall be deemed received on that Business Day. All Payment Items received by Agent after 12:00 noon, on any Business Day shall be deemed received on the following Business Day. Each Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds (subject to Section 8.2.5 hereof) received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records; provided, however, that any payments or proceeds of Collateral received by Agent on any date that an Event of Default does not exist shall be applied in accordance with any provisions of this Agreement that govern the application of such payment or proceeds. If, as the result of Agent's collection of proceeds of Accounts and other Collateral as authorized by Section 8.2.6 a credit balance exists, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Event of Default exists. Agent may apply such credit balance against any of the Obligations during the existence of an Event of Default in the manner specified in Section 5.6.1.

5.8.   Loan Accounts; the Register; Account Stated.

5.8.1.   Loan Accounts

. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (a "Loan Account") evidencing the Debt of Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable to such Lender from time to time hereunder and under each Note payable to such Lender. Any failure of a Lender to record in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing hereunder to such Lender.

5.8.2.   The Register

. Agent shall maintain a register (the "Register"), which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by Agent from Borrowers or any other Obligor and each Lender's Pro Rata share thereof. The Register shall be available for inspection by Borrowers or any Lender at the offices of Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

5.8.3.   Entries Binding

. The entries made in the Register and each Loan Account shall constitute rebuttably presumptive evidence of the information contained therein absent manifest error; provided, however, that if a copy of information contained in the Register or any Loan Account is provided to any Person, or any Person inspects the Register or any Loan Account, at any time or from time to time, then the information contained in the Register or the Loan Account, as applicable, shall be conclusive and binding on such Person for all purposes absent manifest error, unless such Person notifies Agent in writing within 30 days after such Person's receipt of such copy or such Person's inspection of the Register or Loan Account of its intention to dispute the information contained therein.

5.9.   Gross Up for Taxes

. If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrowers shall make such withholding or deductions, and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to this Section 5.9 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of Section 5.10 below. If Agent or any Lender determines that it has received a refund, credit, or other reduction of taxes in respect of any Taxes paid by Borrowers pursuant to this Section 5.9, such Person shall within 30 days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to Borrowers (but only to the extent of Taxes paid by Borrowers pursuant to this Section 5.9), net of all out-of-pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).

5.10.   Withholding Tax Exemption

. At least 5 (five) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Foreign Lender, if such Foreign Lender is entitled to an exemption from or reduction in withholding tax, it shall deliver to Borrowers and the Agent two (2) copies of (i) either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a (A) Form W-8BEN, or any subsequent versions thereof or successors thereto and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Obligor and (3) is not a controlled foreign corporation related to Obligors (within the meaning of Section 864(d)(4) of the Code), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding tax on payments by Obligors under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for "portfolio interest" certifying that it is not a foreign corporation, partnership, estate or trust. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender and at such other times as may be reasonably requested by Agent or Borrower Representative. Notwithstanding any other provisions of this Section 5.10, a Foreign Lender shall not be required to deliver any form pursuant to this Section 5.10 that such Foreign Lender is not legally able to deliver.

5.11   Nature and Extent of Each Borrower's Liability.

5.11.1   Joint and Several Liability

. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers of, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.

5.11.2.   Unconditional Nature of Liability

. Each Borrower's joint and several liability hereunder with respect to, and guaranty of, the Loans and other Obligations shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to Agent or any Lender, (iv) the failure by Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Agent's release of any Collateral or of its Liens upon any Collateral, (v) Agent's or Lenders' election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (viii) any amendment or modification of any of the Loan Documents or any waiver of a Default or Event of Default, (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of Agent's or any Lender's claims against any other Obligor for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any Obligor (other than Full Payment of the Obligations). After the occurrence and during the continuance of any Event of Default, Agent may proceed directly and at once, without notice to any Obligor, against any or all of Obligors to collect and recover all or any part of the Obligations, without first proceeding against any other Obligor or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision under Applicable Law to the fullest extent permitted by Applicable Law that might otherwise require Agent to pursue or exhaust its remedies against any Collateral or Obligor before pursuing another Obligor. Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.

5.11.3.   No Reduction in Liability for Obligations

. No payment or payments made by an Obligor or received or collected by Agent from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement, each of whom shall remain jointly and severally liable for the payment and performance of all Loans and other Obligations until Full Payment of the Obligations.

5.11.4.   Contribution

. Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower's Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an "Accommodation Payment"), then each of the other Borrowers (each such Borrower being referred to as a "Contributing Borrower") shall be obligated to make contribution to such Borrower (the "Paying Borrower") in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower's recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term "Allocable Percentage" shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower's Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.

5.11.5.   Subordination

. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of any other Obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all of the Obligations.

section 6.   TERM AND TERMINATION OF COMMITMENTS

6.1.   Term of Commitments

. Subject to each Lender's right to cease making Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon termination of the Commitments as provided in Section 6.2, the Commitments shall be in effect for a period (the "Term") commencing on the date hereof and continuing until the close of business on October 26, 2010, unless sooner terminated as provided in Section 6.2.

6.2.   Termination.

6.2.1.   Termination by Agent

. Agent may (and upon the direction of the Required Lenders, shall) terminate the Commitments without notice at any time that an Event of Default exists; provided, however, that the Commitments shall automatically terminate as provided in Section 12.2.

6.2.2.   Termination by Borrowers

. Upon at least 10 days prior written notice to Agent (or upon at least 3 days prior written notice to Agent if a Permitted Portfolio Transaction is to occur concurrently with such termination), Borrowers may, at their option, terminate the Commitments; provided, however, no such termination by Borrowers shall be effective until Full Payment of the Obligations. Any notice of termination given by Borrowers shall be irrevocable unless Agent otherwise agrees in writing. Borrowers may elect to terminate the Commitments in their entirety only, provided that nothing contained herein shall affect Borrowers' right to voluntarily reduce the Revolver Commitments as provided in Section 2.1.5. No section of this Agreement, Type of Loan available hereunder or Commitment may be terminated by Borrowers singly.

6.2.3..   Reserved

6.2.4.   Effect of Termination

. On the effective date of termination of the Commitments by Agent or by Borrowers, all of the Obligations shall be immediately due and payable, Lenders shall have no obligation to make any Loans, Issuing Bank shall have no obligation to issue any Letters of Credit, and BofA may terminate any Bank Products (including any services or products under Cash Management Agreements). Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Full Payment of the Obligations. Notwithstanding the Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any of the Collateral unless, with respect to any loss or damage Agent may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Agent shall have received either (i) a written agreement, executed by Borrowers and any Person deemed financially responsible by Agent whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage for a period of no more than 60 days; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent from any such loss or damage. The provisions of Sections 3.4, 3.7, 3.8, 3.10, 5.5, 5.9 and this Section 6.2.4 and all obligations of Borrowers to indemnify Agent or any Lender pursuant to this Agreement or any of the other Loan Documents, shall in all events survive any termination of the Commitments and Full Payment of the Obligations.

section 7.   COLLATERAL

7.1.   Grant of Security Interest

. To secure the prompt payment and performance of all of the Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Borrower's right, title and interest in all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i) all Accounts;

(ii) all Supporting Obligations

(iii) all Goods, including all Inventory and Equipment;

(iv) all Instruments;

(v) all Chattel Paper, including Electronic Chattel Paper;

(vi) all Documents;

(vii) all General Intangibles, including Payment Intangibles, Software and Intellectual Property;

(viii) all Deposit Accounts;

(ix) all Investment Property (but excluding any portion thereof that constitutes Margin Stock unless otherwise expressly provided in any Security Documents);

(x) all Letter-of-Credit Rights;

(xi) all monies now or at any time or times hereafter in the possession or under the control of Agent or a Lender or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral in the Cash Collateral Account;

(xii) all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xi) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and

(xiii) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and other computer materials and records) of such Borrower pertaining to any of (i) through (xii) above.

7.2.   Lien on Deposit Accounts

. As additional security for the payment and performance of the Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Borrower's right, title and interest in and to each Deposit Account of such Borrower and in and to any deposits or other sums at any time credited to each such Deposit Account, including any sums in any blocked account or any special lockbox account and in the accounts in which sums are deposited. In connection with the foregoing, each Borrower hereby authorizes and directs each such bank or other depository to pay or deliver to Agent upon its written demand therefor made at any time that an Event of Default exists and without further notice to such Borrower (such notice being hereby expressly waived), all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding, and the rights given Agent in this Section shall be cumulative with and in addition to Agent's other rights and remedies in regard to the foregoing Property as proceeds of Collateral. Each Borrower hereby irrevocably appoints Agent as such Borrower's attorney-in-fact to collect any and all such balances to the extent any such payment is not made to Agent by such bank or other depository after demand thereon is made by Agent pursuant hereto.

7.3.   Real Estate Collateral

. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon the Real Estate described on Exhibit K hereto. The Mortgages shall be executed by Borrowers in favor of Agent (for the benefit of Secured Parties) on or before the Closing Date and shall be duly recorded, at Borrowers' expense, in each office where such recording is required to constitute a fully perfected Lien upon the Real Estate covered thereby. If any Borrower shall obtain any interest in any additional Real Estate after the Closing Date (the "After-Acquired Real Estate"), Borrowers shall execute and deliver to Agent, for the benefit of Secured Parties, an amendment to the Negative Pledge Agreements and such other documentation as Agent may reasonably request, pursuant to which Borrowers shall agree that they shall not consensually pledge, assign, transfer, encumber or grant any Lien in favor of any other Person in any such After-Acquired Real Estate or permit to exist any Lien thereon (other than a Permitted Lien) until the Full Payment of the Obligations.

7,4,   Other Collateral

7.4.1.   Cash Collateral.

In addition to the items of Property referred to in Section 7.1 above, the Obligations shall also be secured by the Cash Collateral to the extent provided herein and all of the other items of Property from time to time described in any of the Security Documents as security for any of the Obligations.

7.4.2.   Commercial Tort Claims

. Borrowers shall promptly notify Agent in writing upon any Borrower's obtaining a Commercial Tort Claim (other than, for so long as no Default or Event of Default exists, a Commercial Tort Claim that is less than $2,500,000) after the Closing Date against any Person and, upon Agent's written request, promptly execute such instruments or agreements and do such other acts or things deemed appropriate by Agent to confer upon Agent (for the benefit of Secured Parties) a security interest in each such Commercial Tort Claim.

7.4.3.   Certain After-Acquired Collateral

. Borrowers shall promptly notify Agent in writing upon any Borrower's obtaining any Collateral after the Closing Date consisting of Deposit Accounts (other than any Deposit Account specifically and exclusively used for payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower's employees), or of any Investment Property, Letter-of-Credit Rights or Chattel Paper involving an amount in excess of $250,000 and, upon Agent's request, shall promptly execute such documents and do such other acts or things deemed necessary by Agent to confer upon Agent a duly perfected first priority Lien upon and (to the extent applicable for the perfection of a Lien) control with respect to such Collateral subject to the terms of and in accordance with the Loan Documents; and promptly notify Agent in writing upon any Borrower's obtaining any Collateral after the Closing Date consisting of Documents or Instruments involving an amount in excess of $250,000 and, upon Agent's request, shall promptly execute such documents and do such other acts or things deemed necessary by Agent to deliver to it possession of such Documents and such Instruments.

7.5.   No Assumption of Liability

. The security interest granted pursuant to this Agreement is granted as security only and shall not subject Agent or any Lender to, or in any way alter or modify, any obligation or liability of Borrowers with respect to or arising out of the Collateral.

7.6.   Lien Perfection; Further Assurances

. Promptly after Agent's request therefor, Borrowers shall execute or cause to be executed and deliver to Agent such instruments, assignments or other documents as are necessary under the UCC or other Applicable Law to perfect (or continue the perfection of) Agent's Lien upon the Collateral and shall take such other action as may be requested by Agent to give effect to or carry out the intent and purposes of this Agreement; provided, however, that Agent will not seek to perfect its Lien on any Collateral under any Applicable Law other than the laws of the United States (other than the Permitted Canadian Inventory) unless (i) a Restrictive Trigger Event has occurred and (ii) Agent elects to do so after the occurrence and during the continuance of a Restrictive Trigger Event. Unless prohibited by Applicable Law, each Borrower hereby irrevocably authorizes Agent to execute and file in any jurisdiction any financing statement or amendment thereto on such Borrower's behalf, including financing statements that indicate the Collateral (i) as all assets or all personal property of such Borrower or words to similar effect or (ii) as being of equal or lesser scope, or with greater or lesser detail, than as set forth in this Section 7. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

7.7   Foreign Subsidiary Stock

. Notwithstanding anything to the contrary set forth in Section 7.1 above or in any other provision herein, the types or items of Collateral described in such Section shall include (i) no more than sixty-six percent (66%) of the Equity Interests of any direct Foreign Subsidiary (other than the Equity Interests in Alpharma Bermuda G.P. and, for the avoidance of doubt, any Foreign Subsidiary of Alpharma Bermuda G. P. none of which shall be pledged to the Secured Parties) and (ii) no more than sixty-six percent (66%) of the Equity Interests of any Domestic Subsidiary whose sole asset is the stock of Foreign Subsidiaries.

7.8.   Certain Exclusions

(a) Notwithstanding anything to the contrary set forth in Section 7.1 above, the types or items of Collateral described in Section 7.1 shall not include any rights or interests in any contract if under the terms of such contract, or any Applicable Law with respect thereto, the valid grant of a security interest or other Lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract has not been or is not otherwise obtained or under Applicable Law such prohibition cannot be waived, provided that the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is ineffective or unenforceable under the UCC (including Sections 9-406, 9-407, 9-408 or 9-409) or any other Applicable Law or (ii) so as to limit, impair or otherwise affect Agent's unconditional continuing security interest in and Lien upon any rights or interests of Borrowers in or to monies due or to become due under any such contract (including any Accounts). If requested by Agent, Borrowers shall make a good faith and diligent effort to obtain the consent of any other party to a contract for the creation of a security interest in favor of Agent in each Borrower's rights under such contract.

(b) Notwithstanding anything to the contrary set forth in Section 7.1 above, the types or items of Collateral described in Section 7.1 shall not include any rights or interests in any intent-to-use trademark applications ("ITUs") to the extent that the pledge or encumbrance of such ITUs would render them invalid.

section 8.   COLLATERAL ADMINISTRATION

8.1   General Provisions.

8.1.1.   Location of Collateral

. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at one or more of the business locations of Borrowers set forth in Schedule 8.1.1 hereto and shall not be moved therefrom, without the prior written approval of Agent, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrowers may (i) make sales or other dispositions of any Collateral to the extent authorized by Section 10.2.10 and (ii) move Inventory or Equipment or any record relating to any Collateral to a location in the United States or Canada other than those shown on Schedule 8.1.1 hereto so long as (a) Borrowers have given Agent at least 10 days prior written notice of such new location, (b) to the extent that any Equipment constitutes fixtures, a UCC fixture filing has been filed with respect to such Equipment, (c) if the location of such Collateral is not owned by a Borrower, then a Lien Waiver has been delivered to Agent or if Agent elects, a Rent Reserve has been established by Agent (provided, however, that no Lien Waiver shall be required if Agent elects to establish a Rent Reserve or alternatively, elects to not impose a Rent Reserve); provided, that if the book value of the Collateral is less than $250,000 and such Collateral is ineligible for purposes of the Borrowing Base then no Rent Reserve or Lien Waiver shall be required; and (d) Borrowers shall have executed and delivered to Agent or caused to be executed and delivered to Agent such other documentation as Agent may reasonably request to ensure Agent's first priority Lien in the Collateral.

8.1.2.   Insurance of Collateral; Condemnation Proceeds.

(i) The Borrowers shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Schedule 8.1.2 describes all insurance of Borrowers in effect on the date hereof. All proceeds payable under each such policy in respect of loss to Collateral (other than business interruption insurance, workers compensation, executive management coverages, and key man life insurance) shall be payable to Agent for application to the Obligations in accordance with this Agreement. Borrowers shall deliver certified copies of such policies to Agent with satisfactory lender's loss payable endorsements reasonably satisfactory to Agent naming Agent as sole lender's loss payee or additional insured, and mortgagee, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrowers fail to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. At Agent's request, Borrowers agree to deliver to Agent, promptly as rendered, true copies of all loss runs and valuations. Borrowers shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by such Borrower provided that all proceeds thereof (other than business interruption insurance, workers compensation, executive management coverages, and key man life insurance) are applied in the manner specified in this Agreement, and Agent agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists, Agent shall have the right to settle, adjust and compromise such claims in respect of loss to Collateral (other than business interruption insurance, workers compensation, executive management coverages, and key man life insurance), and Agent shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Loan Documents.

(ii) Any proceeds of insurance referred to in this Section 8.1.2 in respect of loss to Collateral (other than proceeds from any workers' compensation, executive management coverages insurance, key man or business interruption insurance) and any condemnation awards that are paid to Agent in connection with a condemnation of any of the Collateral shall be paid to Agent and applied (except to the extent otherwise provided in Section 5.3.3), first to the payment of the Revolver Loans, and then to any other Obligations outstanding; provided, however, that if an Event of Default exists on the date of Agent's receipt thereof, Agent may apply such proceeds to the Obligations in the order of application provided in Section 5.6.1.

8.1.3.   Protection of Collateral

. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Agent to any Person to realize upon any Collateral shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers' sole risk.

8.1.4.   Defense of Title to Collateral

. Each Borrower shall at all times defend such Borrower's title to the Collateral and Agent's Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens.

8.2   Administration of Accounts.

8.2.1.   Records and Schedules of Accounts

. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request (but no more frequently than monthly unless an Event of Default exists) a sales and collections report for the preceding period, in form satisfactory to Agent. Each Borrower shall also provide to Agent on or before the 25th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of $2,500,000 either cease to be or become Eligible Accounts in whole or in part, Borrowers (x) shall notify Agent of such occurrence relating to Accounts ceasing to be Eligible Accounts promptly (and in any event within 3 Business Days) after any Borrower's having obtained actual knowledge of such occurrence and (y) may notify Agent of such occurrence relating to Accounts becoming Eligible Accounts and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.

8.2.2.   Discounts, Disputes and Returns

. If any Borrower grants any material discounts, allowances or credits outside of the Ordinary Course of Business for the Account involved, such Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $2,500,000 are in dispute between any Borrower and any Account Debtor, such Borrower shall at the Agent's reasonable request provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

8.2.3.   Taxes

. If an Account of any Borrower includes a charge for any Taxes payable to any Governmental Authority, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due by Borrowers.

8.2.4.   Account Verification

. Whether or not a Default or an Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower to verify the validity, amount or any other matter relating to any Accounts of such Borrower by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.5.   Maintenance of Dominion Account.

(i) Borrowers shall establish and maintain a Dominion Account pursuant to a lockbox or other arrangement acceptable to Agent with BofA or any of its Affiliates. Borrowers shall issue to each such lockbox bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Dominion Account. Borrowers shall enter into agreements, in form reasonably satisfactory to Agent, with each bank at which a Dominion Account is maintained regarding the transfer of monies from the Dominion Account to the Payment Account to the extent required by subparagraph (ii) below. All funds deposited in each Dominion Account shall be subject to Agent's Lien. Borrowers shall obtain the agreement (in favor of and in form and content reasonably satisfactory to Agent and Lenders) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account. Neither Agent nor Lenders assume any responsibility to Borrowers for such lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(ii) If a Restrictive Trigger Event occurs, then all monies in the Dominion Account shall be deposited by Agent in the Payment Account and applied to the Obligations as determined by Agent. If after the occurrence of a Restrictive Trigger Event, Availability is at least $25,000,000 for 90 consecutive days and no Event of Default exists, then as soon as practicable but in any event within 10 Business Days thereafter (the "Dominion Spring-Back Date"), Agent will permit Borrowers to access the monies in the Dominion Account for use as provided in Section 2.1.3 hereof. If an Event of Default exists, Borrowers shall not be permitted to access any monies in the Dominion Account. If a Restrictive Trigger Event has occurred as a result of an Event of Default and not as a result of the failure by Borrowers to meet the Availability or Average Availability requirements, and Agent (or to the extent required by this Agreement, all Lenders or Required Lenders) waives the Event of Default in writing, then the Dominion Spring-Back Date shall occur on the 10th Business Day after the waiver of such Event of Default.

8.2.6.   Collection of Accounts and Proceeds of Collateral

. To expedite collection of Accounts, each Borrower shall endeavor in the first instance to make collection of such Borrower's Accounts for Agent and Lenders. Borrowers shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Dominion Account (or lockboxes related to the Dominion Account), and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a lockbox) into the Dominion Account. Borrowers shall issue to each such lockbox bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Dominion Account. All Payment Items received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Borrower as trustee of an express trust for Agent's and Lenders' benefit; Borrowers shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times that an Event of Default exists to notify Account Debtors of any Borrower that Accounts have been assigned to Agent, to collect Accounts directly in its own name (and, in connection therewith, to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts upon such terms and conditions as Agent may deem advisable in its reasonable credit judgment and to charge to Borrowers the collection costs and expenses incurred by Agent, including reasonable attorneys' fees).

8.3   Administration of Inventory.

8.3.1.   Records and Reports of Inventory

. Each Borrower shall keep accurate and complete records of its Inventory (including records showing the cost thereof and daily withdrawals therefrom and additions thereto) in all material respects and shall furnish Agent inventory report summaries respecting such Inventory in form and detail reasonably satisfactory to Agent at such times as Agent may reasonably request. Each Borrower shall, at its own expense, conduct a physical inventory no less frequently than annually (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with such Borrower's historical practices and shall provide to Agent a report based on each such physical inventory and cycle count promptly after completion thereof, together with such supporting information as Agent shall reasonably request. Agent may participate in and observe each physical count of Inventory, which participation shall be at Borrowers' expense at any time that an Event of Default exists.

8.3.2.   Returns of Inventory

. No Borrower shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of such Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Out-of-Formula Condition; (iv) such Borrower promptly notifies Agent thereof if the aggregate Value of all Inventory returned in any month exceeds $2,500,000.

8.3.3.   Acquisitions and Sale of Inventory

. No Borrower shall acquire or accept any Inventory on consignment or approval and will use all reasonable efforts to insure that all Inventory that is produced in the United States of America will be produced in accordance with the FLSA.

8.3.4.   Maintenance of Inventory.

Borrowers shall produce, use, store and maintain all Inventory with all reasonable care and caution in accordance with applicable standards of any insurance and in conformity with Applicable Law (including the requirements of the FLSA and the United States Food and Drug Administration).

8.4   Administration of Equipment.

8.4.1   Records and Schedules of Equipment

. Each Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 8.4.2 in all material respects. So long as the Fixed Asset Sublimit and the Term Loan remain outstanding, at Agent's request, Borrowers shall furnish Agent with a current schedule containing the foregoing information (but no more frequently than annually unless an Event of Default exists).

8.4.2.   Dispositions of Equipment

. No Borrower shall sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof, whether in a single transaction or a series of related transactions, without the prior written consent of Agent (acting at the direction of the Required Lenders), other than (i) a disposition of Equipment that qualifies as a Permitted Asset Disposition and (ii) disposition of Equipment that is substantially worn, damaged or obsolete, provided that any replacement Equipment shall be free and clear of Liens other than Permitted Liens.

8.4.3.   Condition of Equipment

. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. No Borrower shall permit any of the Eligible Equipment or Equipment having a book value in excess of $1,000,000 to become affixed to any real Property leased to such Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a Lien Waiver in favor of and in form acceptable to Agent or if Agent elects, a Rent Reserve has been established by Agent (provided, that no Lien Waiver shall be required if Agent elects to establish a Rent Reserve or alternatively, elects not to impose a Rent Reserve), and no Borrower will permit any of the Eligible Equipment or Equipment having a book value in excess of $1,000,000 to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

8.5   Administration of Deposit Accounts

Each Borrower represents that, as of the closing date, Schedule 8.5 (as the same may be amended or supplemented from time to time) sets forth all of the Deposit Accounts maintained by each Borrower, including Deposit Accounts into which all Payment Items relating to any Collateral will be deposited; each Borrower is the sole account holder of each such Deposit Account and is not aware of any Person (other than Agent) having either dominion or control (within the meaning of Section 9-104 of the UCC) over any such Deposit Account or any property deposited therein (other than any such control that has been released or terminated on or before the Closing Date and control arising by operation of law in favor the depository bank in which such Deposit Account is maintained); and on or before November 30, 2005, each Borrower shall take all actions required to establish Agent's "control" (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than any Deposit Accounts specially and exclusively used for payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower's employees). Each Borrower shall promptly notify Agent of any additional Deposit Account opened and any Deposit Account that is closed (other than any Deposit Accounts specifically and exclusively used for payroll tax and other employee wage and benefit payments to or for the benefit of such Borrower's employees), and such notice will amend Schedule 8.5 to reflect such addition or deletion.

8.6.   Borrowing Base Certificates

. On the Closing Date and on or before the 25th day after the last day of each month thereafter, Borrowers shall deliver to Agent (and Agent shall, on request from a Lender, promptly deliver to such Lender) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request. All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer to Agent, provided that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve.

section 9.   REPRESENTATIONS AND WARRANTIES

9.1   General Representations and Warranties

. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, each Borrower warrants and represents to Agent and Lenders that:

9.1.1.   Organization and Qualification

. Each Borrower and each of its Domestic Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and each of its Domestic Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Schedule 9.1.1 hereto and in all other states and jurisdictions in which the failure of such Borrower or any of such Domestic Subsidiaries to be so qualified would have a Material Adverse Effect.

9.1.2.   Power and Authority

. Each Borrower and each of its Domestic Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of any Borrower or any of its Domestic Subsidiaries other than those obtained on or prior to the date hereof; (ii) contravene the Organic Documents of any Borrower or any of its Domestic Subsidiaries; (iii) violate, or cause any Borrower or any of its Domestic Subsidiaries to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Domestic Subsidiaries except to the extent such violation or default could not reasonably be expected to result in a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Domestic Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Domestic Subsidiaries.

9.1.3.   Legally Enforceable Agreement

. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each  Borrower and each of its Domestic Subsidiaries signatories thereto enforceable against them in accordance with the respective terms of such Loan Documents, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.4.   Capital Structure

. As of the date hereof, Schedule 9.1.4 hereto states (i) the correct name of each Borrower, its jurisdiction of incorporation and except for Parent, the percentage of its Equity Interests having voting powers owned by each Person, (ii) the name of each Borrower's Subsidiaries and (iii) the number of authorized and issued Equity Interests (and treasury shares) of each Borrower (other than Parent) and its Subsidiaries. Each Borrower has good title to all of the shares it purports to own of the Equity Interests of each of its Domestic Subsidiaries and any Foreign Subsidiary subject to a Pledge Agreement, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. As of the date hereof, since the date of the financial statements of Borrowers referred to in Section 9.1.9, Borrowers have not made, or obligated themselves to make, any Distribution. Except as set forth in Schedule 9.1.4, as of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any Borrower or any of its Domestic Subsidiaries and any Foreign Subsidiary subject to a Pledge Agreement. Except as set forth on Schedule 9.1.4 hereto, as of the date hereof there are no outstanding agreements or instruments binding upon the holders of any Borrower's Equity Interests relating to the ownership of its Equity Interests.

9.1.5.   Corporate Names

. During the 4-year period preceding the date of this Agreement, no Borrower nor any of its Domestic Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on Schedule 9.1.5 hereto. During the 4-year period preceding the date of this Agreement, except as set forth on Schedule 9.1.5, no Borrower nor any of its Domestic Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person other than another Borrower or Subsidiary.

9.1.6.   Business Locations; Agent for Process

. As of the date hereof, the chief executive office and other places of business of each Borrower and its Domestic Subsidiaries are as listed on Schedule 8.1.1 hereto. During the 4-year period preceding the date of this Agreement, no Borrower nor any of its Domestic Subsidiaries has had an office or place of business at which Inventory or Equipment having a book value of $1,000,000 or more was located other than as listed on Schedule 8.1.1. Except as shown on Schedule 8.1.1 on the date hereof, no Inventory of any Borrower or any of its Domestic Subsidiaries is stored with a bailee, warehouseman or similar Person, nor is any Inventory consigned to any Person other than IVS Animal Health, Inc.

9.1.7.   Title to Properties; Priority of Liens

. Each Borrower and each of its Domestic Subsidiaries has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its Eligible Real Estate, and good title to all of its personal Property, including all Property reflected in the financial statements referred to in Section 9.1.9 or delivered pursuant to Section 10.1.3, in each case free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged, or will timely pay or discharge, and has caused each of its Domestic Subsidiaries to pay and discharge or will cause them to timely pay or discharge, all lawful claims which, if unpaid, could become a Lien against any Properties of such Borrower or any such Subsidiary that is not a Permitted Lien. The Liens granted to Agent pursuant to this Agreement and the other Security Documents are duly perfected Liens.

9.1.8.   Accounts

. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account. Unless otherwise indicated in writing to Agent or specifically excluded by Borrowers in their calculation of the Borrowing Base in any Borrowing Base Certificate, with respect to each Eligible Account, each Borrower warrants that:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods by a Borrower in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;

(iii) It is for a sum certain (subject to the adjustments contemplated in the contract giving rise to such Account) maturing as stated in the duplicate invoice covering such sale or the contract giving rise to such Account, a copy of which has been furnished or is available to Agent on request;

(iv) Such Account, and Agent's security interest therein, is not subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is immaterial, and except for offsets, deductions, rebates or returns contemplated by the invoice or the contract giving rise to such Account or evidencing an Account or arising in the Ordinary Course of Business, each such Account is absolutely owing to a Borrower and is not contingent in any respect or for any reason;

(v) Such Borrower has not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by a Borrower in the Ordinary Course of Business; and

(vi) To the best of such Borrower's knowledge, there are no facts, events or occurrences which are reasonably likely to impair the collectibility, validity or enforceability of such Account or reduce the amount payable thereunder from the face amount of the invoice as may be adjusted pursuant to the related contract and statements delivered to Agent with respect thereto.

9.1.9.   Financial Statements; Fiscal Year

. The Consolidated and consolidating balance sheets of Parent and its Subsidiaries as of December 31, 2004, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP and present fairly in all material respects the financial positions of Parent's and its Subsidiaries', including Borrowers' at such dates and the results of Parent's and its Subsidiaries', including Borrowers' operations for such periods. Since December 31, 2004, there has been no Material Adverse Effect.

9.1.10.   Full Disclosure

. The financial statements referred to in Section 9.1.9 do not contain any untrue statement of a material fact and no written statement concerning the Consolidated Group furnished by or on behalf of Borrowers under this Agreement to Agent or any Lender contains or omits any material fact necessary, when taken as a whole, as of the date hereof to make the statements contained herein or therein not materially misleading; provided, that, with respect to projected financial information Borrowers represent only that such information was prepared in good faith based upon assumptions believed in good faith to be reasonable at the time made. There is no fact or circumstances in existence on the date hereof which any Borrower has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

9.1.11.   Solvent Financial Condition

. The Consolidated Group, taken as a whole, is now Solvent and, after giving effect to the Loans to be made hereunder, the LC Obligations to be incurred in connection herewith and the consummation of the other transactions described in the Loan Documents, will be Solvent.

9.1.12.   Surety Obligations

. As of the date hereof, except as set forth on Schedule 9.1.12 on the date hereof, no Borrower nor any of its Domestic Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

9.1.13.   Taxes

. The FEIN and organizational identification number of each Borrower and each of its Domestic Subsidiaries is as shown on Schedule 9.1.13. Each Borrower and each of its Domestic Subsidiaries has filed all federal, state and local material tax returns and other material tax reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested or to the extent in an amount less than $2,500,000.

9.1.14.   Brokers

. There are no claims against any Borrower for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other Loan Documents.

9.1.15.   Intellectual Property

. Each Borrower and each of its Domestic Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without, to Borrowers' knowledge, any conflict with the rights of others that Borrowers believe would be reasonably likely to be determined adversely to Borrowers and if determined adversely would have a Material Adverse Effect; except as may be disclosed on Schedule 9.1.15, no Borrower has received any written notice of any objection to, and there is no pending (or, to any Borrower's knowledge, threatened) Intellectual Property Claim with respect to, any Borrower's or any of its Domestic Subsidiaries' right to use any such Intellectual Property which Borrowers believe is reasonably likely to be determined adversely to such Borrower and if determined adversely to any Borrower, would reasonably be expected to have a Material Adverse Effect; and, except as may be disclosed on Schedule 9.1.15, as of the date hereof, no Borrower nor any of its Domestic Subsidiaries pays any royalty or other compensation to any Person for the right to use any Intellectual Property material to any Borrower's or any Domestic Subsidiary's business. All patents, trademarks, service marks, trade names, copyrights, and License Agreements owned or used by each Borrower and each Domestic Subsidiary as of the date hereof are listed on Schedule 9.1.15 hereto, to the extent they are registered under any Applicable Law or are otherwise material to any Borrower's or any of its Domestic Subsidiaries' business.

9.1.16.   Governmental Approvals

. Each Borrower and each of its Domestic Subsidiaries has all Governmental Approvals (excluding under any Food and Drug Laws, which compliance is addressed in Section 9.1.29 hereof) necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to sell its Inventory and to own or lease and operate its Properties as now owned or leased by it except, in each case, to the extent failure to receive such approval is not reasonably likely to have a Material Adverse Effect.

9.1.17.   Compliance with Laws

. Each Borrower and each of its Domestic Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law (excluding all Food and Drug Laws which compliance is addressed in Section 9.1.29 hereof and all Environmental Laws which compliance is addressed in the Environmental Agreement) (except to the extent that any such non-compliance could not reasonably be expected to result in a Material Adverse Effect) and there have been no material citations, notices or orders of noncompliance issued to any Borrower or any of its Domestic Subsidiaries under any such law, rule or regulation with respect to any matter that could reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA. With respect to matters arising under any Environmental Laws, the representations and warranties contained in the Environmental Agreement are true and correct on the date hereof.

9.1.18.   Burdensome Contracts

. No Borrower nor any of its Domestic Subsidiaries is a party or subject to any Restrictive Agreements, except as permitted under Section 10.2.16, none of which prohibit the execution or delivery of any of the Loan Documents by any Obligor or the performance by any Obligor of its obligations under any of the Loan Documents to which it is a party, in accordance with the terms of such Loan Documents.

9.1.19.   Litigation

. Except as set forth on Schedule 9.1.19, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened on the date hereof against or affecting any Borrower, or any of its Domestic Subsidiaries or the business, operations, Properties, or financial condition of any Borrower or any of its Domestic Subsidiaries, (i) which relate to any of the Loan Documents or any of the transactions contemplated thereby or (ii) which, is reasonably likely to be adversely determined and if so determined to any Borrower or any of its Domestic Subsidiaries, is reasonably likely to have a Material Adverse Effect. To the knowledge of each Borrower, no Borrower nor any of its Domestic Subsidiaries is in default on the date hereof with respect to any court or arbitration board order, injunction, or judgment.

9.1.20.   No Defaults

. No Borrower nor any of its Domestic Subsidiaries is in default, and no event has occurred and no condition exists which constitutes or which with the passage of time or the giving of notice or both would constitute a default, under any Material Contract or in the payment of any Debt of a Borrower or a Domestic Subsidiary to any Person for Money Borrowed, which default, in each case, could be reasonably likely to result in a Material Adverse Effect.

9.1.21.   Leases

. Schedule 9.1.21 hereto is a complete listing of each lease of Real Property by each Borrower with annual rent in excess of $1,000,000 or with respect to a location at which more than $1,000,000 of Inventory or Equipment is located as of the date hereof.

9.1.22.   ERISA

. Except as disclosed on Schedule 9.1.22 hereto, no Borrower nor any of its Subsidiaries has any Multiemployer Plan on the date hereof. Each Borrower and each of its Subsidiaries is in full compliance in all material respects with the requirements of ERISA and the regulations promulgated thereunder with respect to each Multiemployer Plan. No fact or situation that is reasonably likely to result in a Material Adverse Effect exists in connection with any Multiemployer Plan. No Borrower nor any of its Subsidiaries has incurred any withdrawal liability in connection with a Multiemployer Plan.

9.1.23.   Trade Relations

. There exists no actual or threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material supplier or group of suppliers, which is reasonably likely to have a Material Adverse Effect.

9.1.24.   Labor Relations

. Except as described on Schedule 9.1.24 hereto, no Borrower nor any of its Domestic Subsidiaries is on the date hereof a party to or bound by any collective bargaining agreement. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any Domestic Subsidiary's employees, or, to any Borrower's knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization which are reasonably likely to result in a Material Adverse Effect.

9.1.25.   Not a Regulated Entity

. No Borrower nor any of its Domestic Subsidiaries is (i) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; (ii) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act or the Interstate Commerce Act.

9.1.26.   Margin Stock

. No Borrower nor any of its Domestic Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

9.1.27.   Anti-Terrorism Laws

None of Borrowers and their Affiliates is in violation of any Anti-Terrorism Law, or engages in or conspires to engage in any transaction that attempts to violate, or otherwise evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any Anti-Terrorism Law. None of Borrowers and their Affiliates (a) is a Blocked Person; (b) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (c) has any of its assets in a Blocked Person; (d) deals in, or otherwise engages in any transaction relating to, any Property blocked pursuant to Executive Order No. 13224; or (e) derives any of its operating income from investments in or transactions with a Blocked Person.

9.1.28.   Not the Holder of Plan Assets.

No Borrower is an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section2510.3-101 of an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any "plan" (within the meaning of Section 4975 of the Internal Revenue Code) (collectively, a "Plan Assets Entity"), and based on the representation that no Lender is a Plan Assets Entity, neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

9.1.29   Food and Drug Laws.

(i)   Except as otherwise disclosed on Schedule 9.1.29, each Borrower and each Domestic Subsidiary has been and is in compliance in all material respects with all applicable Food and Drug Laws, including federal and state laws, statutes, rules and regulations that relate to the manufacture, handling, transport, management, disposal or sale of pharmaceutical and drug products, including those relating to (i) "good manufacturing practices," "good laboratory practices," "good clinical practices," labeling, record keeping, or filing of reports, or (ii) obligations for products under an Investigational New Drug Application ("INDA"), a New Drug Application ("NDA") or an ANDA except, in each case, to the extent such failure is not reasonably likely to result in a Material Adverse Effect.

(ii)   Except as otherwise disclosed on Schedule 9.1.29, each Borrower has all material licenses, permits, designations, applications and approvals necessary or required under applicable Food and Drug Laws for the conduct of the business of Borrowers and the Domestic Subsidiaries taken as a whole in its present form, and no material licenses, permits, designations, applications and approvals have been terminated, suspended or revoked, and there are presently no termination, suspension or revocation proceedings, actual, pending, or threatened, in respect thereof, in each case, except to the extent any such termination, suspension or revocation of such material licenses, permits, designations, applications and approvals, individually or in the aggregate, could not reasonably be likely to result in a Material Adverse Effect.

(iii)   Except as disclosed on Schedule 9.1.29, no Borrower nor any Domestic Subsidiary is the subject of any current or pending investigations, enforcement action or orders, qui tam actions, consent decrees, corporate integrity agreements, settlements, recalls or other extraordinary examinations or review by any Governmental Authority under Food and Drug Laws, that Borrowers believe are reasonably likely to be determined adversely to Borrowers and that if adversely determined to Borrowers would have a Material Adverse Effect. Subject to Section 10.1.13, each Borrower has provided to the Agent true, complete and correct copies of all material notices from the FDA relating to actual investigations, violations or any instances of alleged non-compliance with applicable Food and Drug Laws to the extent Borrowers believe are reasonably likely to be determined adversely to Borrowers and if adversely determined could reasonably result in a Material Adverse Effect.

9.2.   Reaffirmation of Representations and Warranties

. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be made on the Closing Date and reaffirmed by each Borrower on each day that Borrowers request or are deemed to have requested any Loan, Letter of Credit or other extension of credit hereunder, except for changes in the nature of a Borrower's or, if applicable, any Domestic Subsidiary's business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Agent has consented to such changes or such changes are not violative of any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only as of a specific date shall be deemed made only at and as of such date.

9.3.   Survival of Representations and Warranties

. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent, Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 10.   COVENANTS AND CONTINUING AGREEMENTS

10.1   Affirmative Covenants

. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations, each Borrower covenants that it shall and shall cause each Domestic Subsidiary to:

10.1.1   Visits and Inspections

. Permit representatives of Agent from time to time, as often as may be reasonably requested, but only during normal business hours and upon reasonable prior notice to a Borrower, to visit and inspect the Properties of such Borrower and each of its Subsidiaries, inspect, audit and make extracts from such Borrower's and each Subsidiary's books and records, and discuss with its officers and its independent accountants (so long as, unless an Event of Default exists, a Borrower is afforded an opportunity to be present), such Borrower's and each Domestic Subsidiary's business, financial condition, business prospects and results of operations. Representatives of each Lender shall be authorized to accompany Agent on each such visit and inspection and to participate with Agent therein, but at their own expense (unless an Event of Default exists, in which event Borrowers shall promptly reimburse reasonable expenses of Agent in connection with such inspection). Neither Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.

10.1.2.   Notices

. Notify Agent and Lenders in writing, promptly after a Borrower's obtaining actual knowledge thereof, (i) of the commencement of any litigation affecting any Consolidated Group Member and of the institution of any administrative proceeding against a Consolidated Group Member, in each case, to the extent that such litigation or proceeding, if determined adversely to such Consolidated Group Member, could reasonably be expected to have a Material Adverse Effect; (ii) of any material labor dispute to which any Consolidated Group Member may become a party, any pending or threatened strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iii) of any material default by any Obligor under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Obligor exceeding $5,000,000; (iv) of the existence of any Default or Event of Default; (v) of any judgment against any Consolidated Group Member in an amount exceeding $5,000,000; (vi) of the assertion by any Person of any Intellectual Property Claim, the adverse resolution of which could reasonably be expected to have a Material Adverse Effect; (vii) of any violation or asserted violation by any Consolidated Group Member of any Applicable Law (including ERISA, OSHA, FLSA, and Food and Drug Law), the adverse resolution of which could reasonably be expected to have a Material Adverse Effect; and (viii) of the discharge of Borrowers' independent accountants or any withdrawal of resignation by such independent accountants from their acting in such capacity. In addition, Borrowers shall give Agent at least 10 days prior written notice of any Consolidated Group Member's opening of any new office or place of business at which any Collateral having a book value of $250,000 or more or any books and records of a Borrower or constituting Eligible Inventory or Eligible Equipment is located. Furthermore, Borrowers shall notify Agent promptly upon any Consolidated Group Member (i) being required to file reports under Section 15(b) of the Securities Exchange Act of 1934, (ii) registering securities under Section 12 of the Securities Exchange Act of 1934 or (iii) filing a registration statement under the Securities Act of 1933.

10.1.3.   Financial and Other Information

. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent the following (all to be prepared in accordance with GAAP applied on a consistent basis subject to Section 1.2 hereof):

(i) as soon as available, and in any event within 75 days after the close of each Fiscal Year audited balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders' equity and cash flow, on a Consolidated and consolidating basis, certified without an Impermissible Qualification by BDO Seidman, LLP or other firm of independent certified public accountants of recognized national standing selected by Borrowers but reasonably acceptable to Agent and setting forth in each case in comparative form the corresponding Consolidated and consolidating figures for the preceding Fiscal Year (provided, that for purposes of this subsection 10.1.3(i), so long as Parent and its Subsidiaries are subject to SEC reporting requirements, the 10K of Parent for such period shall satisfy the requirement with respect to audited annual financial statements but, in any event, included in such financial statements shall be a footnote containing Consolidated and consolidating balance sheet, income statement, and statement of cash flow, and related intercompany eliminations and previous year comparison, for the Consolidated Group), and Borrowers also shall provide to Agent a separate unaudited footnote or schedule containing Consolidated and consolidating balance sheet, income statement and statement of cash flow for the Consolidated Group, for the fourth Fiscal Quarter of such Fiscal Year;

(ii) if a Restrictive Trigger Event occurs, as soon as available, and in any event within 30 days after the end of each Fiscal Month commencing with the first Fiscal Month to end after such Restrictive Trigger Event occurs, (x) if on or before June 30, 2006, internally generated segment profit and loss statements of the Consolidated Group, and (y) if after June 30, 2006, unaudited balance sheets of the Consolidated Group as of the end of such Fiscal Month and the related unaudited statements of income and cash flow for such Fiscal Month and for the portion of Parent's Fiscal Year then elapsed, on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the Consolidated financial position and results of operations of the Consolidated Group for such Fiscal Month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes. If after the occurrence of a Restrictive Trigger Event, Availability is at least $35,000,000 for 60 consecutive days and no Event of Default exists, then as soon as practicable but in any event within 1 Business Day thereafter (the "Reporting Spring-Back Date"), Agent will not require that Borrowers provide monthly financial statements as provided above unless another Restrictive Trigger Event occurs. If a Restrictive Trigger Event has occurred as a result of an Event of Default and not as a result of the failure by Borrowers to meet the Availability or Average Availability requirements, and Agent (or to the extent required by this Agreement, all Lenders or Required Lenders) waive the Event of Default in writing, then the Reporting Spring-Back Date shall occur on the date of the waiver in writing of such Event of Default.

(iii) as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters hereafter in any Fiscal Year, unaudited balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited Consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of Parent's Fiscal Year then elapsed, on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the Consolidated financial position and results of operations of Parent and its Subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes (provided, that for purposes of this subsection 10.1.3(iii), so long as Parent and its Subsidiaries are subject to SEC reporting requirements, the 10Q of Parent for such period shall satisfy the requirement with respect to unaudited financial statements but, in any event, included in such financial statements shall be a footnote containing Consolidated and consolidating balance sheet, income statement, and statement of cash flow, and related intercompany eliminations and previous year comparison, for the Consolidated Group);

(iv) not later than 25 days after each Fiscal Month, a summary of all of each Borrower's trade payables as of the last Business Day of such month, in form acceptable to Agent;

(v) promptly after the sending or filing thereof, as the case may be, (a) copies of any proxy statements, financial statements or material reports which any Borrower has made generally available to its shareholders (unless Agent receives notice of any such filings from the SEC); (b) copies of any material regular and periodic reports or registration statements or prospectuses which any Borrower files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange (unless Agent receives notice of any such filings from the SEC); and (c) copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower; and

(vi) promptly after the sending or filing thereof, copies of any annual report to be filed in accordance with ERISA in connection with each Plan and such other data and information (financial or otherwise) as Agent, from time to time, may request, bearing upon or related to the Collateral or any Consolidated Group Member's financial condition or results of operations.

Concurrently with the delivery of the financial statements described in clause (i) of this Section 10.1.3, Borrowers shall deliver to Agent a copy of the accountants' letter to Borrowers' management that is prepared in connection with such financial statements and also shall cause to be prepared and shall deliver to Agent a certificate of the aforesaid certified public accountants stating to Agent and Lenders that, based upon such accountants' audit of the Consolidated financial statements of Parent and its Subsidiaries performed in connection with their examination of said financial statements, nothing came to their attention that caused them to believe that Borrowers were not in compliance with Sections 10.2 or 10.3, or, if they are aware of such noncompliance, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clauses (i), (ii) and (iii) of this Section 10.1.3, or more frequently if requested by Agent during any period that a Default or Event of Default exists and in any event within five (5) Business Days after the occurrence of a Restrictive Trigger Event (based upon the most current financial statements received by Agent prior to such Restrictive Trigger Event in accordance with this Agreement), Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate executed by the chief financial officer of Borrowers, which Compliance Certificate shall include the calculation of the Fixed Charge Coverage Ratio for such prior 12 month period (if it is then being tested under Section 10.3.1).

10.1.4.   Landlord and Storage Agreements

. Within 30 days after execution thereof, unless requested more frequently by Agent, provide Agent with copies of all future agreements, between any Borrower and any landlord, warehouseman or bailee which owns any premises at which any (i) Eligible Inventory, (ii) Eligible Equipment, (iii) books and records or (iv) other Collateral having a book value of $250,000 or more may, from time to time, be kept.

10.1.5.   Projections

. No later than 30 days after the end of each Fiscal Year of Borrowers, deliver to Agent the Projections of Borrowers for the forthcoming Fiscal Year, on a quarterly basis.

10.1.6.   Taxes.

Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested or such Taxes do not exceed $2,500,000 in the aggregate at any time.

10.1.7.   Compliance with Laws

. Comply with all Applicable Law (excluding all Food and Drug Laws and Environmental Laws, the compliance with which is addressed in Section 10.1.13 hereof and in the Environmental Agreement, respectively), including ERISA, FLSA, OSHA, Anti-Terrorism Laws and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, in each case to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect.

10.1.8.   Insurance

. In addition to the insurance required herein with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least A- or better and being in a size category of "vii" or better by Best's Ratings, a publication of A.M. Best Company, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers' compensation, larceny, business insurance, embezzlement, or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of the Borrowers and their Domestic Subsidiaries.

10.1.9.   Intellectual Property

. Together with each Compliance Certificate delivered pursuant to Section 10.1.3, notify Agent of any registered Intellectual Property acquired or applied for by Borrowers or any Domestic Subsidiary during the Fiscal Quarter for which such Compliance Certificate is being delivered (or at Agent's request from time to time, such non-registered Intellectual Property) and, upon the request of Agent, deliver to Agent, in form and substance reasonably acceptable to Agent and in recordable form, all documents necessary for Agent to obtain and perfect a first priority Lien on such Intellectual Property (subject to the provisions of Section 7.6 with respect to perfection under the laws of a jurisdiction other than the United States).

10.1.10.   License Agreements

. Keep each License Agreement relating to Intellectual Property or Eligible Inventory in full force and effect for so long as any Borrower or any Domestic Subsidiary has any Inventory, the manufacture, sale or distribution of which is in any manner governed by or subject to such License Agreement; promptly notify Agent of any proposed material amendments to any License Agreement; pay all Royalties under each License Agreement as and when the same become due and payable to the extent not being Properly Contested; and notify Agent of any default or breach asserted by any party to have occurred under such License Agreement.

10.1.11.   Convertible Notes

. Cause the Convertible Notes to be refinanced or defeased in their entirety or an Approved Escrow established at least 60 days prior to their scheduled maturity date of June 1, 2006 (provided, that if proceeds of the Loans are used, no Default or Event of Default shall exist at the time or result therefrom and Availability shall be at least $35,000,000 at the time of and after giving effect thereto), unless the Convertible Note Reserve has been established by Agent in its sole discretion.

10.1.12.   Depository Relationships

. Maintain Borrowers' and their Domestic Subsidiaries' principal depository, operating and cash management accounts at BofA.

10.1.13.   Food and Drug Laws.

(i)   Each Borrower and each Domestic Subsidiary shall conduct its business in compliance in all material respects with all Food and Drug Laws applicable to it, including those relating to the manufacture, sale, disposal and transport of pharmaceutical, drug and biological products, except as could not reasonably be expected to have a Material Adverse Effect.

(ii)   Any notices or allegations of non-compliance under Food and Drug Laws, constituting a request or order to recall a product or to curtail manufacturing at its facilities or loss of eligibility for new product approval or other notice of non-compliance outside the Ordinary Course of Business, provided to any Borrower or any Domestic Subsidiary shall be forwarded to Agent or any Lender as soon as possible but no later than thirty (30) days after receipt by a Borrower. Upon the reasonable request of Agent or Lenders, Borrowers shall forward all material communications to any Borrower or any of its Domestic Subsidiaries with any Governmental Authority regarding the alleged violation or non-compliance with Food and Drug Laws. Upon receipt of notice from the FDA that any of Borrowers' facilities must curtail manufacturing or is no longer eligible to receive new product approval, Borrowers shall, at Agent's or Required Lenders' reasonable request and at Borrowers' expense, (i) retain an independent contractor reasonably acceptable to Agent to evaluate the operations and the alleged violations (excluding alleged violations with respect to products that have not been launched) (it being understood that so long as no Default or Event of Default has occurred and is continuing, any such evaluation of operations shall be limited to the operations that are the subject of the alleged violations), and (ii) prepare and deliver to Agent, in sufficient quantity for distribution by Agent to Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any potential liabilities described therein, and an estimate of the costs thereof.

(iii)   Upon receipt of notice by any Borrower or any of its Domestic Subsidiaries from the FDA with respect to an alleged violation or non-compliance with Food and Drug Laws in all material respects (excluding alleged violations with respect to products that have not been launched) or at any time that a Default or Event of Default has occurred and is continuing, the Agent or its representatives or independent contractors shall have the right at any reasonable time to enter and visit any real estate currently owned and/or leased by any Borrower or any Domestic Subsidiary for the purposes of observing and reviewing the operations of Borrowers and their Domestic Subsidiaries with respect to their compliance with Food and Drug Laws. Agent is under no duty, however, to undertake such visits, and any such acts by Agent will be solely for the purposes of protecting Agent's Liens and preserving Agent and Lenders' rights under the Loan Documents. No site visit, observation or testing by Agent and Lenders will result in a waiver of any Default of Borrowers or impose any liability on Agent or Lenders. In no event shall any such site visit or reports therefrom be a representation that any Borrower or any Domestic Subsidiary is in compliance or non-compliance with any Food and Drug Laws. No Borrower, any Domestic Subsidiary nor any other party is entitled to rely on any site visit, observation or testing by Agent.

10.1.14.   Dissolution of Restrictive Subsidiaries

(a) Within sixty (60) days after the Closing Date, cause to be filed with the appropriate Governmental Authority articles of dissolution for Alpharma N.W. Inc., Barre Parent Corporation and A.L. Specialty Chemicals, Inc.; and

(b) Upon receipt by Borrowers of tax clearance letters or other determination letters from the applicable Governmental Authority or the winding up or termination by Borrowers of any employee benefit plan in accordance with Applicable Law (but no later than 360 days after the Closing Date without the consent of Agent), cause to be filed with the appropriate Governmental Authority, articles of dissolution for each of Alpharma (Barbados) SRL, Danz Nutritional Limited, NMC Laboratories and Wynco LLC.

10.2   Negative Covenants

. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations, each Borrower covenants that it shall not and shall not permit any Domestic Subsidiary to:

10.2.1.   Fundamental Changes

. (a) Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) mergers, amalgamations, liquidations, dissolutions, or consolidations of any Consolidated Group Member with or into another Consolidated Group Member (other than a Borrower into a Restrictive Subsidiary or an Excluded Subsidiary), (ii) Permitted Acquisitions and Permitted Asset Dispositions; and (iii) dissolutions, liquidations or winding up of any of the Restrictive Subsidiaries as provided in Section 10.1.14; (b) change a Borrower's or any Domestic Subsidiaries name or conduct business under any new fictitious name without providing Agent with 30 days prior written notice and subject to the recordation of all necessary UCC financing statements or amendments; or (c) change a Borrower's or any Domestic Subsidiary's FEIN, organizational identification number or state of organization without providing Agent with 30 days prior written notice and subject to the recordation of all necessary UCC financing statements or amendments.

10.2.2.   Loans

. Make any loans or other advances of money to any Person other than: (i) to an officer or employee of a Borrower or a Domestic Subsidiary for salary, travel advances, advances against commissions and other similar advances in the Ordinary Course of Business, (ii) investments permitted under Section 10.2.12, and (iii) so long Availability at the time of and after giving effect thereto is not less than $35,000,000 if the Term Loan is outstanding (and not less than $25,000,000 if the Term Loan is not outstanding) and no Default or Event of Default exists or would result therefrom, loans to a Subsidiary that is not a Borrower.

10.2.3.   Permitted Debt

. Create, incur, assume, guarantee or suffer to exist any Debt, except:

(i) the Obligations;

(ii) accrued expenses and accounts payable by such Borrower or a Domestic Subsidiary, in each case incurred in the Ordinary Course of Business;

(iii) Permitted Purchase Money Debt;

(iv) Debt for accrued payroll, Taxes and other operating expenses (other than for Money Borrowed) incurred in the Ordinary Course of Business of such Borrower or such Domestic Subsidiary, including Cash Management Obligations, in each case so long as payment thereof is not past due and payable unless, in the case of Taxes, such Taxes are being Properly Contested or do not exceed $2,500,000 in the aggregate at any time;

(v) Debt for Money Borrowed by such Borrower (other than the Obligations, Permitted Purchase Money Debt and Subordinated Debt permitted herein), but only to the extent that such Debt is outstanding on the date of this Agreement and is not to be satisfied on or about the Closing Date from the proceeds of the initial Loans and any refinancings, modifications or extensions thereof so long as the Refinancing Conditions are satisfied;

(vi) Permitted Contingent Obligations;

(vii) Refinancing Debt so long as each of the Refinancing Conditions is met with respect thereto;

(viii) the Senior Notes and the Convertible Notes and refinancings thereof so long as the Refinancing Conditions are satisfied;

(ix) unsecured Debt of any Borrower acquired pursuant to a Permitted Acquisition (or Debt assumed at the time and as a result of a Permitted Acquisition); provided, that in each case such Debt was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and in no event shall such Debt constitute working capital Debt or revolving credit Debt;

(x) secured Debt of any Borrower acquired pursuant to a Permitted Acquisition (or assumed at the time and as a result of a Permitted Acquisition) consisting of Permitted Purchase Money Debt and in no event shall such Debt constitute working capital Debt or revolving credit Debt;

(xi) Debt relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(xii) unsecured Debt with respect to the deferred purchase price for any Permitted Acquisition, provided that such Debt does not required the payment in cash of principal (other than in respect of working capital adjustments) prior to the Commitment Termination Date;

(xiii) intercompany Debt owing or payable by a Consolidated Group Member to another Consolidated Group Member;

(xiv) unsecured intercompany Debt owing or payable by a Consolidated Group Member to a Subsidiary that is not a Consolidated Group Member;

(xv) any unsecured Debt owing by any Subsidiary of Parent that is not an Obligor to any Obligor consisting of intercompany accounts receivable of Obligor representing in each case the bona fide sale and delivery of product inventory to such Subsidiary in the Ordinary Course of Business, and which receivables have been reclassified as Debt owing to such Obligor in accordance with GAAP consistent with prior practice;

(xvi) unsecured Debt constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions;

(xvii) Debt that is not included in any of the preceding paragraphs of this Section 10.2.3, is not secured by a Lien, has a stated maturity that is longer than the Term, and does not exceed at any time, in the aggregate, the sum of $200,000,000 as to all Borrowers and their Domestic Subsidiaries;

(xviii) without duplication of any other Debt, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest in connection with the Senior Notes or Convertible Notes or any refinancing thereof.

10.2.4.   Affiliate Transactions

. Enter into, or be a party to any transaction with any Affiliate, except: (i) the transactions contemplated by the Loan Documents; (ii) payment of reasonable compensation to officers, directors, consultants and employees for services actually rendered to such Borrower or its Subsidiaries; (iii) payment of customary directors' fees and indemnities; (iv) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Agent prior to the Closing Date; (v) transactions among Consolidated Group Members in the Ordinary Course of Business and consistent with past practices; (vi) payments that are expressly permitted under Section 10.2.7; and (vii) transactions with Affiliates pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms that, if requested by Agent, are fully disclosed to Agent and are no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm's length transaction with a Person not an Affiliate of such Borrower or such Subsidiary (it being understood that the transactions specified in Sections 10.2.1, 10.2.2, 10.2.3, 10.2.5, 10.2.6, 10.2.10, 10.2.12, 10.2.13, 10.2.18 or 10.2.19 to the extent such provisions relate to Affiliates shall be permitted to be made in accordance with this Section, and provided that nothing in this Section 10.2.4 shall prohibit Borrower's or their Domestic Subsidiaries from engaging in the following transactions; (x) the performance of any Borrower's or any Domestic Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the Ordinary Course of Business or (y) the maintenance of benefit programs or arrangements for employees, officers or directors, including, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the Ordinary Course of Business.

10.2.5.   Limitation on Liens

. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, "Permitted Liens"):

(i)   Liens at any time granted in favor of Agent;

(ii)   Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested or in an amount not in excess of $2,500,000 in the aggregate at any time;

(iii)   statutory Liens (excluding any Lien for Taxes, including any Lien imposed pursuant to any of the provisions of ERISA) arising in the Ordinary Course of Business of a Borrower or a Domestic Subsidiary, but only if and for so long as (x) payment in respect of any such Lien is not at the time delinquent or the Debt secured by any such Liens is being Properly Contested or is in an amount not in excess of $2,500,000 in the aggregate at any time and (y) such Liens do not materially detract from the value of the Property of such Borrower or such Domestic Subsidiary and do not materially impair the use thereof in the operation of such Borrower's or such Domestic Subsidiary's business;

(iv)   Purchase Money Liens securing Permitted Purchase Money Debt;

(v)   Liens securing Debt of a Domestic Subsidiary of a Borrower to another Borrower or to another such Domestic Subsidiary;

(vi)   Liens arising by virtue of the rendition, entry or issuance against such Borrower or any of its Domestic Subsidiaries, or any Property of such Borrower or any of its Domestic Subsidiaries, of any judgment, writ, order, or decree for so long as each such Lien (a) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (b) is at all times junior in priority to any Liens in favor of Agent;

(vii)   Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, provided that, to the extent any such Liens in an aggregate amount in excess of $1,000,000 attach to any of the Collateral (other than a cash deposit for such specific project), such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Agent;

(viii)   easements, rights-of-way, restrictions, covenants, conditions or other agreements of record and other similar charges or encumbrances affecting title to real Property of such Borrower or any of its Domestic Subsidiaries that do not secure any monetary obligation and do not materially interfere with the ordinary conduct of the business of such Borrower or such Domestic Subsidiary and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, in the reasonable opinion of Agent, do not interfere with the current use of the real Property in any material respect;

(ix)   normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on checks and other items of payment in the course of collection;

(x)   Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of such Borrower's cash on hand at the Closing Date or the proceeds of Loans to be made on the Closing Date;

(xi)   such other Liens as appear on Schedule 10.2.5, to the extent provided therein;

(xii)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(xiii)   landlords' and lessors' Liens in respect of rent not in default for more than sixty (60) days and for which a Rent Reserve has been established if required by Agent or a Lien Waiver has been delivered (except to the extent otherwise provided in Section 8.1.1 hereof);

(xiv)   Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(xv)   Liens arising from precautionary UCC filings regarding "true" operating leases or the consignment of goods to a Obligor, to the extent such lease or consignment is not otherwise violative of this Agreement;

(xvi)   Purchase Money Liens on Equipment or real Property in existence at the time such Equipment or real Property is acquired pursuant to a Permitted Acquisition or on Equipment or real Property of a Subsidiary of a Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Consolidated Group Member;

(xvii)   any title or interest of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement, to the extent such license or lease agreement (including any licenses of Intellectual Property) is not violative of this Agreement;

(xviii)   zoning, building codes, and other land use laws regulating the use or occupancy of real Property of such Borrower or any of its Domestic Subsidiaries or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real Property which are not violated by the current use or occupancy of such real Property or the operation of such Borrower's or such Domestic Subsidiary's business conducted thereon;

(xix)   matters disclosed on current surveys of the real Property owned by such Borrower and any of its Domestic Subsidiaries and delivered on or before the Closing Date;

(xx)   any retention of title reserved by any supplier of goods pursuant to such supplier's standard terms and conditions, but only to the extent (a) contained in such supplier's form response to purchase orders that are not executed by any Consolidated Group Member and (b) such Lien does not have priority over any Liens in favor of Agent, (except that if such Lien would have priority over the Lien of Agent such Lien shall only constitute a Permitted Lien if Agent has either elected to put an Availability Reserve in place with respect thereto (and such Availability Reserve does not create an Out-of-Formula Condition) or has elected not to require any such Availability Reserve); and

(xxi)   such other Liens as Agent and the Required Lenders in their discretion may hereafter approve in writing.

provided, however, that, except as provided in any of the clauses above, the term "Permitted Liens" shall not include any Lien securing Debt for Money Borrowed. The designation of a Lien as a Permitted Lien shall not limit or restrict the ability of the Agent to establish any Reserve relating thereto.

The foregoing negative pledge shall not apply to any Margin Stock to the extent that the application of such negative pledge to such Margin Stock would require filings or other actions by any Lender under Regulation U or other regulations of the Board of Governors, or otherwise result in a violation of any such regulations.

10.2.6.   Restrictions on Payment of Certain Debt.

Make any payments of or in respect of principal or interest on, or on account of the purchase, redemption, retirement or satisfaction of any:

(i) Subordinated Debt other than (a) payment of regularly scheduled installments of principal and interest and fees and other charges when required to be paid by any instrument or agreement evidencing such Subordinated Debt, but in each case only to the extent that payment thereof is not violative of any subordination agreement or subordination provisions expressly contained therein relating to such Subordinated Debt; (b) payments in equity securities (as long as no Change in Control would result therefrom) and payments of interest in-kind; (c) prepayment in whole or in part with the proceeds of any equity securities issued or capital contributions received by any Borrower or any Domestic Subsidiary for the purpose of making such payment or prepayment; (d) refinancings of Debt to the extent permitted under Section 10.2.3(vii); (e) any payments or prepayments of Debt that is owing by an Obligor to another Obligor unless an Event of Default exists and Agent has commenced any Enforcement Action; and (f) any prepayments, repurchase, defeasance, retirement, satisfaction or redemption of the Convertible Notes so long as, if such payment is made with proceeds of the Loans, the provisions of Section 10.1.11 are satisfied; or

(ii) Funded Debt (including the Senior Notes but excluding the Obligations) prior to the date on which any such payment is required to be made pursuant to any instrument or agreement evidencing such Funded Debt, including any voluntary prepayment, redemption, defeasance or other acquisition for value of any such Funded Debt unless each of the Permitted Payment Conditions are satisfied, and other than (a) payments in equity securities (as long as no Change in Control would result therefrom); (b) payments of interest in-kind; (c) prepayment in whole or in part with the proceeds of any equity securities issued or capital contributions received by any Borrower or any Domestic Subsidiary for the purpose of making such payment or prepayment; (d) refinancings of Debt to the extent permitted under Section 10.2.3(vii); (e) payments, prepayments, repurchase, defeasance, retirement, satisfaction or redemption of the Convertible Notes so long as, if such payment is made with proceeds of the Loans, the provisions of Section 10.1.11 are satisfied; (f) prepayments, repurchase, defeasance, retirement, satisfaction or redemption of the Senior Notes so long as each of the Permitted Payment Conditions is satisfied; and (g) payments permitted under Section 10.2.6(i).

10.2.7.   Distributions

. Declare or make any Distributions, except for (i) Upstream Payments, (ii) Distributions to a Borrower, (iii) so long as no Event of Default exists or would result therefrom and the aggregate amount of all such Distributions do not exceed $12,000,000 during any Fiscal Year, Distributions by Parent to shareholders of Parent, and (iv) Distribution of net proceeds of a Portfolio Transaction so long as (a) the Fixed Asset Sublimit has been reduced to zero, (b) the Term Loan has been Paid in Full, (c) no Event of Default exists or would result therefrom and (d) at the time of and after giving effect to any such Distribution, Availability is not less than $25,000,000.

10.2.8.   Upstream Payments

. Create or suffer to exist any encumbrance or restriction on the ability of a Domestic Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the Loan Documents, (ii) existing under Applicable Law (iii) identified and fully disclosed in Schedule 10.2.8, (iv) under any documents relating to joint ventures of any Obligor to the extent that such joint ventures are not prohibited hereunder, (v) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary and not created in contemplation of any such acquisition, (vi) under any agreement relating to the Convertible Notes, Senior Notes, or any refinancing or replacement thereof, and (vii) under any agreement relating to Debt incurred under Section 10.2.3(xvii) to the extent not more restrictive than those existing on the date hereof.

10.2.9.   Capital Expenditures

. Make Capital Expenditures (including expenditures by way of capitalized leases) which in the aggregate, as to all Borrowers and their Domestic Subsidiaries, exceed $60,000,000 (excluding any Capital Expenditures made with condemnation or insurance proceeds or Revolver Loan proceeds to the extent such condemnation or insurance proceeds are used to pay down the Revolver Loans) during the period from the date of this Agreement through December 31, 2006 or during any Fiscal Year thereafter; provided that if, for any Fiscal Year set forth above, the amount specified above for such Fiscal Year (as increased pursuant to this proviso) exceeds the aggregate amount of Capital Expenditures made by Borrowers and their Domestic Subsidiaries during such Fiscal Year (the amount of such excess being the "Excess Amount"), Borrowers shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in an amount (such amount being referred to herein as the "Carryover Amount") equal to the lesser of (i) the Excess Amount and (ii) 50% of the amount specified above for such immediately preceding Fiscal Year (as increased pursuant to this proviso).

10.2.10.   Disposition of Assets

. Make any Asset Disposition other than a Permitted Asset Disposition.

10.2.11.   Subsidiaries

. Form or acquire any Domestic Subsidiary after the Closing Date, except to the extent constituting a Permitted Subsidiary or except to the extent formed or acquired in connection with a Permitted Acquisition or a Permitted Investment or permit any existing Domestic Subsidiary to issue any additional Equity Interests except director's qualifying shares.

10.2.12.   Restricted Investments

. Make or have any Restricted Investment.

10.2.13.   Tax Consolidation

. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

10.2.14.   Accounting Changes; Change of Fiscal Year

. Make any significant change in accounting treatment or reporting practices, except as may be required by GAAP, or establish a fiscal year different from the Fiscal Year.

10.2.15.   Organic Documents

. Amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents, except for changes that do not affect (i) such Borrower's or any of its Domestic Subsidiaries' right and authority to enter into and perform the Loan Documents to which it is a party, (ii) the perfection of Agent's Liens in any Collateral, or (iii) the authority or obligation of an Obligor to pay or perform any of the Obligations for which it is liable pursuant to the Loan Documents.

10.2.16.   Restrictive Agreements

. Permit any Domestic Subsidiary to enter into or become a party to any Restrictive Agreement, provided that the foregoing shall not apply to any agreement permitted under Section 10.2.8.

10.2.17.   Hedging Agreements

. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which any Borrower or any Domestic Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

10.2.18.   Compromise of Claims

. Discount, forgive, waive or otherwise compromise any claim or Debt owing to it (other than unsecured intercompany claims among the Consolidated Group in the Ordinary Course of Business), except for reasonable consideration negotiated on an arms-length basis and in the Ordinary Course of Business.

10.2.19.   Anti-Terrorism Laws.

Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; or engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. Borrowers shall deliver to Agent and Lenders any certification or other evidence requested from time to time by Agent or any Lender, in its reasonable discretion, confirming each Borrower's and each of its Subsidiaries' compliance with this Section 10.2.19.

10.2.20.   Conduct of Business

. Engage in any business other than the business engaged in by it on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

10.2.21.   Amendments to Indentures

. Amend, modify or supplement, or permit any Subsidiary to amend, modify or supplement (or consent to any amendment, modification or supplement of) any of the Convertible Note Documents or Senior Note Documents (or any replacements or substitutions or renewals thereof), or pursuant to which the Senior Notes or the Convertible Notes are issued or extended, except in connection with any refinancing thereof permitted under Section 10.2.3, if such amendment, modification or supplement provides for any of the following or has any of the following effects:

(i) increases the overall principal amount of any Debt evidenced by any of the Senior Notes or Convertible Notes;

(ii) shortens the final maturity date of such Debt;

(iii) amends, modifies or adds any financial or negative covenants in a manner which when taken as a whole is more onerous or more restrictive in any material respect to Borrowers and their Domestic Subsidiaries taken as a whole or that is otherwise materially adverse to Borrowers and their Domestic Subsidiaries taken as a whole or Lenders; or

(iv) results in any of the Loan Documents, or any of the credit facilities evidenced hereby, not constituting a permitted credit facility under the Senior Note Documents or Convertible Note Documents.

10.3.   Financial Covenants

. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations, Borrowers covenant that they shall:

10.3.1.   Fixed Charge Coverage Ratio.

If a Restrictive Trigger Event occurs, then the Fixed Charge Coverage Ratio for the Consolidated Group shall not be less than 1.0 to 1.0 and shall be tested immediately as follows:

(i)   if the Restrictive Trigger Event occurs during the first full twelve Fiscal Months after the Closing Date, such calculation shall be made for the period beginning with the Fiscal Month of November 2005 through the Fiscal Month for which Borrowers have delivered financial statements to Agent under Section 10.1.3 (whether such financial statements are delivered under Section 10.1.3(i), (ii) or (iii)), on a cumulative basis, and

(ii)   if the Restrictive Trigger Event occurs after the first full twelve Fiscal Months from the Closing Date, such calculation shall be based upon the immediately preceding twelve Fiscal Month period for which Borrowers have delivered financial statements to Agent under Section 10.1.3 (whether such financial statements are delivered under Section 10.1.3(i), (ii) or (iii)), and thereafter, such calculation shall be based upon each Fiscal Month.

Within five (5) Business Days after the occurrence of a Restrictive Trigger Event, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate executed by the chief financial officer of Borrowers, which Compliance Certificate shall include the calculation of the Fixed Charge Coverage Ratio for the prior 12 month period based upon the most current financial statements received by Agent prior to such Restrictive Trigger Event.

If after the occurrence of a Restrictive Trigger Event, Availability is at least $25,000,000 if the Term Loan is not outstanding (and $35,000,000 if the Term Loan is outstanding) for 60 consecutive days and no Event of Default exists, then on the 61st consecutive day (the "Covenant Spring-Back Date"), Agent thereafter will not require that Borrowers comply with the covenant referenced above unless another Restrictive Trigger Event occurs. If a Restrictive Trigger Event has occurred as a result of an Event of Default and not as a result of the failure by Borrowers to meet the Availability or Average Availability requirements, and Agent (or to the extent required by this Agreement, all Lenders or Required Lenders) waive the Event of Default in writing, then the Covenant Spring-Back Date shall occur on the date of the waiver in writing of such Event of Default.

SECTION 11.   CONDITIONS PRECEDENT

11.1   Conditions Precedent to Initial Credit Extensions

. Initial Lender shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers, unless, on or before October 26, 2005, each of the following conditions has been satisfied (unless otherwise waived or extended in writing by Agent in its sole discretion):

11.1.1.   Loan Documents

. Each of the Loan Documents shall have been duly executed and delivered to Agent by each of the signatories thereto and accepted by Agent and each Borrower and each Consolidated Group Member shall be in compliance with all of the terms thereof.

11.1.2.   Availability

. Agent shall have determined, and Initial Lender shall be satisfied, that, immediately after Initial Lender has made the initial Revolver Loans to be made on the Closing Date, Issuing Bank has issued the Letters of Credit to be issued on the Closing Date (if any), and Borrowers have paid (or made provision for payment of) all fees and closing costs incurred in connection with the Commitments and payable on the Closing Date, and after increasing the Availability Reserve in the amount of any payables of Borrowers that are stretched beyond Borrowers' customary payment practices, Availability is not less than $50,000,000.

11.1.3.   Evidence of Perfection and Priority of Liens

. Agent shall have received copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to perfect the Liens of Agent in the Collateral to the extent required by the Loan Documents and evidence in form satisfactory to Agent and Initial Lender that such Liens constitute valid and perfected Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

11.1.4.   Organic Documents

. Agent shall have received copies of the Organic Documents of each Borrower and each Domestic Subsidiary, and all amendments thereto, certified by the Secretary of State or other appropriate officials of the jurisdiction of each Borrower's and each other Domestic Subsidiaries' states of organization.

11.1.5.   Good Standing Certificates

. Agent shall have received good standing certificates for each Borrower and each Domestic Subsidiary, issued by the Secretary of State or other appropriate official of such Borrower's or such Domestic Subsidiary's jurisdiction of organization and each jurisdiction where the conduct of such Borrower's or such Domestic Subsidiary's business activities or ownership of its Property necessitates qualification except where failure to be so qualified would not have a Material Adverse Effect.

11.1.6.   Opinion Letters

. Agent and Initial Lender shall have received a favorable, written opinion of Kirkland & Ellis LLP and the respective local counsel to Borrowers and their Domestic Subsidiaries and Agent, covering, to Agent's reasonable satisfaction, the matters set forth on Exhibit G attached hereto.

11.1.7.   Insurance

. Agent shall have received certified copies of the property and casualty insurance policies of Borrowers and their Domestic Subsidiaries with respect to the Collateral, or certificates of insurance with respect to such policies in form acceptable to Agent, and loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as lender's loss payee and mortgagee with respect to each such policy and certified copies of Borrowers' and their Domestic Subsidiaries liability insurance policies, including product liability policies, together with endorsements naming Agent as an additional insured, all as required by the Loan Documents.

11.1.8.   Solvency Certificates

. Agent and Initial Lender shall have received certificates satisfactory to them from one or more knowledgeable Senior Officers of Borrowers that, after giving effect to the financing under this Agreement and the issuance of the Letters of Credit, the Consolidated Group, taken as a whole, is Solvent.

11.1.9.    No Labor Disputes

. Agent shall have received assurances satisfactory to it that there are no threats of strikes or work stoppages by any employees, or organization of employees, of any Consolidated Group Member which could reasonably be expected to have a Material Adverse Effect.

11.1.10.   Compliance with Laws and Other Agreements

. Agent shall have determined or received assurances satisfactory to it that none of the Loan Documents or any of the transactions contemplated thereby violate any Applicable Law, court order or agreement binding upon any Consolidated Group Member.

11.1.11.   No Material Adverse Change

. No material adverse change in the financial condition of the Consolidated Group taken as a whole or in the quality, quantity or value of the Collateral (taken as a whole) shall have occurred since December 31, 2004.

11.1.12.   Accounts Payable

. Agent shall have reviewed and found acceptable Borrowers' accounts payable practices and vendor arrangements.

11.1.13.   Payment of Fees

. Borrowers shall have paid, or made provision for the payment on the Closing Date of, all fees and expenses to be paid hereunder to Agent on the Closing Date.

11.1.14.   Due Diligence

. Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit, with results acceptable to Agent, and the receipt of Inventory, Equipment and Real Estate appraisals acceptable to Agent in all respects.

11.1.15.   LC Conditions

. With respect to the issuance of any Letter of Credit on the Closing Date, each of the LC Conditions is satisfied.

11.1.16.   Title Insurance Policies

. Agent shall have received, had at least 5 days to review and found acceptable fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent's satisfaction to evidence the form of such policies to be delivered after the Closing Date), for each parcel of Real Estate listed on Exhibit K attached hereto in standard ALTA form, issued by a title insurance company satisfactory to Agent, each in an amount equal to not less than the fair market value of such Real Estate or leasehold interest, as the case may be, subject to the Mortgages, insuring the Mortgages to create a valid Lien on such Real Estate or valid Liens on such leasehold interest described therein with no exceptions which Agent shall not have approved in writing, which policies (and commitments therefor) shall have acceptable zoning endorsements.

11.1.17.   Surveys

. Agent shall have received, had at least 5 days to review and, found acceptable a current, as-built survey with respect to each parcel of the Real Estate listed on Exhibit K attached hereto comprising a part of the Collateral, which survey shall indicate the following: (i) an accurate metes and bounds or lot, block and parcel description of such Real Estate; (ii) the correct location of all buildings, structures and other improvements on such Real Estate, including all streets, easements, rights of way and utility lines; (iii) the location of ingress and egress from such Real Estate, and the location of any set-back or other building lines affecting such Real Estate; and (iv) a certification by a registered land surveyor in form and substance acceptable to Agent, certifying to the accuracy and completeness of such survey and to such other matters relating to such Real Estate and survey as Agent shall require.

11.1.18.   Environmental Matters

. Agent shall have received, reviewed and found satisfactory the representations, warranties and disclosures in the Environmental Agreement and environmental audits of the Real Estate as requested by Agent and conducted by an environmental consulting firm reasonably acceptable to Agent.

11.1.19.   Capital Structure. Agent shall have determined that the capital structure of each of (i) Parent (for Parent's consolidated domestic operations) and (ii) Parent and its Domestic Subsidiaries and Foreign Subsidiaries, including the terms of any additional debt capital that is to be arranged concurrently with or prior to the Closing Date and the legal documentation related thereto are reasonably satisfactory to Agent.

11.2.   Conditions Precedent to All Credit Extensions

. The obligations of the Lenders to fund any Loans or otherwise extend any credit to or for the benefit of Borrowers and of the Issuing Bank to issue each Letter of Credit is subject to the following conditions precedent:

11.2.1.   No Defaults

. No Default or Event of Default exists at the time, or would result from the funding, of any Loan or other extension of credit hereunder.

11.2.2.   Representations and Warranties.

Each of the representations and warranties by an Obligor in any of the Loan Documents (including any representations and warranties in any certificate furnished at any time in connection herewith) are true and correct in all material respects on and as of the date of each extension of credit hereunder (except for those representations or warranties which expressly relate to an earlier date).

11.2.3.   No Litigation

. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

11.2.4.   No Material Adverse Effect

. No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect since December 31, 2004.

11.2.5.   Borrowing Base Certificate

. Agent shall have received the Borrowing Base Certificate then required to be delivered pursuant to Section 8.6, including, with respect to the initial Borrowing made on the Closing Date only, a Borrowing Base Certificate dated as of the most recent week-end preceding the Closing Date.

11.2.6.   LC Conditions

. With respect to the issuance of any Letter of Credit after the Closing Date, each of the LC Conditions is satisfied.

11.3   Inapplicability of Conditions

. None of the conditions precedent set forth in Sections 11.1 or 11.2 shall be conditions to the obligation of (i) each Participating Lender to make payments to Issuing Bank pursuant to Section 2.3.2, (ii) each Lender to deposit with Agent such Lender's Pro Rata share of a Borrowing in accordance with Section 4.1.2, (iii) each Lender to fund its Pro Rata share of a Revolver Loan to repay outstanding Swingline Loans to BofA as provided in Section 4.1.3(ii), (iv) each Lender to pay any amount payable to Agent or any other Lender pursuant to this Agreement or (v) Agent to pay any amount payable to any Lender pursuant to this Agreement.

11.4   Limited Waiver of Conditions Precedent

. If Lenders shall make any Loan or otherwise extend any credit to Borrowers under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Agent or Lenders) unless Agent, with the prior written consent of the Required Lenders, in writing waives the satisfaction of any condition precedent, in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver, the funding of such Loan or other extension of credit shall not operate as a waiver of the right of Agent and Lenders to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrowers.

section 12.   EVENTS OF DEFAULT; REMEDIES ON DEFAULT

12.1.   Events of Default

. The occurrence or existence of any one or more of the following events or conditions shall constitute an "Event of Default" (each of which Events of Default shall be deemed to exist unless and until waived by Agent and Lenders in accordance with the provisions of Section 13.9):

12.1.1.   Payment of Obligations

. Borrowers shall (i) fail to pay any principal on any Loan or LC Obligation on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), or (ii) fail to pay any interest on any Loan or LC Obligation within 3 Business Days after the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), or (iii) within 5 Business Days after the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), fail to pay any other Obligations.

12.1.2.   Misrepresentations

. Any representation, warranty or other written statement to Agent or any Lender by or on behalf of any Obligor, whether made in or furnished in compliance with or in reference to any of the Loan Documents (including any representation made in any Borrowing Base Certificate), proves to have been incorrect in any material respect when made or furnished or when reaffirmed pursuant to Section 9.2.

12.1.3.   Breach of Specific Covenants

. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in (i) Sections 7.6, 8.1.1, 8.1.2, 8.2.4, 8.2.5, 8.2.6, 10.1.1, 10.1.6, 10.1.11, 10.2 or 10.3 on the date that such Borrower is required to perform, keep or observe such covenant, or (ii) Section 8.6 with respect to Borrowers' obligation to deliver Borrowing Base Certificates under Section 8.6 and Sections 10.1.3(i) through (iv) and Section 10.1.5 with respect to Borrowers' obligation to deliver financial information under Sections 10.1.3(i) through (iv) and Section 10.1.5, and such failure under clause (ii) hereof shall remain unremedied (a) with respect to Section 8.6 (during any period in which Borrowing Base Certificates are deliverable daily), 1 Business Day after Agent shall have given Borrower Representative notice thereof, on more than 3 occasions during any 30 day period and (b) with respect to Section 8.6 (during a period in which Borrowing Base Certificates are deliverable less frequently) and Sections 10.1.3(i) through (iv) and Section 10.1.5, 3 Business Days after Agent shall have given Borrower Representative notice thereof.

12.1.4.   Breach of Other Covenants

. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement or any other Loan Document (other than a covenant which is dealt with specifically elsewhere in Section 12.1) and the breach of such other covenant is not cured to Agent's and the Required Lender's satisfaction within 30 days after Agent shall have given Borrower Representative notice thereof.

12.1.5.   Other Defaults

. (i) There shall occur any default or event of default on the part of any Obligor under any agreement, document or instrument to which such Obligor is a party or by which such Obligor or any of its Properties is bound, creating or relating to any Debt (including the Convertible Notes but excluding the Obligations and the Senior Notes) in excess of $10,000,000 if (after giving effect to the expiration of any grace period set forth therein) the payment or maturity of such Debt may be accelerated in consequence of such default or event of default or demand for payment of such Debt may be made; or (ii) the Senior Notes shall not have been paid in full (but an Approved Escrow shall have been established) and any holder of the Senior Notes shall have commenced an enforcement action against any Consolidated Group Member; or (iii) the Senior Notes shall not have been paid in full (and no Approved Escrow shall have been established) and a default shall occur under the Senior Notes (after giving effect to the expiration of any grace period set forth therein).

12.1.6.   Insolvency Proceeding

. Any Insolvency Proceeding shall be voluntarily commenced by any Obligor; in connection with any such Insolvency Proceeding an interim trustee is appointed to take possession all or a substantial portion of the Properties of such Obligor or to operate all or any substantial portion of the business of such Obligor or an order for relief shall have been issued or entered in connection with such Insolvency Proceeding; or any Obligor shall make a general assignment for the benefit of creditors.

12.1.7.   Involuntary Insolvency Proceeding

. Any Insolvency Proceeding is commenced against any Obligor and any of the following events occur: such Obligor takes corporate action to consent to the institution of the Insolvency Proceeding against it, the petition commencing the Insolvency Proceeding is not timely controverted by such Obligor, the petition commencing the Insolvency Proceeding is not dismissed within 60 days after the date of the filing thereof (provided that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Loans or otherwise extend credit to or for the benefit of Borrowers hereunder).

12.1.8.   Business Disruption; Condemnation

. There shall occur a cessation of a substantial part of the business of any one or more Obligors for a period which may be reasonably expected to have a Material Adverse Effect; or any substantial portion of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation.

12.1.9.   ERISA

. A Reportable Event shall occur which Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower, any Subsidiary or any Obligor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower's, such Subsidiary's or such Obligor's complete or partial withdrawal from such Multiemployer Plan, and, with respect to any of the events described above, in the reasonable judgment of Agent, has a Material Adverse Effect.

12.1.10.   Challenge to or Insufficiency of Loan Documents

. (i) Any Obligor or any of its Affiliates shall challenge or contest (or support the challenge or contest of others) in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent, or (ii) any of the Loan Documents ceases to be in full force or effect for any reason other than releases by Agent of Liens in certain Collateral to the extent expressly authorized by this Agreement or a full or partial waiver or release by Agent and Lenders in accordance with the terms thereof.

12.1.11.   Judgment

. One or more judgments or orders for the payment of money in an amount that exceeds, individually or in the aggregate, $5,000,000 shall be entered against any Borrower or any other Obligor and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (iii) results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien.

12.1.12.   Repudiation of or Default Under Guaranty

. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder.

12.1.13.   Criminal Forfeiture

. Any Obligor (or any of its Senior Officers) is criminally indicted or convicted for (i) a felony committed in the conducted of the business of such Obligor or (ii) any state or federal law (including the Controlled Substances Act, the Money Laundering Control Act of 1986, and the Illegal Exportation of War Materials Act) that could lead to a forfeiture of any material (as determined by Agent in the exercise of its discretion) Collateral.

12.1.14.   Change of Control.

A Change of Control shall occur.

12.2.   Acceleration of Obligations; Termination of Commitments

. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement upon or at any time after the occurrence of an Event of Default (other than pursuant to Sections 12.1.6 and Section 12.1.7) and for so long as such Event of Default shall exist, Agent may with the consent of the Required Lenders or upon receipt of written instructions to do so from the Required Lenders, shall (a) declare the principal of and any accrued interest on the Loans and all other Obligations owing under any of the Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives), forthwith due and payable and Borrowers shall forthwith pay to Agent the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys' fees and court costs if such principal and interest are collected by or through an attorney-at-law and (b) terminate the Revolver Commitments; provided, however, that upon the occurrence of an Event of Default specified in Section 12.1.6, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent to or upon any Borrower or any other Obligor and the Revolver Commitments shall automatically terminate as if terminated by Agent pursuant to Section 6.2.1 and with the effects specified in Section 6.2.4.

12.3.   Other Remedies

. Upon and after the occurrence of an Event of Default and for so long as such Event of Default shall exist, Agent may in its discretion (and, upon receipt of written direction of the Required Lenders, shall) institute any Enforcement Action and exercise from time to time the following rights and remedies:

12.3.1.   All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Agent may be entitled under any of the Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

12.3.2.   The right to collect all amounts at any time payable to a Borrower from any Account Debtor or other Person at any time indebted to such Borrower.

12.3.3.   The right to take immediate possession of any of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be owned or leased by a Borrower, then such Borrower agrees not to charge Agent for storage of any Collateral therein).

12.3.4.   The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as Agent, in its discretion, may deem advisable. Each Borrower agrees that any requirement of notice to any Borrower or any other Obligor of any proposed public or private sale or other disposition of Collateral by Agent shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's or any other Obligor's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Extraordinary Expenses incurred by Agent and then to the remainder of the Obligations as specified in Section 5.6.1.

12.3.5.   The right to obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of the Collateral and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.

12.3.6.   The right to exercise all of Agent's remedies under the Mortgages with respect to any Real Estate.

12.3.7.   The right to require Borrowers to Cash Collateralize outstanding Letters of Credit, and, if Borrowers fail promptly to make such deposit, Lenders may (and shall upon the direction of the Required Lenders) advance such amount as a Revolver Loan (whether or not an Out-of-Formula Condition exists or is created thereby or the Commitments have been terminated). Any such deposit or advance shall be held by Agent in the Cash Collateral Account to fund future payments on any Letter of Credit. When all Letters of Credit have been drawn upon or expired, any amounts remaining in the Cash Collateral Account shall be applied against any outstanding Obligations, or, after Full Payment of all Obligations, returned to Borrowers.

12.3.8.   Upon and after the occurrence of an Event of Default and for so long as such Event of Default shall exist, the right of Agent to exercise any option to purchase the building, improvements and Equipment that are leased by Parent from the Pleasants County Development Authority in Willow Island, West Virginia (to the extent that such Collateral is a component of the Borrowing Base).

Agent is hereby granted a non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Obligor or any other Person) any or all of each Borrower's Intellectual Property and all of each Borrower's computer hardware and software trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any Property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit so long as such Event of Default shall exist.

12.4   Setoff

. In addition to any Liens granted under any of the Loan Documents and any rights now or hereafter available under Applicable Law, Agent and each Lender (and each of their respective Affiliates) is hereby authorized by Borrowers at any time that an Event of Default exists, without notice to Borrowers or any other Person (any such notice being hereby expressly waived), to set off and to appropriate and apply any and all deposits, general or special (including certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by such Lender or any of their Affiliates to or for the credit or the account of any Borrower against and on account of the Obligations of Borrowers arising under the Loan Documents to Agent, such Lender or any of their Affiliates, including all Loans and LC Obligations and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Agent or such Lender shall have made any demand hereunder, (ii) Agent, at the request or with the consent of the Required Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate. Notwithstanding the foregoing, each of Agent and Lenders agree with each other that it shall not, without the express consent of the Required Lenders, and that it shall (to the extent that it is lawfully entitled to do so) upon the request of the Required Lenders, exercise its setoff rights hereunder against any accounts of any Borrower now or hereafter maintained with Agent, such Lender or any Affiliate of any of them, but no Borrower shall have any claim or cause of action against Agent or any Lender for any setoff made without the consent of the Required Lenders and the validity of any such setoff shall not be impaired by the absence of such consent. If any party (or its Affiliate) exercises the right of setoff provided for hereunder, such party shall be obligated to share any such setoff in the manner and to the extent required by Section 13.5.

12.5   Remedies Cumulative; No Waiver.

12.5.1.   All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement, the other Loan Documents, or any other agreement between Agent or any Lender and any Obligor, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The rights and remedies of Agent and Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies that Agent or any Lender would otherwise have.

12.5.2.   The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of any of the Loan Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the Loan Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Agent and Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent or such Lender and directed to Borrowers.

12.5.3.   If Agent or any Lender shall accept performance by a Borrower, in whole or in part, of any obligation that such Borrower is required by any of the Loan Documents to perform only when a Default or Event of Default exists, or if Agent or any Lender shall exercise any right or remedy under any of the Loan Documents that may not be exercised other than when a Default or Event of Default exists, Agent's or Lender's acceptance of such performance by a Borrower or Agent's or Lender's exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Agent or any Lender of any other right or remedy, unless otherwise expressly agreed in writing by Agent or such Lender, as the case may be.

section 13   AGENT

13.1   Appointment, Authority and Duties of Agent.

13.1.1.   Each Lender hereby irrevocably appoints and designates BofA as Agent to act as herein specified. Agent may, and each Lender by its acceptance of a Note and becoming a party to this Agreement shall be deemed irrevocably to have authorized Agent to, enter into all Loan Documents to which Agent is or is intended to be a party and all amendments hereto and all Security Documents at any time executed by any Obligor, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this Section 13, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender agrees that any action taken by Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents; (b) execute and deliver as Agent each Loan Document and accept delivery of each such agreement by any Obligor or any other Person; (c) act as collateral agent for Secured Parties for purposes of the perfection of all security interests and Liens created by this Agreement or the Security Documents and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided that Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for Agent and the other Lenders for purposes of the perfection of all security interests and Liens with respect to a Borrower's Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (d) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; and (e) except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, exercise all remedies given to Agent with respect to any of the Collateral under the Loan Documents relating thereto and Applicable Law. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship with any Lender (or any Lender's participants). Unless and until its authority to do so is revoked in writing by Required Lenders, Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory (basing such determination in each case upon the meanings given to such terms in Section 1), or whether to impose or release any reserve, and to exercise its own credit judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from any liability to Lenders or any other Person for any errors in judgment.

13.1.2.   Agent (which term, as used in this sentence, shall include reference to Agent's officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of Agent's Affiliates) shall not: (a) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents or (b) be required to take, initiate or conduct any Enforcement Action (including any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents) except to the extent directed to do so by the Required Lenders during the continuance of any Event of Default. The conferral upon Agent of any right hereunder shall not imply a duty on Agent's part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.

13.1.3.   Agent may perform any of its duties by or through its agents and employees and may employ one or more Agent Professionals and shall not be responsible for the negligence or misconduct of any such Agent Professionals selected by it with reasonable care. Each Lender agrees promptly to pay to Agent, on demand, such Lender's Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by Borrowers to Agent.

13.1.4.   The rights, remedies, powers and privileges conferred upon Agent hereunder and under the other Loan Documents may be exercised by Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law. If Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any of the Loan Documents pursuant to or in accordance with the instructions of the Required Lenders except for Agent's own gross negligence or willful misconduct in connection with any action taken by it. Notwithstanding anything to the contrary contained in this Agreement, Agent shall not be required to take any action that is in its opinion contrary to Applicable Law or the terms of any of the Loan Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability.

13.1.5.   Agent shall promptly, upon receipt thereof, forward to each Lender (i) copies of any significant written notices, reports, certificates and other information received by Agent from any Obligor and (ii) copies of the results of any field audits or other examinations made or prepared by or on behalf of Agent in accordance with Section 10.1.1 with respect to Borrowers or the Collateral (each, a "Report" and collectively, "Reports").

13.2   Agreements Regarding Collateral and Examination Reports.

13.2.1.   Lenders hereby irrevocably authorize Agent to release any Lien with respect to any Collateral (i) upon the termination of the Commitments and Full Payment of the Obligations, (ii) that is the subject of an Asset Disposition which Borrower Representative certifies in writing to Agent is a Permitted Asset Disposition (and Agent may rely conclusively on any such certificate without further inquiry), (iii) other releases of Collateral the fair market value of which does not exceed, as to all such Collateral, the lesser of $10,000,000 or ten percent of the aggregate Commitments on such date, in the aggregate during any Fiscal Year, and (iv) with the written consent of all Lenders. Agent agrees to take action reasonably requested by Borrowers to evidence the release of its Lien on any assets sold or transferred pursuant to a Permitted Asset Disposition. Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by a Borrower or is cared for, protected or insured or has been encumbered, or that Agent's Liens have been properly, sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.

13.2.2.   Agent and Lenders each hereby appoints each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, in accordance with the UCC or any other Applicable Law, can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent's instructions.

13.2.3.   Each Lender agrees that neither BofA nor Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any such Report; agrees that the Reports are not intended to be comprehensive audits or examinations and that BofA or Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers' books and records as well as upon representations of Borrowers' officers and employees; agrees to keep all Reports confidential and strictly for its internal use and not to distribute the Reports (or the contents thereof) to any Person (except to its Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any other manner; and, without limiting the generality of any other indemnification contained herein, agrees to hold Agent and any other Person preparing a Report harmless from any action that the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or its purchase of, a loan or loans of any Obligor, and to pay and protect, and indemnify, defend and hold Agent and each other such Person preparing a Report harmless from and against all claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys' fees) incurred by Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or any part of any Report through the indemnifying Lender.

13.3.   Reliance By Agent

. Agent shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of Agent Professionals selected by Agent. Without limiting the generality of the foregoing, Agent may rely upon any Notice of Borrowing, LC Request, Notice of Conversion/Continuation or any similar notice or request believed by Agent to be genuine. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.

13.4.   Action Upon Default

. Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or any or all Borrowers specifying the occurrence and nature of such Default or Event of Default. If Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, Agent shall promptly notify Lenders in writing and Agent shall take such action and assert such rights under this Agreement and the other Loan Documents, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct from time to time. If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify Agent and the other Lenders in writing. As provided in Section 13.3, Agent shall not be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence in connection with any action taken by it. Before directing Agent to take or refrain from taking any action or asserting any rights or remedies under this Agreement and the other Loan Documents on account of any Event of Default, the Required Lenders shall consult with and seek the advice of (but without having to obtain the consent of) each other Lender, and promptly after directing Agent to take or refrain from taking any such action or asserting any such rights, the Required Lenders will so advise each other Lender of the action taken or refrained from being taken and, upon request of any Lender, will supply information concerning actions taken or not taken. In no event shall the Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents or with the written consent of Agent and the Required Lenders, it will not take any legal action or institute any action or proceeding against any Obligor with respect to any of the Obligations or Collateral or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by Agent and the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 13.4 or elsewhere in this Agreement, each Lender shall be authorized to take such action to preserve or enforce its rights against any Obligor where a deadline or limitation period is otherwise applicable and would, absent the taken of specified action, bar the enforcement of Obligations held by such Lender against such Obligor, including the filing of proofs of claim in any Insolvency Proceeding.

13.5   Ratable Sharing

. If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Obligation of Borrowers (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

13.6.   Indemnification of Agent Indemnitees.

13.6.1.   Each Lender agrees to indemnify and defend the Agent Indemnitees (to the extent not reimbursed by Borrowers, but without limiting the indemnification obligations of Obligors under any of the Loan Documents), on a Pro Rata basis, and to hold each of the Agent Indemnitees harmless from and against, any and all Claims which may be imposed on, incurred by or asserted against any of the Agent Indemnitees in any way related to or arising out of any of the Loan Documents or referred to herein or therein or the transactions contemplated thereby (including the costs and expenses which Borrowers are obligated to pay under Section 15.2 or amounts Agent may be called upon to pay in connection with any lockbox or Dominion Account arrangement contemplated hereby or under any indemnity, guaranty or other assurance of payment or performance given by Agent pursuant to Section 3.4.2 or the enforcement of any of the terms of any Loan Documents.

13.6.2.   Without limiting the generality of the foregoing provisions of this Section 13.6, if Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from any Borrower or any other Obligor as the result of any transaction under the Loan Documents, then in such event any monies paid by Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by Agent in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender's Pro Rata share.

13.6.3.   Without limiting the generality of the foregoing provisions of this Section 13.6, if at any time (whether prior to or after the Commitment Termination Date) any action or proceeding shall be brought against any of the Agent Indemnitees by an Obligor or by any other Person claiming by, through or under an Obligor, to recover damages for any act taken or omitted by Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of Agent against any Obligor, any Account Debtor, the Collateral or with respect to any Loans, or to obtain any other relief of any kind on account of any transaction involving any Agent Indemnitees under or in relation to any of the Loan Documents, each Lender agrees to indemnify, defend and hold the Agent Indemnitees harmless with respect thereto and to pay to the Agent Indemnitees such Lender's Pro Rata share of such amount as any of the Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Agent Indemnitees, including all interest and costs assessed against any of the Agent Indemnitees in defending or compromising such action, together with attorneys' fees and other legal expenses paid or incurred by the Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Agent Indemnitee. In Agent's discretion, Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

13.7   Limitation on Responsibilities of Agent

. Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances to its satisfaction from Lenders of their indemnification obligations under Section 13.6 against any and all indemnified Claims which may be incurred by Agent by reason of taking or continuing to take any such action. Agent shall not be liable to Lenders for any action taken or omitted to be taken under or in connection with this Agreement or the other Loan Documents except as a result and to the extent of losses caused by the Agent's actual gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or breach by any Obligor or any Lender of its obligations under this Agreement or any of the other Loan Documents. Agent does not make to Lenders, and no Lender makes to Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Obligations, the Collateral, the Loan Documents or any Obligor. Neither Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to Lenders, and no Lender nor any of its agents, attorneys or employees shall be responsible to Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties contained in any of the Loan Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Loan Documents; (iii) the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (iv) the validity, enforceability or collectibility of any the Obligations; or (v) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. Neither Agent nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any of the duties or agreements of such Obligor under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents. Agent may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

13.8.   Successor Agent and Co-Agents.

13.8.1.   Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to each Lender and Borrowers. Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Agent which shall be (i) a Lender, (ii) a United States based Affiliate of a Lender, or (iii) a commercial bank that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $200,000,000 and, provided no Event of Default then exists, is reasonably acceptable to Borrowers (and for purposes hereof, any successor to BofA shall be deemed acceptable to Borrowers). If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint, after consultation with Lenders and Borrower Representative, a successor agent from among Lenders. Upon the acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent without further act, deed or conveyance, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in Sections 13.6 and 15.2. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 (including the provisions of Section 13.6) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of BofA shall continue to be Agent hereunder without further act on the part of the parties hereto unless such successor shall resign in accordance with the provisions hereof.

13.8.2.   It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent or otherwise in any jurisdiction. In case of litigation under any of the Loan Documents, or in case Agent deems that by reason of present or future laws of any jurisdiction Agent might be prohibited from exercising any of the powers, rights or remedies granted to Agent or Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, Agent may appoint an additional Person as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies. If Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them. Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by the Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

13.9.   Consents, Amendments and Waivers; Out-of-Formula Loans.

13.9.1.   No amendment or modification of any provision of this Agreement or any of the other Loan Documents, nor any waiver of any Default or Event of Default, shall be effective without the prior written agreement or consent of the Required Lenders; provided, however, that

(i) without the prior written consent of Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents (including Section 3.4 and this Section 13) to the extent such provision relates to the rights, duties, immunities, exculpation, indemnification or discretion of Agent;

(ii) without the prior written consent of Issuing Bank, no amendment or waiver with respect to any of the LC Obligations or the provisions of Sections 2.3, 4.1.3 or 11.2.6 shall be effective;

(iii) without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2) no amendment or waiver shall be effective that would:

(a) release Collateral not required or permitted by Section 13.2.1 or any other Loan Document to be released;

(b) extend the final maturity date of any Loan or the scheduled payment date of any installment of any Loan;

(c) reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon (other than any waiver of the Default Rate), or reduce or extend the time of payment of any fee payable to the Lenders hereunder;

(d) reduce the principal amount of, or increase the amount of any Lender's Commitment;

(e) amend, modify or waive any provision of this Section 13.9;

(f) amend the Loan Agreement to increase the percentages set forth in the definition of "Borrowing Base" or change any of the definitions contained in the definition of "Borrowing Base";

(g) (i) subordinate the payment or performance of the Loans to any other Debt or (ii) subordinate the Lien of Agent in the Collateral to any other Lien in favor of another Person (except for those Permitted Liens that have priority as a matter of law or are permitted under Section 10.2.5(iv), (vii), (xiv) or (xvi)); and

(h) amend the definitions of "Pro Rata" or "Required Lenders."

The making of any Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.

13.9.2.   No Borrower will, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Loan Documents, unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata or other mutually agreed upon basis to all Lenders; provided, however, that Borrowers may contract to pay a fee only to those Lenders who actually vote in writing to approve any waiver or amendment of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that such waiver or amendment may be implemented by vote of the Required Lenders and such waiver or amendment is in fact approved.

13.9.3.   Any request, authority or consent of any Person who, at the time of making such request or giving such a authority or consent, is a Lender, shall be conclusive and binding upon any Transferee of such Lender.

13.9.4.   Unless otherwise directed in writing by the Required Lenders, Agent may require Lenders to honor requests by Borrowers for Out-of-Formula Loans (in which event, and notwithstanding anything to the contrary set forth in Section 2.1.1 or elsewhere in this Agreement, Lenders shall continue to make Revolver Loans up to their Pro Rata share of the Commitments) and to forbear from requiring Borrowers to cure an Out-of-Formula Condition, (1) when no Event of Default exists (or if an Event of Default exists, when the existence of such Event of Default is not known by Agent), if and for so long as (i) such Out-of-Formula Condition does not continue for a period of more than 15 consecutive days, following which no Out-of-Formula Condition exists for at least 15 consecutive days before another Out-of-Formula Condition exists (provided, however, that there shall not be more than 4 of such 15-day Out-of-Formula Condition periods during any single Loan Year), (ii) the amount of the Revolver Loans outstanding at any time does not exceed the aggregate of the Commitments at such time, and (iii) the Out-of-Formula Condition is not known by Agent at the time in question to exceed $10,000,000; and (2) regardless of whether or not an Event of Default exists, if Agent discovers the existence of an Out-of-Formula Condition not previously known by it to exist, but Lenders shall be obligated to continue making such Revolver Loans as directed by Agent only (A) if the amount of the Out-of-Formula Condition is not increased by more than $5,000,000 above the amount determined by Agent to exist on the date of discovery thereof and (B) for a period not to exceed 5 Business Days. In no event shall any Borrower or any other Obligor be deemed to be a beneficiary of this Section 13.9.4 or authorized to enforce any of the provisions of this Section 13.9.4.

13.10.   Due Diligence and Non-Reliance

. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Loans to be made by it hereunder, issue Letters of Credit and purchase participations in the LC Obligations pursuant to Section 2.3.2, and each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or Agent. Each Lender hereby further acknowledges and represents that the other Lenders and Agent have not made any representations or warranties to it concerning any Obligor, any of the Collateral or the legality, validity, sufficiency or enforceability of any of the Loan Documents. Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents. Except for notices, reports and other information expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent's Affiliates.

13.11   Representations and Warranties of Lenders.

Each Lender represents and warrants to each Borrower, Agent and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Loan Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Loan Documents to which it is a party, each of which will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents; and none of the consideration used by it to make or fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

13.12   The Required Lenders

. As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender joined therein. Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall not be deemed to be a beneficiary of, or be entitled to enforce, sue upon or assert as a defense to any of the Obligations, any provisions of this Agreement that requires Agent or any Lender to act, or conditions their authority to act, upon the direction or consent of the Required Lenders; and any action taken by Agent or any Lender that requires the consent or direction of the Required Lenders as a condition to taking such action shall, insofar as Borrowers are concerned, be presumed to have been taken with the requisite consent or direction of the Required Lenders.

13.13.   Several Obligations

. The obligations and Commitment of each Lender under this Agreement and the other Loan Documents are several and neither Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or Commitment hereunder or thereunder. Notwithstanding any liability of Lenders stated to be joint and several to third Persons under any of the Loan Documents, such liability shall be shared, as among Lenders, Pro Rata.

13.14.   Agent in its Individual Capacity

. With respect to its obligation to lend under this Agreement, the Loans made by it and each Note issued to it, Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders," "Required Lenders," or any similar term shall, unless the context clearly otherwise indicates, include Agent in its capacity as a Lender. Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower or any other Obligor, or any Affiliate of any Borrower or any other Obligor, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders. BofA or its Affiliates may receive information regarding any Borrower or any of such Borrower's Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of Borrowers or any of their Affiliates) and Lenders acknowledge that neither Agent nor BofA shall be under any obligation to provide such information to Lenders to the extent acquired by BofA in its individual capacity and not as Agent hereunder.

13.15.   No Third Party Beneficiaries

. This Section 13 (except Sections 13.2.1 and 13.9) is not intended to confer any rights or benefits upon Borrowers or any other Person except Lenders and Agent, and no Person (including any Borrower) other than Lenders and Agent shall have any right to enforce any of the provisions of this Section 13 (except Sections 13.2.1 and 13.9) except as expressly provided in Section 13.17. As between Borrowers and Agent, any action that Agent may take or purport to take on behalf of Lenders under any of the Loan Documents shall be conclusively presumed to have been authorized and approved by Lenders as herein provided.

13.16.   Notice of Transfer

. Agent may deem and treat a Lender party to this Agreement as the owner of such Lender's portion of the Revolver Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received by Agent.

13.17.   Replacement of Certain Lenders

. If a Lender ("Affected Lender") shall have (i) failed to fund its Pro Rata share of any Loan requested (or deemed requested) by Borrowers which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) requested compensation from Borrowers under Section 3.7 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), (iii) delivered a notice pursuant to Section 3.6 claiming that such Lender is unable to extend LIBOR Loans to Borrowers for reasons not generally applicable to the other Lenders, (iv) defaulted in paying or performing any of its obligations to Agent, or (v) failed or refused to give its consent to any amendment, waiver or action for which consent of all of the Lenders is required and in respect of which the Required Lenders have consented, then, in any such case and in addition to any other rights and remedies that Agent, any other Lender or any Borrower may have against such Affected Lender, any Borrower or Agent may make written demand on such Affected Lender (with a copy to Agent in the case of a demand by Borrowers and a copy to Borrowers in the case of a demand by Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within 5 Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Agent, all of such Affected Lender's rights and obligations under this Agreement (including its Commitment and all Loans owing to it) in accordance with Section 14. Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within 5 Business Days after the date of such demand. The Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment (but excluding any prepayment penalty or termination charge). Upon the replacement of any Affected Lender pursuant to this Section 13.17, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Agent in any Collateral and such Affected Lender shall have no further liability to Agent, any Lender or any other Person under any of the Loan Documents (except as provided in Section 13.6 as to events or transactions which occur prior to the replacement of such Affected Lender), including any commitment to make Loans or purchase participations in LC Obligations. Agent shall have the right at any time, but shall not be obligated to, upon written notice to any Lender and with the consent of such Lender (which may be granted or withheld in such Lender's discretion), to purchase for Agent's own account all of such Lender's right, title and interest in and to this Agreement, the other Loan Documents and the Obligations (together with such Lender's interest in the Commitments), for the face amount of the Obligations owed to such Lender (or such greater or lesser amount as Agent and such Lender may mutually agree upon).

13.18.   Remittance of Payments and Collections.

13.18.1.   All payments by any Lender to Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by Agent and such demand is made on the paying Lender after 11:00 a.m. on such Business Day, then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, promptly following Agent's receipt of funds for the account of such Lender and in the type of funds received by Agent; provided, however, that if Agent receives such funds at or prior to 12:00 noon, Agent shall pay such funds to such Lender by 2:00 p.m. on such Business Day, but if Agent receives such funds after 12:00 noon, Agent shall pay such funds to such Lender by 2:00 p.m. on the next Business Day.

13.18.2.   With respect to the payment of any funds from Agent to a Lender or from a Lender to Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Federal Funds Rate. In no event shall Borrowers be entitled to receive any credit for any interest paid by Agent to any Lender, or by any Lender to Agent, at the Federal Funds Rate as provided herein.

13.18.3.   If Agent pays any amount to a Lender in the belief or expectation that a related payment has been or will be received by Agent from an Obligor and such related payment is not received by Agent, then Agent shall be entitled to recover such amount from each Lender that receives such amount. If Agent determines at any time that any amount received by it under this Agreement or any of the other Loan Documents must be returned to an Obligor or paid to any other Person pursuant to any Applicable Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Loan Documents, Agent shall not be required to distribute such amount to any Lender.

13.19.   Hedging Arrangements

. Each Lender shall notify Agent if such Lender or any of its Affiliates enters into a Hedging Agreement with any Borrower within 5 Business Days after consummation of such transaction, and at Agent's request from time to time, shall provide such information as Agent may request regarding such Hedging Agreement, including a mark to market value on each hedging arrangement. If any Lender shall fail to notify Agent of its Hedging Agreement or if requested by Agent, its mark to market value on such hedging arrangement, then amounts owing to such Lender or its Affiliate under such Hedging Agreement shall be paid last in order under Section 5.6.1.

SECTION 14.   BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

14.1.   Successors and Assigns

. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent and Lenders and their respective successors and permitted assigns (which, in the case of Agent, shall include any successor Agent appointed pursuant to Section 13.8), except that (i) no Borrower shall  have the right to assign its rights or delegate performance of any of its obligations under any of the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Loan or holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 14.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Agent. Any assignee or transferee of any rights with respect to any Note or Loan agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of a Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

14.2.   Participations.

14.2.1.   Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions (each a "Participant") a participating interest in any of the Obligations owing to such Lender, any Commitment of such Lender or any other interest of such Lender under any of the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes under the Loan Documents, all amounts payable by Borrowers under this Agreement and any of the Notes shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. If a Lender sells a participation to a Person other than an Affiliate of such Lender, then such Lender shall give prompt written notice thereof to Borrowers and Agent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers consents to the participation sold to Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 5.10 as though such Participant were a Lender.

14.2.2.   Voting Rights

. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than an amendment, modification or waiver with respect to any Loans or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the stated interest rate or the stated rates at which fees are payable with respect to any such Loan or Commitment, postpones the Commitment Termination Date, or any date fixed for any regularly scheduled payment of interest or fees on such Loan or Commitment, or releases all or substantially all of the Collateral other than pursuant to a Permitted Asset Disposition or other transaction permitted under this Agreement.

14.2.3.   Benefit of Set-Off

. Each Borrower agrees that each Participant shall be deemed to have the right of set-off provided in Section 12.4 in respect of its participating interest in amounts owing under the Loan Documents to the same extent and subject to the same requirements under this Agreement (including Section 13.5) as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of set-off provided in Section 12.4 with respect to the amount of participating interests sold to each Participant. Lenders agree to share with each Participant, and each Participant by exercising the right of set-off provided in Section 12.4 agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with Section 13.5 as if each Participant were a Lender.

14.2.4.   Notices

. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent that any such notice may be required, and neither Agent nor any other Lender shall have any obligation, duty or liability to any Participant of any other Lender. Without limiting the generality of the foregoing, neither Agent nor any Lender shall have any obligation to give notices or to provide documents or information to a Participant of another Lender.

14.3.   Assignments.

14.3.1.   Permitted Assignments

. Subject to its compliance with Section 14.3.2, a Lender may, in accordance with Applicable Law, at any time assign to any Eligible Assignee all or any part of its rights and obligations under the Loan Documents, so long as (i) each assignment is of a constant, and not a varying, ratable percentage of all of the transferor Lender's rights and obligations under the Loan Documents with respect to the Loans and the LC Obligations and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000in excess of that amount; (ii) except in the case of an assignment in whole of a Lender's rights and obligations under the Loan Documents or an assignment by one original signatory to this Agreement to another such signatory, immediately after giving effect to any assignment, the aggregate amount of the Commitments retained by the transferor Lender shall in no event be less than $5,000,000 (unless otherwise agreed by Agent in its discretion); and (iii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing contained herein shall limit in any way the right of a Lender to pledge or assign all or any portion of its rights under this Agreement or with respect to any of the Obligations to (x) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, (y) direct or indirect contractual counterparties in swap agreements relating to the Loans, provided that any payment by Borrowers to the assigning Lender in respect of any assigned Obligations in accordance with the terms of this Agreement shall satisfy Borrowers' obligations hereunder in respect of such assigned Obligations to the extent of such payment, and no such assignment or pledge shall release the assigning Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party thereto.

14.3.2.   Effect; Effective Date. Upon (i) delivery to Agent of a notice of assignment substantially in the form attached as Exhibit I hereto, together with any consents required by Section 14.3.1, and (ii) payment of a $2,500 fee to the Agent for processing any assignment to an Eligible Assignee that is not an Affiliate of the transferor Lender, such assignment shall become effective on the effective date specified in such notice of assignment. The Assignment and Acceptance shall contain a representation and warranty by the Eligible Assignee that the assignment evidenced thereby will not result in a non-exempt "prohibited transaction" under Section 406 of ERISA. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and the other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents to the same extent as if it were an original party thereto, and no further consent or action by Borrowers, Lenders or Agent shall be required to release the transferor Lender with respect to the Commitment (or portion thereof) of such Lender and Obligations assigned to such Eligible Assignee. Without limiting the generality of the foregoing, such Eligible Assignee shall be subject to and bound by all of the Loan Documents. Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 14.3, the transferor Lender, Agent and Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. If the transferor Lender shall have assigned all of its interests, rights and obligations under this Agreement pursuant to Section 14.3.1, then (i) such transferor Lender shall no longer have any obligation to indemnify Agent with respect to any transactions, events or occurrences that transpire after the effective date of such assignment, (ii) each Eligible Assignee to which such transferor Lender shall make an assignment shall be responsible to Agent to indemnify Agent in accordance with this Agreement with respect to transactions, events and occurrences transpiring on and after the effective date of such assignment to it, and (iii) the transferor Lender shall continue to be entitled to the benefits of those provisions of the Loan Documents (including indemnities from Obligors) that survive Full Payment of the Obligations.

14.3.3.   Dissemination of Information

. Each Borrower authorizes each Lender and Agent to disclose to any Participant, any Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee"), and any prospective Transferee, any and all information in Agent's or such Lender's possession concerning each Borrower, the Subsidiaries of each Borrower or the Collateral, subject to appropriate confidentiality undertakings on the part of such Transferee.

14.4.   Tax Treatment

. If any interest in any Loan Document is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.10.

SECTION 15.   MISCELLANEOUS

15.1.   Power of Attorney

. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's designee, may, without notice to such Borrower and in either such Borrower's or Agent's name, but at the cost and expense of Borrowers:

15.1.1.   At such time or times as Agent or said designee, in its discretion, may determine, endorse such Borrower's name on any Payment Item or other proceeds of the Collateral (including proceeds of insurance) which come into the possession of Agent or under Agent's control.

15.1.2.   At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of such Borrower upon any Payment Item relating to any Collateral and deposit the same to the account of Agent for application to the Obligations; (viii) endorse the name of such Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Obligor and any other Collateral; (ix) use such Borrower's stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (xi) make and adjust claims under policies of insurance; (xii) sign the name of such Borrower to and file any proof of claim in an Insolvency Proceeding of any Account Debtor and on notices of Liens, claims of mechanic's Liens or assignments or releases of mechanic's Liens securing any Accounts; (xiii) take all action as may be necessary to obtain the payment of any letter of credit or banker's acceptance of which such Borrower is a beneficiary; and (xiv) do all other acts and things necessary, in Agent's determination, to fulfill such Borrower's obligations under any of the Loan Documents.

15.2.   General Indemnity

. Whether or not any of the transactions contemplated by any of the Loan Documents are consummated, each Borrower agrees to indemnify and defend the Indemnitees and hold the Indemnitees harmless from and against any Claims that may be instituted or asserted against or are incurred by any of the Indemnitees. Without limiting the generality of the foregoing, this indemnity shall extend to any Claims instituted or asserted against or incurred by any of the Indemnitees (x) under any Environmental Laws or (y) under any Anti-Terrorism Laws, including any fines assessed against Agent or any Lender by any Governmental Authority as a result of conduct of an Obligor. Additionally, if any intangibles tax, stamp tax or recording tax shall be payable by any party on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such amounts, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith.

15.3.   Survival of and Limitations Upon Indemnities

. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligation of each Borrower and each Lender with respect to each indemnity given by it in this Agreement any shall survive the Full Payment of the Obligations, the termination of any of the Commitments and the resignation of Agent. Notwithstanding anything to the contrary contained in this Agreement, no party shall have any obligation under this Agreement to indemnify an Indemnitee with respect to any Claim to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such Claim resulted from the gross negligence or willful misconduct of such Indemnitee or which constitute indirect, special, consequential or punitive damages.

15.4.   Modification of Agreement

. This Agreement may not be modified, altered or amended, except as provided in Section 13; provided, however, that no consent, written or otherwise, of Borrowers shall be necessary or required in connection with any amendment of any of the provisions of Sections 2.3.2, 4.1.3, 5.6, or 13 (other than Sections 13.2.1, 13.9 and 13.17), or any other provision of this Agreement that affects only the rights, duties and responsibilities of Lenders and Agent as among themselves so long as no such amendment imposes any additional obligations on Borrowers.

15.5.   Severability

. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.6.   Cumulative Effect; Conflict of Terms

. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

15.7.   Counterparts; Facsimile Signatures

. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Loan Documents may be executed by facsimile and the effectiveness of any such Loan Documents and signatures thereon shall, subject to Applicable Law, have the same force and effect as manually signed originals and shall be binding on all parties thereto. Agent may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.

15.8.   Consent

. Whenever the consent of Agent or Lenders (or any combination of Lenders) is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, each party whose consent is required shall be authorized to give or withhold its consent in its discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

15.9.   Notices and Communications.

15.9.1.   Except as otherwise provided in Section 4.1.5, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party on the signature pages hereof (or, in the case of a Person who becomes a Lender after the date hereof, at the address shown on the applicable Assignment and Acceptance by which such Person became a Lender) or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Agent and Borrowers in accordance with the provisions of this Section 15.9.

15.9.2.   Except as otherwise provided in Section 4.1.5, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, 3 Business Days after such communication is deposited in the U.S. Mail, with first-class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents. Notwithstanding the foregoing, no notice to or upon Agent, Issuing Bank or BofA pursuant to Sections 2.3, 3.1.2, 4.1 or 6.2.2 shall be effective until after actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent. Any notice received by Borrower Representative shall be deemed to have been received by all Borrowers.

15.9.3.   Electronic mail and (with the permission of the noticed party) intranet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by Sections 10.1.2 and 10.1.3, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other Loan Documents.

Agent and Lenders shall be authorized to rely and act upon any notices (including telephonic communications) purportedly given by or on behalf of any Borrower even if such notices were made in a manner other than as specified herein, were incomplete or were not preceded or followed by any other form of notice specified or required herein, or the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers jointly and severally agree to indemnify and defend each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by any such Indemnitee on each telephone communication purportedly given by or on behalf of any Borrower.

15.10.   Performance of Borrowers' Obligations

. If any Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Agent may, in its discretion at any time or from time to time, for such Borrower's account and at Borrowers' expense, pay any amount or do any act required of Borrowers hereunder or under any of the other Loan Documents or otherwise lawfully requested by Agent to (i) enforce any of the Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Agent's Liens in any of the Collateral, including the payment of any judgment against any Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien). All payments that Agent may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Agent pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Agent by Borrowers, on demand, with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to without prejudice to Agent's right proceed thereafter as provided herein or in any of the other Loan Documents.

15.11.   Credit Inquiries

. Each Borrower hereby authorizes and permits Agent and Lenders (but Agent and Lenders shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

15.12.   Time of Essence

. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

15.13.   Indulgences Not Waivers

. Agent's or any Lender's failure at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith.

15.14.   Entire Agreement; Exhibits and Schedules

. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties pursuant to any Loan Document, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written, regarding the same subject matter. Each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

15.15.   Interpretation

. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision. The paragraph and section headings are for convenience of reference only and shall not affect the substantive meaning of any provision of this Agreement.

15.16.   Obligations of Lenders Several

. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, association, joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of this Agreement and any of the other Loan Documents and it shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

15.17.   Confidentiality

. Agent and Lenders each agrees to take normal and reasonable precautions to maintain the confidentiality of any information that is delivered or made available by Borrowers to it (including information made available to Agent or any Lender in connection with a visit or investigation by any Person contemplated in Section 10.1.1), for a period of 24 months following the Commitment Termination Date, except that Agent and any Lender may disclose such information (i) to their respective Affiliates and individuals employed or retained by Agent or such Lender who are or are expected to become engaged in evaluating, approving, structuring, administering or otherwise giving professional advice with respect to any of the Loans or Collateral, including any of their respective legal counsel, auditors or other professional advisors; (ii) to any party to this Agreement from time to time or any Participant, (iii) pursuant the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or other Governmental Authority having jurisdiction over Agent or such Lender or in accordance with Agent's or Lender's regulatory compliance policies, (v) which has ceased to be confidential other than by an act or omission of Agent or any Lender except as permitted herein or which becomes available to Agent or any Lender on a nonconfidential basis from a source other than Obligors, (vi) to the extent reasonably required in connection with any litigation (with respect to any of the Loan Documents or any of the transactions contemplated thereby) to which Agent, any Lender or their respective Affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedies hereunder, (viii) to any actual or proposed Participant, Assignee, counterparty or advisors to any swap or derivative transactions relating to Obligors and the Obligations, or any other Transferee of all or part of a Lender's rights hereunder so long as such Person has agreed in writing to be bound by the provisions of this Section, (ix) to the National Association of Insurance Commissioners or any similar organization or to any nationally recognized rating agency that requires access to information about a Lender's portfolio in connection with ratings issued with respect to such Lender, (x) to the extent required (on the advice of Agent's or such Lender's counsel) by Applicable Law, or (xi) with the consent of Borrowers.

15.18.   Certifications Regarding Indentures.

Each Borrower hereby certifies to Agent and Lenders that neither the execution or performance of this Agreement by Borrowers nor the incurrence of any Debt pursuant to the terms of this Agreement or any of the other Loan Documents violates any of the Senior Note Documents or Convertible Note Documents. Each Borrower further certifies to Agent and Lenders that all Loans collectively constitute "Senior Indebtedness" under each of the Senior Note Documents and Convertible Note Documents.

15.19.   Governing Law.

This Agreement has been negotiated, executed and delivered, and shall be deemed to have been made, in New York, New York and shall be governed by and construed in accordance with the internal laws (but without regard to conflict of law principles) of the State of New York, New York, but giving effect to federal laws relating to national banks.

15.20.   Consent to Forum; Arbitration.

Each Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Southern District of New York or in any New York state or superior court sitting in New York County, New York, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents and each Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Borrower or with respect to any Collateral in the courts of any other jurisdiction. Any judicial proceeding commenced by any Borrower against Agent, BofA, any Lender or any holder of any of the Obligations, or any Affiliate of Agent, BofA, any Lender or any holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States federal court sitting in or with direct jurisdiction over the Southern District of New York, or in any New York state or superior court sitting in New York County, New York. Nothing in this Agreement shall be deemed to preclude the enforcement by Agent of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

15.21.   No Fiduciary Obligation

. Each Borrower acknowledges and agrees that in connection with all aspects of each transaction contemplated by this Agreement, Borrowers and BofA and any Affiliate through which BofA may be acting, including, Banc of America Securities LLC (each, a "Transaction Affiliate") have an arms-length business relationship that creates no fiduciary duty on the part of BofA or any Transaction Affiliate and each Borrower expressly disclaims any fiduciary relationship.

15.22.   Quebec Collateral

For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec between each Lender, taken individually, on the one hand, and the Agent, on the other hand, each Obligor granting a Lien (hypothec) to the Agent under the Civil Code of Quebec and each such Lender acknowledge and agree with the Agent that such Lender and the Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all indebtedness, liabilities and other obligations, present and future, owed by each such Obligor to the Agent and such Lender hereunder and under the other Loan Documents (collectively, the "Solidary Claim") and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Obligor is irrevocably bound towards the Agent and each Lender in respect of the entire Solidary Claim of the Agent and such Lender. As a result of the foregoing, the parties hereto acknowledge that the Agent and each Lender shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Lender and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Agent, as solidary creditor with each Lender, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Loan Documents shall be granted to the Agent, for its own benefit and for the benefit of the Lenders, as solidary creditor as hereinabove set forth.

For purposes of any Collateral located in Quebec or charged by any deed of hypothec, "personal property" shall be deemed to include "movable property", "security interest" shall be deemed to include a "hypothec" and "UCC" shall be deemed to include "the Civil Code of Quebec".

15.23.   Waivers by Borrowers

. To the fullest extent permitted by Applicable Law, each Borrower waives (i) the right to trial by jury (which Agent and each Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Agent may do in this regard; (iii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of Agent's remedies; (iv) the benefit of all valuation, appraisement and exemption laws; (v) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in respect of any claim for breach of contract or any other theory of liability arising out of, or the taking of any Enforcement Action; or related to any of the Loan Documents, any transaction thereunder or the use of the proceeds of any Loans; and (vi) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent's and Lender's entering into this Agreement and that Agent and Lenders are relying upon the foregoing waivers in its future dealings with Borrowers. Each Borrower warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the day and year specified at the beginning of this Agreement.
ATTEST: /s/ Robert F. Wrobel Robert F. Wrobel Secretary

BORROWERS:

ALPHARMA INC.

By:    /s/ Matthew T. Farrell
Matthew T. Farrell
Title: Executive Vice President, Finance
& Chief Financial Officer
Address: One Executive Drive
Fort Lee, NJ 07024
Attention: Chief Legal Officer
Telecopier No.: (201) 592-1481

ATTEST: /s/ Robert F. Wrobel Robert F. Wrobel Secretary

ALPHARMA OPERATING CORPORATION

By: /s/ Matthew T. Farrell
Matthew T. Farrell
Title: President
Address: One Executive Drive
Fort Lee, NJ 07024
Attention: Chief Legal Officer
Telecopier No.: (201) 592-1481

ATTEST: /s/ Robert F. Wrobel Robert F. Wrobel Secretary

ALPHARMA USPD INC.

By: /s/ Frederick J. Lynch
Frederick J. Lynch
Title: President & Chief Executive Officer
Address: One Executive Drive
Fort Lee, NJ 07024
Attention: Chief Legal Officer
Telecopier No.: (201) 592-1481

ATTEST: /s/ Robert F. Wrobel Robert F. Wrobel Secretary	Alpharma U.S. Inc. By: /s/ Matthew T. Farrell Matthew T. Farrell Title: President Address: One Executive Drive Fort Lee, NJ 07024 Attention: Chief Legal Officer Telecopier No.: (201) 592-1481
ATTEST: __/s/ Robert F. Wrobel _____________ Robert F. Wrobel Secretary

G.F. Reilly Company

By: /s/ Matthew T. Farrell
Matthew T. Farrell
Title: President & Chief Executive Officer
Address: One Executive Drive
Fort Lee, NJ 07024
Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: ____/s/ Robert F. Wrobel ___________ Robert F. Wrobel Secretary

Parmed Pharmaceuticals, Inc.

By: /s/ Frederick J. Lynch

Frederick J. Lynch

Title: President & Chief Executive Officer

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: _/s/ Christopher J.N. Towner_________ Christopher J.N. Towner Secretary

Alpharma Euro Holdings Inc.

By: /s/ Einar Thorstensen_________

Einar Thorstensen

Title: President

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: _/s/ Christopher J.N. Towner_________ Christopher J.N. Towner Secretary

Alpharma (Bermuda) Inc.

By: /s/ Einar Thorstensen_________

Einar Thorstensen

Title: President

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: _/s/ Christopher J.N. Towner_________ Christopher J.N. Towner Secretary

Alpharma USHP Inc.

By: By: __/s/ Einar Thorstensen_______

Einar Thorstensen

Title: President

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: ___/s/ Robert F. Wrobel _____________ Robert F. Wrobel Secretary

Alpharma Animal Health Company

By: /s/ Carol Wrenn ______

Carol Wrenn

Title: President

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: __/s/ Robert F. Wrobel ______________ Robert F. Wrobel Secretary

Mikjan Corporation

By: /s/ Matthew T. Farrell

Matthew T. Farrell

Title: President & Chief Executive Officer

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: _/s/ Christopher J.N. Towner_________ Christopher J.N. Towner Secretary

Alpharma Holdings Inc.

By: /s/ Einar Thorstensen_________

Einar Thorstensen

Title: President

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: _/s/ Christopher J.N. Towner_________ Christopher J.N. Towner Secretary

Alpharma Pharmaceuticals Inc.

By: /s/ Einar Thorstensen_________

Einar Thorstensen

Title: President
Address: One Executive Drive
Fort Lee, NJ 07024_________
Attention: Chief Legal Officer
Telecopier No.: (201) 592-1481

ATTEST: __/s/ Robert F. Wrobel ______________ Robert F. Wrobel Secretary

Purepac Pharmaceutical Holdings, Inc.

By: ___/s/ Frederick J. Lynch_________

Frederick J. Lynch

Title: President & Chief Executive Officer

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: __/s/ Robert F. Wrobel ______________ Robert F. Wrobel Secretary

Alpharma Branded Products Division Inc.

By: /s/ Ronald Warner

Ronald Warner

Title: President & Chief Executive Officer

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: ___/s/ Robert F. Wrobel _____________ Robert F. Wrobel Secretary

Purepac Pharmaceutical Co.

By: /s/ Frederick J. Lynch

Frederick J. Lynch

Title: President & Chief Executive Officer

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

ATTEST: _/s/ Robert F. Wrobel_______________ Robert F. Wrobel Secretary

Alpharma Investment Inc.

By: /s/ Matthew T. Farrell

Matthew T. Farrell

Title: President & Chief Executive Officer

Address: One Executive Drive

Fort Lee, NJ 07024_________

Attention: Chief Legal Officer

Telecopier No.: (201) 592-1481

Revolver Commitment: $175,000,000.00 Term Loan Commitment: $35,000,000.00

LENDER:

BANK OF AMERICA, N.A., as a Lender and Issuing Bank

By: /s/ John M. Olsen

Title: Vice President

LIBOR Lending Office:

Address:

Suite 800, 300 Galleria Parkway, N.W.

Atlanta, Georgia 30339

Attention: Office Head

Telecopier No.: (770) 859-2483

AGENT:

BANK OF AMERICA, N.A.,

As Agent

By: /s/ John M. Olsen

Title: Vice President

Address:

Suite 800, 300 Galleria Parkway, N.W.

Atlanta, Georgia 30339

Attention: Office Head

Telecopier No.: (770) 859-2483